UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Cigna Corporation
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Cigna’s Environmental, Social and Governance Framework

Cigna Connects, our environmental, social and governance approach, is structured around four pillars that underscore our mission to improve the health, well-being, and peace of mind of those we serve. We drive action through this framework to demonstrate our commitment to serving as a leader and steward of a well-functioning ecosystem of health because it is the backbone of society. This sense of responsibility guides us in our multi-dimensional value creation strategy and in meeting the needs of our many stakeholders.

HEALTHY ENVIRONMENT

We believe that responsible environmental stewardship can improve health and well-being and also makes sound business sense. We strive to identify new efficiencies and make strategic investments that reduce our environmental impacts and our operating costs.

- **Climate Change and Emissions:** Cigna participates in and supports discussions about climate change, specifically the connection between planetary health and human health and the link between climate change and resource scarcity.
- **Sustainable Operations:** After achieving our 2020 environmental targets within our domestic legacy Cigna portfolio, we set new next generation environmental targets that provide the company with a path to support long-term decarbonization of operations; procurement of renewable energy; reduced water consumption at high-risk and high-priority sites; and reduced waste and increased landfill diversion rates.

HEALTHY SOCIETY

We work to make health care better for all. Building a sustainable health care system involves understanding social determinants of health, lowering health risks, fostering health equity, improving health status and promoting preventive health interventions.

- **Sustainable Health Care Systems:** Cigna believes that all individuals should have access to high quality and affordable health care and we are committed to playing a part in fostering an ecosystem of health that sustains future generations. We demonstrate this commitment though such efforts as supporting our customers and clients through the global COVID-19 pandemic, through increasing access and availability to health care, and through driving insights to help make the health care system more predictable and simple.
- **Health Equity:** Our mission at Cigna is to ensure that all people have the opportunity to achieve their full health potential regardless of social, economic or environmental circumstances. To this end, we’re striving to collaborate with providers to integrate health equity and social determinants of health into value-based reimbursement models and address the root causes of health disparities through innovative and measurable interventions that are impactful and scalable.
- **Community Resilience:** Every day, Cigna works to make a difference in the health of our communities and create a better future. Our charitable giving philosophy focuses on socioeconomic status, education, neighborhood and physical environment, employment, and social support networks, as well as access to health care. Our philanthropy goes beyond financial contributions to include employee engagement, volunteer activities, and community involvement.
- **Product Service & Quality:** Cigna’s portfolio of offerings solve diverse challenges across the health care system. We offer a differentiated set of pharmacy, medical, behavioral, dental and supplemental products and services. Our employees are champions for the people we serve, helping individuals and families thrive by offering solutions to prevent and better manage health challenges. When sickness occurs, we support our customers by offering broad choices to help them best access high quality, affordable, whole person care.

HEALTHY WORKFORCE

We believe that employers are the cornerstone of the health care system, and we strive to be a model of how employers can play a role of improving health within our own company. Our employees are dedicated to delivering results every day toward the advancement of health care and Cigna is responsible for their health, well-being and peace of mind.

- **Human Capital Development:** We strongly believe that investing in our people is one of the most important decisions we can make as a company. Our focus on human capital management fosters the growth and development of our people and is essential to achieving our mission and business growth strategies.
- **Employee Health, Safety and Well-Being:** Ensuring our employees have comprehensive health and well-being benefits is not only the right thing to do, it is a critical business imperative for our company. Our enterprise well-being strategy includes a supportive work environment and culture of health and safety; connects employees to a comprehensive set of solutions for healthy lifestyle behavior change; and drives personal engagement with healthy choices using a whole-person health approach. Cigna is also continuing to protect employees during the COVID-19 pandemic by ensuring safe, flexible work environments.
- **Diversity, Equity, and Inclusion:** Our Diversity, Equity and Inclusion (DEI) strategy focuses on leadership accountability, inclusivity, organizational commitment and mission alignment. We remain on track to achieve our aspirational gender parity goal by 2024 and require a diverse slate of candidates for externally posted manager level and above jobs. Underscoring our commitment to transparently reporting on our progress, we issued our first annual Diversity Scorecard Report in 2021, which tracks our progress on our DEI work across three critical areas – colleagues, clinical and communities.

HEALTHY COMPANY

We strive to promote positive societal impact, ethical behavior, and responsible and resilient business practices across our multi-dimensional enterprise.

- **Responsible Supply Chain:** Cigna is on course to achieve our aspirational goal of $1 billion in diverse supplier spend by 2025. Our refreshed Supplier Code of Ethics underscores our support of fundamental human rights for all.
- **Business Ethics and Compliance:** Cigna is committed to earning, building and maintaining the trust of our many stakeholders. To us, that means more than just obeying laws and regulations. It means meeting consistent standards of integrity in everything that we do. Our ethics, compliance, and employee relations teams play a critical role in driving ethical behavior and values throughout the company by creating a culture that is designed to help employees meet their responsibilities to be ethical corporate citizens and support the dignity of workers across our value chain.
- **Leadership & Accountability:** Cigna’s commitment to Environmental, Social and Governance issues is reflected throughout our governance structure to promote oversight, accountability and successful outcomes.
- **Data Protection:** At Cigna, data and information are core to our operations, and we are committed to protecting our customers’ and clients’ right to privacy and value the trust they place in us. To serve our customers globally, Cigna must collect and use sensitive personal information about their health and well-being. Cigna maintains a robust privacy and cybersecurity program to protect and appropriately utilize the information that our customers disclose.

March 18, 2022
900 Cottage Grove Road
Bloomfield, Connecticut 06002
Dear Fellow Shareholders:
2021 was a strong year for our company, and we are extremely proud of our Cigna team who, with great resolve and commitment, delivered on Cigna’s mission to improve the health, well-being, and peace of mind of those we serve. As we all navigated a full second year of the COVID-19 pandemic, our team hosted vaccination clinics, supported access to testing and treatment, and volunteered at mass walk-in sites as part of our Community of Immunity program. At the same time, we delivered strong overall 2021 results, as we continued to innovate and advance our work to make healthcare more affordable, predictable, and simple.
Financial Performance
Cigna delivered on our overall financial goals for fiscal year 2021:
•	Grew both revenue and adjusted revenue* by 9% to $174 billion;
•	Achieved shareholders net income per share of $15.73 and adjusted income from operations, per share* of $20.47, representing
11% growth; and
•	Returned over $9 billion to shareholders via dividends and share repurchase, a significant increase over 2020.
We also sharpened our focus on our global health services portfolio and announced the sale of our life, accident, and supplemental benefits businesses in seven international markets to Chubb. Subject to applicable regulatory approvals and customary closing conditions, we expect to complete this transaction in the second quarter of 2022.
Looking ahead, 2022 will be another year of attractive growth for our company, reinforcing the strength of our businesses.
Advancing Our Strategy
We made meaningful progress on our strategy through our powerful combination of growth platforms: Evernorth and Cigna Healthcare.
Our health services business successfully marked its first full-year of operations under the Evernorth brand and grew adjusted revenue by 14% in 2021. Evernorth brings together pharmacy, care, benefits and intelligence services, along with deep expertise and the flexibility to partner across the health care system. This platform is well-positioned to take advantage of the rapidly changing healthcare landscape. For example, Evernorth will continue to grow from the significant demand for more mental health services, as well as rapidly changing access to care models. Evernorth is continuing to expand virtual care services leveraging MDLIVE, a telehealth acquisition made early in 2021, and through expansion of our behavioral care networks. Today, we offer virtual care options for behavioral health, and also for primary care and wellness, urgent, and dermatology services.
In our Cigna Healthcare portfolio, including our U.S. Commercial, U.S. Government, and International Health businesses, in total we delivered attractive growth and ended the year with 17.1 million total medical customers. Overall, Cigna Healthcare supported and delivered for our customers, clients, and partners through a challenging year, and is well-positioned to both grow membership and focus on margin expansion in 2022. Additionally, Cigna Healthcare will partner and leverage our Evernorth innovations. For example, we’re continuing to expand digital experiences that help engage customers and create better health outcomes, improved customer experience and lower total cost of care. A recent approach we developed for patients diagnosed with orthopedic and musculoskeletal conditions provides highly personalized and actionable information to guide their choices and support improved health outcomes and affordability.
Making Strides on Environmental, Social, and Governance (ESG)
We made significant advancements on ESG areas of focus that are important to us as a company and to our stakeholders, and align with our mission. With the leadership of our Diversity, Equity, and Inclusion (DEI) Council, we built on our longstanding efforts to promote health equity in at-risk populations through increased community grants, partnerships, and other efforts. Our new publicly available Diversity Scorecard tangibly reflects our commitment to DEI, and how we are holding ourselves accountable for progress.
We are proud to remain a leader in corporate sustainability, and our efforts have been recognized by a number of prominent organizations, including the Dow Jones Sustainability Indices for a fifth consecutive year.
This year, we also focused on refreshing our Board to ensure we have the skills necessary to help the company continue to grow and thrive long-term. We were pleased to add George Kurian, CEO of NetApp, Inc. and Neesha Hathi, Chief Digital Officer of The Charles Schwab Corporation to complement the diversity of experience on our Board. Both George and Neesha bring strong customer engagement experience and business leadership that will serve us well. We would also like to take this opportunity to again thank Isaiah “Ike” Harris, Jr., who retired from the Board at the end of the year. During his tenure, we benefited from Ike’s many contributions and counsel, and share his optimism for our future. With Ike’s retirement, Eric Wiseman was appointed to Lead Independent Director, and looks forward to continuing to serve and deliver on our mission.
Annual Meeting of Shareholders
On behalf of the Cigna Corporation Board of Directors, we invite you to attend our 2022 Annual Meeting of Shareholders, to be held April 27, 2022. The attached Notice of 2022 Annual Meeting of Shareholders and Proxy Statement contains important information about the business to be conducted at the Annual Meeting.
We look forward to continuing to serve our customers, patients, and clients, and delivering attractive value creation and sustained growth in the years ahead. On behalf of our more than 70,000 employees around the world, and the entire Board, we thank you for your support and investment in Cigna.
Sincerely,
/s/ David M. Cordani	/s/Eric C. Wiseman
David M. Cordani	Eric C. Wiseman
Chairman and Chief Executive Officer	Lead Independent Director
*	Consolidated adjusted revenues and adjusted income from operations per share are non-GAAP measures. See Annex A to the Proxy Statement.

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Virtual Meeting Site:

Wednesday, April 27, 2022 9:30 a.m., Eastern Time	www.virtualshareholdermeeting.com/CI2022

Items of Business		Our Board of Directors recommends you vote
Proposal 1:	Election of eleven director nominees named in this Proxy Statement for one-year terms to expire at the next annual meeting of shareholders.	FOR the election of each director nominee
Proposal 2:	Advisory approval of executive compensation.	FOR
Proposal 3:	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.	FOR
Proposal 4:	Shareholder Proposal – Special shareholder meeting improvement, if properly presented.	AGAINST
Proposal 5:	Shareholder Proposal – Gender pay gap report, if properly presented.	AGAINST
Proposal 6:	Shareholder Proposal – Political contributions report, if properly presented.	AGAINST
Consideration of any other business properly brought before the meeting.
The Board of Directors has fixed March 8, 2022 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. A list of these shareholders will be open for examination by any shareholder electronically during the 2022 Annual Meeting at www.virtualshareholdermeeting.com/CI2022 when you enter your 16-digit control number.
Your vote is very important, regardless of the number of shares you own. We urge you to promptly vote by telephone, by using the internet, or, if you received a proxy card or instruction form, by completing, dating, signing and returning it by mail.

March 18, 2022	By order of the Board of Directors, /s/ Julia Brncic Julia Brncic Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on April 27, 2022

The Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 3

PROXY STATEMENT SUMMARY

Mission, Strategy and Values

Cigna Corporation is a global health services company dedicated to improving the health, well-being, and peace of mind of those we serve. With deep, expansive, and integrated capabilities, Cigna advances high-quality, affordable whole-person health. Our employees are champions for the people we serve, helping individuals and families thrive by offering connected, personalized solutions to prevent and better manage health challenges. Guided by our mission, strategy, and values, Cigna is well-positioned for continued success in realizing our vision: to make health care more affordable, predictable, and simple for those we serve.

Our Mission

To improve the health, well-being, and peace of mind of those we serve by making health care affordable, predictable and simple.

Our Values

We care deeply about our customers, patients, and coworkers

We create a better future – together

We innovate and adapt

We partner, collaborate, and keep our promises

We act with speed and purpose

4 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

2021 Performance and Accomplishments

Thanks to the dedicated efforts of our more than 70,000 employees around the globe:

• Cigna delivered on our overall financial goals for fiscal year 2021;

• Advanced our strategic goals to make health care affordable, predictable, and simple;

• Continued our work to create a healthier, more sustainable, and inclusive world; and

• Helped those we serve and the broader society navigate the COVID-19 pandemic.

Delivered in a dynamic environment
Our financial performance underscored the strength of our growth platforms, and our service-based, capital-light business model.

In 2021, we:

• Grew both revenue and adjusted revenue* by 9% to $174 billion;

• Achieved shareholders net income per share of $15.73 and adjusted income from operations, per share,* of $20.47, representing 11% growth; and

• Returned over $9 billion to shareholders via dividends and share repurchase, a significant increase over 2020.

To further sharpen our strategic focus on our global health services portfolio, we announced the sale of our life, accident, and supplemental benefits businesses in seven international markets to Chubb. We expect to complete this transaction in the second quarter of 2022, subject to applicable regulatory approvals and customary closing conditions.

Advanced our strategy to make health care more affordable, predictable, and simple
Across our growth platforms, we innovated, partnered, and delivered differentiated value to advance our vision for the future of health care – and improve lives.

• We enhanced our ability to deliver a more affordable, convenient, and connected patient care experience for millions of customers last year when we acquired MDLIVE, a leading 24/7 virtual care platform. We continued to expand MDLIVE’s capabilities to include urgent and dermatology care, as well as behavioral health services.

• The Department of Defense awarded Express Scripts a new contract as its TRICARE Pharmacy Program partner, giving us the continued opportunity to serve 9.6 million active-duty service members, retirees, and their families. The new contract extends Express Scripts’ service to the Defense Department, which began in 2003, until 2029.

• We increased access to quality care by continuing to grow the geographic reach of our Medicare Advantage and Individual and Family Plans businesses. For the 2022 calendar year, 86% of our Medicare Advantage customers are in plans rated 4
Stars or higher – and this is our third year with an overall 4.5-Star rating.

• As part of our efforts to create affordable access to health care in a way that’s predictable and simple, we launched the Shared Savings Program to promote greater biosimilar use and reduce prescription drug costs for customers and clients. Cigna is taking steps to encourage greater adoption of available biosimilars and empower patients with the information they need to discuss treatment options with their providers.

• As we strive to be the partner of choice in health care, we expanded several of the partnerships that are helping us get the best results for our clients while fueling our growth, including:

○ Prime Therapeutics: By leveraging our drug home delivery services and our industry-leading Accredo specialty pharmacy, we are helping to drive greater long-term value for Prime’s 30 million customers across 23 health plans.

○ Ginger: We were the first carrier to bring Ginger’s mental health coaching services – accessible via a mobile app – in network, because we know that such services can help prevent the onset of more serious mental health conditions.

○ Oscar: We expanded our partnership to provide affordable health insurance for small businesses.

○ Honeysuckle Health: Through our joint venture with the nib Group in Australia, we are working with this analytics-driven health services company to help people prevent or better manage disease by developing more precisely targeted interventions.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 5

PROXY STATEMENT SUMMARY

Advanced our work to create a healthier, more sustainable, and inclusive world
Driven by our commitment to enhancing the health and vitality of the communities where we live and work, we focused on making a difference and building a better future for all.

•
To advance health equity, we worked to eliminate barriers to health and improve access to care. Our team delivered 135,000
COVID-19 care kits and promoted testing and vaccination in underserved communities in Houston, Miami, and Memphis.

•
We promoted equity and equality in pay and career advancement. In the U.S., our female employees now earn more than 99 cents for every dollar earned versus similarly situated male employees – and our employees from underrepresented groups (which includes Black/African American, Hispanic or Latinx, Pacific Islander and American Indian/Alaskan) earn more than 99 cents for every dollar earned versus similarly situated white employees. We are also continuing to improve ethnic minority representation and gender equity in our leadership pipeline by engaging in strong succession planning, hosting leadership development programs, leveraging our Employee Resource Groups, and strengthening our talent attraction efforts through strategic partnerships.

•
We stayed on track to meet our aspirational goal of $1 billion in diverse spending by 2025, to help ensure that the businesses we work with are representative of the communities we serve. We also expanded our supplier mentoring program, which pairs minority suppliers with a Cigna executive for 18 months to help develop strategies to strengthen and grow their businesses.

•
We launched our Diversity, Equity, and Inclusion (DEI) Council, with our CEO David Cordani serving as Chairman. The Council’s focus is on advancing health equity and continuing to strengthen our diverse and inclusive culture. We also released our first-ever Diversity Scorecard, a tangible example of our commitment to leading and being transparent with our DEI progress.

•	We received a number of external recognitions for our efforts, including:

○ We were named a leader in corporate sustainability for the fifth consecutive year on the Dow Jones Sustainability Indices.

○ DiversityInc named us one of the Top 50 Companies for Diversity.

○ For the seventh year in a row, we were named a “Best Place to Work for Disability Inclusion,” earning a score of 100 on the 2021 Disability Equality Index.

○ We were named a “2022 Best Places to Work for LGBTQ+ equality” by the Human Rights Campaign Foundation and achieved a 100% score for the tenth consecutive year.

Continued leading in helping people and businesses navigate the COVID-19 pandemic
As the world navigated a second year of the COVID-19 pandemic, we were a champion for the health and well-being of our customers, clients, partners, and communities.

•	Our team worked to bring the benefits of vaccines to as many people as possible through our Community of Immunity initiative. We:

○ Reinforced the value of vaccination by providing our clients with timely, comprehensive resources, such as employer guides and email toolkits. We also made it more convenient for our clients to access vaccines, by coordinating with pharmacies, labs, and on-site occupational health providers to connect clients with dedicated vaccination clinics for their worksites and to reserve vaccinations with local providers.

○ Launched a vaccine utilization dashboard for Cigna and Evernorth clients to help employers increase vaccine adoption by identifying local geographies with vaccine hesitancy or disparities.

○ Removed barriers to vaccine access for our Medicare Advantage customers by providing free rides and sharing vaccine safety information.

○ Joined the White House “Tiger Team” initiative and helped to provide vaccine access to over two million American seniors living in at-risk, vulnerable, and underserved communities. We helped people book appointments, reminded them about follow-ups, and arranged transportation.

○ Hosted vaccination clinics in at-risk communities in Arizona and Tennessee, leveraging local, trusted voices to encourage vaccination and support access.

•
Well before the federal government’s mandate on reimbursement for over-the-counter COVID-19 tests, Express Scripts took an industry-leading decision to offer health plans and employers a first-of-its-kind option to cover test kits under their pharmacy benefit at participating in-network pharmacies.

•	Our global COVID-19 Vaccine Perceptions Study helped to spotlight the reasons for vaccine hesitancy and identify the support and information people need to accept the vaccines with confidence.

•
In partnership, Cigna Foundation and the New York Life Foundation expanded eligibility for our Brave of Heart Fund grants to support the families of health care workers who lost their lives in the fight against COVID-19.

•
We are proud of our accomplishments in 2021 and energized by the momentum that will drive us forward in 2022. Although the environment will continue to be dynamic, we’ve shown that we have the resilience, flexibility, and focus to continue fulfilling our promises to our customers, clients, co-workers, and shareholders. We look forward to another successful year.

* We encourage you to review our Annual Report on Form 10-K for the year ended December 31, 2021. Consolidated adjusted income from operations and consolidated adjusted revenues are not determined in accordance with accounting principles generally accepted in the United States (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, shareholders’ net income and total revenues, respectively. Shareholders’ net income was $5.4 billion, shareholders’ net income per share was $15.73, and total revenue was $174.1 billion for the year ended December 31, 2021. Additional information regarding our use of non-GAAP measures and reconciliations to the most directly comparable GAAP measure can be found on Annex A.

6 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Director Nominees

NAME AND TITLE(1)	DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIP
			Audit	Compliance	Corporate Governance	Finance	People Resources	Executive
David M. Cordani Chairman and Chief Executive Officer of Cigna	2009							Chair

William J. DeLaney Former Chief Executive Officer of Sysco Corporation	2018	✔	✔		✔

Eric J. Foss Former Chair, President and Chief Executive Officer of Aramark	2011	✔				Chair (elect)	✔	(elect)

Elder Granger, MD, MG, USA (Retired) President and Chief Executive Officer of The 5Ps, LLC	2018	✔		Chair	✔			✔

Neesha Hathi Chief Digital Officer of The Charles Schwab Corporation	2021	✔	✔			✔

George Kurian Chief Executive Officer of NetApp, Inc.	2021	✔				✔	✔

Kathleen M. Mazzarella Chair, President and Chief Executive Officer of Graybar Electric Company, Inc.	2018	✔				✔	Chair	✔

Mark B. McClellan, MD, PhD Director, Duke-Robert J. Margolis, MD, Center for Health Policy	2018	✔		✔	✔

Kimberly A. Ross Former Chief Financial Officer of Baker Hughes Company	2020	✔	Chair			✔		✔

Eric C. Wiseman Lead Independent Director of Cigna Former Executive Chair, President and Chief Executive Officer of VF Corporation	2007	✔						✔

Donna F. Zarcone Former President and Chief Executive Officer of The Economic Club of Chicago	2005	✔		✔	Chair			✔

(1)
Mr. John M. Partridge is not nominated for reelection and will retire effective as of the Annual Meeting on April 27, 2022. Mr. Partridge is currently chair of the Finance Committee and serves on the Audit and Executive Committees. Upon Mr. Partridge’s retirement, Mr. Foss will become Chair of the Finance Committee and join the Executive Committee.

Our Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, race, ethnicity, gender and global experience and a range of tenures. Together, this diverse mix of skills and experience effectively supports our strategy. Among our director nominees, four are women and three are racially or ethnically diverse individuals (meaning, an individual who self-identifies as Black/African American, Hispanic or Latinx, Asian, Pacific Islander, American Indian/Alaskan, or as two races or more). The following graphics represent the diversity of our independent director nominees:

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 7

PROXY STATEMENT SUMMARY

Corporate Governance

The Board is committed to ensuring corporate governance practices that best protect the interests of our shareholders. The Board and the Corporate Governance Committee oversee the Company’s shareholder engagement practices. We believe that strong corporate governance and an independent Board provide the foundation for financial integrity and shareholder confidence.

We engage with shareholders on issues related to corporate governance, executive compensation, corporate responsibility, Company performance and other areas of focus for shareholders. Our engagement with shareholders helps us better understand our shareholders’ priorities and perspectives. We take insights from this feedback into consideration and share them with our Board as we review and evolve our practices and disclosures.

SHAREHOLDER ENGAGEMENT
We engage with shareholders throughout the year.

In 2021, we invited holders of 73% of our outstanding stock to engage with us.
Throughout the year, we engaged on governance-related topics with holders of 49% of our outstanding stock.

Topics
Corporate governance and shareholder rights
Board composition
Executive compensation and human capital matters
Diversity, equity and inclusion efforts
ESG initiatives
Response to COVID-19 pandemic

KEY GOVERNANCE PRACTICES
Independence	Best Practices	Accountability	Shareholder Rights

• Other than the Chair/CEO,
all directors are independent

• Lead Independent Director with clearly defined responsibilities

• 100% independent Audit,
Compliance, Corporate
Governance, Finance and
People Resources Committees

• Regular meetings of the
independent directors of the Board and its committees, without management present

• Board and its committees may hire outside advisors
independently of management

• Active shareholder engagement

• Diverse Board in terms of gender, race and ethnicity, experiences, and specific skills and qualifications

• Adoption of policy to ensure a diverse candidate pool for all director searches

• Separate Code of Business Conduct and Ethics for the Board

• Majority of director compensation delivered in Cigna common stock

• Robust stock ownership
guidelines for directors

 • Annual election of all directors

 • Directors elected by majority vote standard for uncontested election

 • Annual self-evaluations of the Board, its committees and individual directors, including periodic independent third-party assessments

 • Annual evaluation of CEO
(including compensation) by independent directors

 • Clawback policy that applies to our short- and long-term incentive plans

 • Shareholder right to call
a special meeting

 • Proxy access right
for shareholders

 • No supermajority
vote provisions in
our Certificate of
Incorporation or
By-Laws

 • No shareholder rights
plan or poison pill

8 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Executive Compensation

We firmly believe that executive compensation must be aligned with shareholder interests. Additionally, we believe that aligning executive compensation to the achievement of enterprise goals that are designed to support our business strategy and drive our innovation will result in the creation of meaningful and sustained long-term value for our shareholders.

Compensation Practices	Incentivize Performance	Align Interests	Emphasize At-Risk Pay	Focus on Long-Term	Pay Competitively
Performance-based Pay • 92% of 2021 CEO total direct pay at risk	✔	✔	✔	✔
Long-Term Incentives • 78% of 2021 CEO total direct pay in equity incentives • No payment of dividends on restricted stock prior to vesting	✔	✔	✔	✔	✔
Commitment to Performance Equity • 100% of 2021 CEO equity is performance-based	✔	✔	✔	✔	✔

Rigorous Goals Underpin Incentives
•  Minimal level of performance required for any payout under annual incentive
•  No overlap between short- and long-term metrics, and incentives use both absolute and relative metrics
	✔	✔	✔	✔
Benchmarked Compensation • Committee review of compensation targets named executive officer total direct compensation within the competitive range of the market median		✔		✔	✔
Minimize Compensation Risk • Robust stock ownership guidelines, clawback, and anti-hedging and anti-pledging policies • Annual compensation risk assessment by People Resources Committee		✔	✔	✔
Prudent Equity Usage • No repricing without shareholder approval • Annual share usage limit to manage burn rate	✔	✔	✔	✔	✔
2021 CEO Compensation

Guided by the principles summarized above, for 2021, performance-based incentives represented approximately 92% of Mr. Cordani’s total direct compensation, including 78% in long-term incentive (LTI) and 14% in Enterprise Incentive Plan (EIP) awards. This compensation structure is designed to reward Mr. Cordani for performance achieved and align his interests with those of our long-term shareholders.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 9

PROXY STATEMENT SUMMARY

Executive Compensation

CEO Compensation Demonstrates our Pay-for Performance Philosophy and is Aligned with the Interests of our Shareholders

The performance-based orientation of Mr. Cordani’s compensation reflects the Board’s view that executive compensation should incentivize superior performance, reward executives for the performance achieved, and be strongly aligned with the interests of our long-term shareholders. Grouping Mr. Cordani’s 2021 compensation into three distinct categories demonstrates the execution of this philosophy:

1. Sales of historical equity awards by Mr. Cordani. In 2021, Mr. Cordani sold $62.6 million of the shares realized from the exercise of options granted in 2013 and 2014 pursuant to a Rule 10b5-1 trading plan (see pg. 75).(1) This represents the largest component of his realized compensation in 2021. The exercised options had been fully vested since March 2016 and February 2017, respectively. From the time the 2013 options were granted, until the time these grants were fully vested in 2017, Cigna’s stock price appreciated 150%, meaning the options were in a significant unrealized gain position at the time that they were fully vested. The value realized by Mr. Cordani is a direct reflection of his performance in leading the Company between the time the options were granted and the time they were exercised. Taking these sales into account, Mr. Cordani’s interests remain strongly aligned with our long-term shareholders. Since December 31, 2020:

• Mr. Cordani’s total shareholdings have increased 13%; and
• the value of his direct share ownership has increased approximately 29%(2).

2. 2021 performance-based payouts to Mr. Cordani in consideration of the Company’s performance. The 2021 payout for Mr. Cordani, which includes his 2021 EIP award at 90% of target and the payout of his 2019-2021 SPS award at just 51% of target, reflects the lagging Total Shareholder Return (TSR) performance of the Company relative to its peers (see page 60) as well as the Company’s achievement of certain financial goals and the advancement of key strategic objectives designed to address pressing needs of the Company’s key stakeholders (e.g., affordability for the benefit of its clients, customers and patients; and Environmental, Social and Governance initiatives, including advancing health equity) (see pages 52 and 53).

• 2021 EIP award. In determining the amount of Mr. Cordani’s EIP payout, the independent members of the Board considered the Company’s 2021 financial results, Mr. Cordani’s leadership in the successful execution of strategic initiatives to make health care more affordable, predictable, and simple and the continued focus on the well-being of our employees and culture of integrity during another year disrupted by the COVID pandemic. The independent members of the Board also considered that, while 2021 adjusted income from operations performance was strong and in line with management’s plans in the aggregate, there was more variability within the components of the business than expected. Additionally, 2021 benefited from some fundamental earnings drivers that are not expected to recur. Taking all of these factors into account, the independent members of the Board awarded Mr. Cordani an EIP payout for 2021 of $2.7 million, or 90% of his 2021 EIP target, and below the funding percentage of the EIP pool. Additional information about the 2021 EIP and the factors considered by the independent members of the Board in determining the amount of Mr. Cordani’s EIP payout can be found on pages 54 – 55.

• 2019-2021 SPS payout. At the time the 2019–2021 strategic performance share (SPS) award was granted, when the fair market value of our stock was $183.44, the value of Mr. Cordani’s award was $6,750,000, assuming a payout at target. The 2019-2021 SPS program included two performance measures, each weighted 50%: (1) relative TSR; and (2) adjusted income from operations, per share, measured on a cumulative basis. Over the three-year performance period, Cigna's TSR was 7.2%, placing us at the 11th percentile of our SPS peer group and resulting in a zero payout for the relative TSR measure. Cumulative adjusted income from operations, per share, for the three-year period grew to $55.97, resulting in a payout at 101.6% for this measure, and, coupled with the zero payout for TSR, a 51% payout for the program overall. Based on the closing stock price of $232.84 on February 25, 2022, the date the award was paid out, the actual value of Mr. Cordani’s award was approximately $4.4 million, or 65% of the value at the time the award was made. Additional information about the 2019-2021 SPS program and Company performance can be found on page 60.

3. Equity awards incentivizing future performance, fully aligning his interests with the Company’s shareholders. Mr. Cordani’s holdings include his direct ownership of stock valued at $123 million(2) – plus equity awards that have not yet vested or have not been exercised. This includes Mr. Cordani’s 2021 and 2022 equity grants which will be measured over the long-term and which incentivize sustainable long-term Company performance (see pages 57-58).

• 2022 LTI Award Mix. In 2021, 50% of Mr. Cordani’s LTI award comprised SPSs, and the remaining 50% was split evenly between restricted stock and options, at 25% each. For his 2022 LTI award, the independent members of the Board decreased the proportion of restricted stock and options to 20% each and increased the proportion of SPSs to 60%. The 2022 SPS program will again include two measures, each weighted at 50%: (1) adjusted income from operations, per share, measured on a cumulative basis; and (2) relative TSR. The increase in the proportion of SPSs more heavily weights Mr. Cordani’s interests in improving the Company’s relative TSR over the long-term and puts more of his award at risk if that improvement does not occur.

(1)  Calculated by multiplying the number of shares acquired upon exercise and subsequently sold by the difference between the market price at the time of the transaction and the option’s exercise price.

(2) Based on Mr. Cordani’s holdings and the closing price of the Company’s common stock on March 1, 2022 ($237.10).

10 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Voting Matters and Board Recommendations

MANAGEMENT PROPOSALS	MORE INFORMATION
For the reasons set forth below and as further detailed throughout this Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the management proposals.

Proposal 1. Election of Directors.

The Board and the Corporate Governance Committee believe that the eleven director nominees named in this Proxy Statement bring a combination of diverse qualifications, skills and experiences that contribute to a well-functioning Board. As determined by the Board and Corporate Governance Committee, each director nominee has proven leadership ability, has demonstrated good judgment and is a valued participant on the Board.
Page 12

Proposal 2. Advisory Approval of Executive Compensation.

Our executive compensation program is designed to motivate superior enterprise results while minimizing risk and remaining committed to the Company’s ethics and values; align the interests of the Company’s executives with those of our long-term shareholders and other stakeholders; emphasize performance-based compensation over fixed compensation; incentivize long-term results more heavily than the achievement of short-term results; and provide market-competitive compensation opportunities designed to attract and retain highly qualified executives. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the People Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.
Page 40

Proposal 3. Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2022.

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2022. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment.
Page 84
SHAREHOLDER PROPOSALS	MORE INFORMATION
For the reasons set forth below and as further detailed throughout this Proxy Statement, the Board of Directors unanimously recommends that you vote AGAINST each of the shareholder proposals.

Proposal 4. Special Shareholder Meeting Improvement

Our Board understands the importance of shareholders having the ability to call special shareholder meetings. Cigna’s By-Laws permit shareholders with net long ownership of 25% or more of our outstanding common stock to call special meetings – a threshold established in response to extensive shareholder outreach and feedback. Our Board believes that the 25% threshold strikes the appropriate balance between providing our shareholders with a meaningful right to call a special meeting when an urgent, extraordinary event arises, while preventing a small minority of shareholders – who may have narrow, short-term interests – from causing, to the detriment of our other shareholders, Cigna to incur the unnecessary expense or disruption of a special meeting to pursue matters that are not widely viewed as requiring immediate attention. Our Board believes that the implementation of this proposal is not in the best interests of Cigna or our shareholders and is unnecessary given the current special meeting right.
Page 88

Proposal 5. Gender Pay Gap Report

We are committed to compensating our employees equitably and competitively, regardless of gender. Our continued success depends on the collective strengths of our employees and we are dedicated to attracting, retaining and rewarding the performance of our diverse workforce to best meet the needs of our clients and customers. We proactively monitor our compensation programs for potential disparities, including by conducting a regular annual review of pay equity, taking action as warranted and diligently addressing disparities that may not be explained by objective factors. During 2021, we have meaningfully increased the number of women at director and senior director levels, and to further enhance our accountability and transparency, we published our first annual Diversity Scorecard Report. Given the Company’s strong programs, practices and disclosure, the Board believes that the adoption of this proposal is unnecessary as its implementation would not enhance Cigna’s already established commitment to pay equity and diversity, equity and inclusion.
Page 91

Proposal 6. Political Contributions Report

The Board believes that Cigna, our shareholders and other stakeholders reap meaningful benefits from our constructive, nonpartisan political activities. For over ten years, we have provided reports, published on our website, describing the governance and strategy of our political activity, including detailed information about actual contributions. Further, the Board believes that the requested explanatory declarations for every political engagement or political contribution made is not only unfeasible, but would be counterproductive to the Company’s engagement in such matters and therefore poses more risk to the Company and our reputation. The Board does not believe that expanding the language contained in the report as requested by the proponent would be relevant to an understanding of our political activities policies.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 11

CORPORATE GOVERNANCE MATTERS

Election of Directors (Proposal 1)
Our Board has nominated the eleven directors named in this Proxy Statement for election at the Annual Meeting. Our Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, race and ethnicity, gender and global experience and a range of tenures. Together, this diverse mix of skills and experience effectively supports our strategy.
The role of the Board, its leadership structure and governance practices are described in “Corporate Governance Policies and Practices” below. This section identifies the director expectations and qualifications considered by the Board and the Corporate Governance Committee in selecting and nominating directors, describes the process for director nominations and elections, discusses recent board composition developments, details our commitment to diversity and presents the biographies, skills and qualifications of the director nominees.
DIRECTOR EXPECTATIONS AND QUALIFICATIONS
The Corporate Governance Committee, in consultation with the Board, has identified individual director expectations and qualifications that it believes every member of the Board should have. In addition, the Corporate Governance Committee has identified areas of expertise that are directly relevant to Cigna’s business strategy in the short- and long-term, enable the Board to exercise its oversight function and contribute to a well-functioning Board. In developing these areas of expertise, the Board also considered best practices among other large companies. The Board regularly reviews these identified areas of expertise to ensure they support the evolution of the Company’s strategy and the Board’s needs. The Corporate Governance Committee and the Board take into consideration these criteria and the mix of skills and experience as part of the director recruitment, selection, evaluation and nomination process.

Expectations and Qualifications of Every Director

• Commitment to Cigna’s mission and values

• Understand Cigna’s businesses and effectively contribute to the Board’s assessment of strategy and risk

• Provide relevant input concerning Cigna’s risk oversight and effectively assess different risks and their impact on shareholder value

• Effectively contribute to the Board’s evaluation of executive talent, compensation and succession planning

• Advance Cigna’s objectives and reputation

• Effectively contribute to the creation of meaningful, long-term value for Cigna’s shareholders and other stakeholders, including employees, customers, clients and communities

• Review and monitor Cigna’s performance in the areas of diversity, equity and inclusion

12 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

NOMINATION PROCESS
The Corporate Governance Committee assesses the Board’s composition as part of the annual self-evaluation of the Board (described in the “Corporate Governance Policies and Practices – Board Evaluations and Board Effectiveness” of this Proxy Statement). On an ongoing basis, the Corporate Governance Committee engages in Board succession planning, taking into account input from Board discussions and from the Board and committee evaluation process.
Renomination of Current Directors
When considering whether to nominate current directors for re-election, the Corporate Governance Committee and the Board review individual directors’ performance against the expectations for Board membership, as well as how the directors’ skills and experiences support the Company’s mission, values and strategy and the Board’s needs.
Identification of New Directors
ASSESSMENT OF NEEDS	IDENTIFICATION OF POTENTIAL CANDIDATES	CANDIDATE REVIEW PROCESS	RECOMMENDATION

The Corporate Governance Committee considers the diversity of skills represented on the Board and focuses on identifying candidates that possess skills and qualifications that are complementary to the existing Board members’ skills and will support the Company’s short- and long-term strategy.

The Corporate Governance Committee may retain a third-party search firm to assist in identifying and evaluating candidates for Board membership.

The Corporate Governance Committee also considers suggestions for Board nominees submitted by shareholders, who are evaluated using the same criteria as new director candidates and current director nominees.

Once identified, the Corporate Governance Committee reviews the candidate’s background, experiences, skills and/or prior board and committee service, and considers how the candidate’s background would complement the Board’s composition, including the diversity of the Board.

Candidates interview with the Chair of the Board and Chief Executive Officer, the Chair of the Corporate Governance Committee and the Lead Independent Director, as well as other members of the Board, as appropriate.
Following a thorough review process, the Corporate Governance Committee will recommend a candidate to the Board for consideration.
PROCESS FOR DIRECTOR ELECTIONS
Directors are elected for one-year terms, expiring at the next annual meeting of shareholders. Cigna has adopted a majority voting standard for the election of directors in uncontested elections. Under this standard, directors must receive more votes cast in favor of his or her election than against in order to be elected to the Board. Each director has agreed to tender, and not withdraw, a resignation if such director does not receive a majority of the votes cast at the Annual Meeting. The Corporate Governance Committee will make a recommendation to the Board on whether to accept the resignation. The Board has discretion to accept or reject the resignation. A director whose resignation is under consideration will not participate in the decisions of the Corporate Governance Committee or the Board concerning the resignation. In a contested election, where the number of director nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.
BOARD COMPOSITION DEVELOPMENTS
Ms. Neesha Hathi joined the Board effective September 1, 2021. Ms. Hathi’s appointment was the result of the Board’s ongoing refreshment work. When considering Ms. Hathi’s appointment, the Board considered, among other factors, her consumer-oriented focus and her deep understanding of technology design and implementation to create a better user experience and more productive business relationships. Ms. Hathi also further enhances the Board’s diversity, which is of high importance to the Board.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 13

CORPORATE GOVERNANCE MATTERS

Mr. Isaiah Harris, Jr. retired from the Board effective December 31, 2021. Effective January 1, 2022, Mr. David M. Cordani, the President and Chief Executive Officer of the Company, assumed the role of Chair of the Board and Mr. Eric C. Wiseman became the Board’s Lead Independent Director. See “Corporate Governance Policies and Practices – Board Leadership Structure.”
Mr. John Partridge is not nominated for reelection and will retire effective as of the Annual Meeting on April 27, 2022. His retirement is consistent with the Board’s retirement age guideline and aligns with the Board’s ongoing refreshment plans. Mr. Foss will succeed Mr. Partridge as chair of the Finance Committee. Immediately following the Annual Meeting, the size of the Board will be reduced from twelve to eleven directors.
COMMITMENT TO BOARD DIVERSITY
The Board remains committed to diversity at the Board level, and the Corporate Governance Committee works to ensure that the Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, race, ethnicity, gender and global experience and a range of tenures. Several board leadership positions are held by diverse directors and more than half of our independent director nominees are diverse. Among our director nominees, four are women and three are racially or ethnically diverse individuals (meaning, an individual who self-identifies as Black/African American, Hispanic or Latinx, Asian, Pacific Islander, American Indian/Alaskan, or as two races or more). Our directors also have diverse backgrounds, with experience gained in corporate, academic, government, public policy and military settings. The Corporate Governance Guidelines require the Corporate Governance Committee, and any search firm it engages, to include women and racially and ethnically diverse candidates in the pool from which the Committee selects director candidates. In addition, the Committee also considers directors with a range of backgrounds and experiences, consistent with our refreshment planning. The following graphics represent the diversity of our independent director nominees:

14 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

OTHER PRACTICES
In addition to working to ensure that the Board is composed of diverse and qualified individuals, the Board has adopted the following governance policies and practices that contribute to a well-functioning Board.
Limits on Public Company Directorships	To ensure directors are able to devote sufficient time and attention to their responsibilities as board members, the Board has established the following limits on outside directorships:
•
Directors who also are chief executive officers of public companies may not serve on more than one other public company board in addition to Cigna’s Board and the board of their employer (for a total of three public company directorships);

	•	Directors who are not chief executive officers of public companies may serve on no more than four boards of other public companies (for a total of five such directorships); and
	•	Directors may not serve on more than three public company audit committees.
All of our directors are in compliance with these limits on outside directorships.
Change in Director’s Principal Position
If there is a change in a director’s principal employment position, that director tenders a resignation from the Board to the Corporate Governance Committee. The Committee will then recommend to the Board whether to accept or decline the resignation.

Retirement Age
Our Corporate Governance Guidelines provide that directors are expected to retire by the annual meeting of shareholders coinciding with or following their 72nd birthday. The Board may exercise discretion to waive the expected retirement age in individual cases.

Continuing Education for Directors
The Board is regularly updated on Cigna’s businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors also are encouraged to attend continuing education courses relevant to their service on Cigna’s Board. The Corporate Governance Committee oversees the continuing education practices, and the Company is kept apprised of director participation.

BOARD OF DIRECTORS’ NOMINEES
Upon the recommendation of the Corporate Governance Committee, the Board is nominating the eleven directors listed below for election to one-year terms to expire at the next annual meeting of shareholders. All nominees have consented to serve, and the Board does not know of any reason why any nominee would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board may either reduce its size or designate another nominee. If the Board designates a substitute nominee, your proxy will be voted for the substitute nominee.
Below are biographies, skills and qualifications for each of the nominees. Each of the director nominees currently serves on the Board. The Board believes that the combination of the various experiences, skills and qualifications represented by the nominees contribute to an effective and well-functioning Board and that the nominees possess the qualifications, based on the criteria described above, to provide meaningful oversight of Cigna’s business and strategy.

The Board of Directors
unanimously recommends
that shareholders vote
FOR each of the
nominees.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 15

CORPORATE GOVERNANCE MATTERS

DAVID M. CORDANI Chairman and Chief Executive Officer of Cigna
Background
David Cordani was appointed Chair of the Board effective January 2022, has served as Cigna’s Chief Executive Officer since 2009 and as President since 2008. He served as Chief Operating Officer from June 2008 until December 2009; President, Cigna HealthCare from 2005 until 2008; and Senior Vice President, Customer Segments & Marketing, Cigna HealthCare from 2004 until 2005. He has been employed by Cigna since 1991. Mr. Cordani received his Bachelor of Business Administration degree from Texas A&M University and his Master of Business Administration from the University of Hartford.
Qualifications and Experience
Mr. Cordani has extensive leadership and management experience of a global company, and a track record of strategic execution and performance in a dynamic industry. Mr. Cordani brings a deep understanding of customer engagement and brand building, along with an understanding of data analytics and digital capabilities. Mr. Cordani brings unique perspective and insight into the health services industry and the innovation of health delivery models, and is actively engaged in public policy in furtherance of Cigna’s mission.

Age 56	Director Since 2009	Board Committees Executive (chair)	Other Public Company Boards General Mills, Inc. (2014-Present)
WILLIAM J. DELANEY Former Chief Executive Officer of Sysco Corporation
Background
William DeLaney served as Chief Executive Officer of Sysco Corporation (Sysco), a food marketing and distribution company, from March 2009 until his retirement in December 2017. Previously, Mr. DeLaney served as President of Sysco from March 2010 to January 2016, as Executive Vice President and Chief Financial Officer from July 2007 to October 2009 and held positions of increasing responsibility at Sysco and its subsidiaries for more than 20 years. He received his Bachelor degree from the University of Notre Dame and his Master of Business Administration from the University of Pennsylvania, Wharton Graduate Division.
Qualifications and Experience
Mr. DeLaney has significant leadership experience, having led Sysco, a large, complex, global organization, for eight years. Mr. DeLaney has expertise from his tenure as Sysco’s Chief Financial Officer, in overseeing accounting, financial operations and financial reporting matters. In addition, his leadership roles with Sysco has provided him with a strong background in business combinations and restructuring, strategic planning and global technology oversight.

Age 66	Director Since 2018	Board Committees Audit Corporate Governance	Other Public Company Boards Union Pacific Corporation (2018–Present) Sanmina Corporation (2018–2019) Express Scripts Holding Company (2011–2018) Sysco Corporation (2009–2017)
16 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

ERIC J. FOSS Former Chair, President and Chief Executive Officer of Aramark
Background
Eric Foss served as Chair of the Board of Aramark, a provider of food services, facilities management and uniform services, beginning February 2015, and served as President and Chief Executive Officer from May 2012, until his retirement in August 2019. He served as Chief Executive Officer of Pepsi Beverages Company, a beverage manufacturer, seller and distributor and a division of PepsiCo, Inc., from 2010 until December 2011. He was the Chair and Chief Executive Officer of The Pepsi Bottling Group, Inc. from 2008 until 2010; President and Chief Executive Officer from 2006 until 2008; and Chief Operating Officer from 2005 until 2006. Mr. Foss received his Bachelor of Science degree from Ball State University.
Qualifications and Experience
As the President and Chief Executive Officer of Aramark for seven years, Mr. Foss has significant experience in managing the operations of a global business, with risk management, strategic planning and transactions, technology and financial oversight. Having served as an executive of consumer oriented companies for nearly 20 years, Mr. Foss has developed unique perspectives on marketing and consumer insights.

Age 63	Director Since 2011	Board Committees Finance (chair elect) Executive (elect) People Resources	Other Public Company Boards Diversey Holdings, Ltd. (2021–Present) Aramark (2012–2019)
ELDER GRANGER, MD, MG, USA (Retired) President and Chief Executive Officer of The 5Ps, LLC
Background
Elder Granger is a U.S. Army Major General (Retired) and has served as the President and Chief Executive Officer of The 5Ps, LLC, a healthcare, education, and leadership consulting firm, since August 2009. He served in the U.S. Army for over 35 years before retiring in June 2009, and was the Deputy Director and Program Executive Officer of TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, D.C. from December 2005 to June 2009. He is board certified by the American College of Physician Executives, American Board of Medical Quality and American Board of Internal Medicine, and holds numerous medical certifications. He received his Bachelor of Science degree from Arkansas State University and earned his medical degree from University of Arkansas School of Medicine.
Qualifications and Experience
General Granger has extensive experience in health care management and operations, including health policy, planning, budgeting and execution related to the health program for uniformed service members around the globe through his tenure with TRICARE. General Granger has unique leadership and policy experience through his 35-year career with the U.S. Army.

Age 68	Director Since 2018	Board Committees Compliance (Chair) Corporate Governance Executive	Other Public Company Boards Cerner Corporation (2020–Present) DLH Holdings Corp (2014–Present) Express Scripts Holding Company (2015–2018)
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 17

CORPORATE GOVERNANCE MATTERS

NEESHA HATHI Chief Digital Officer of The Charles Schwab Corporation
Background
Neesha Hathi has served as Chief Digital Officer of The Charles Schwab Corporation (Charles Schwab), a financial services company, since 2017. Also at Charles Schwab, she was Executive Vice President, Investor Services Platforms, Strategy, and Client Experience from 2016 to 2017; Senior Vice President, Advisor Services; and Chief Operating Officer Schwab Performance Technologies from 2012 through 2016; Vice President, Advisor Technology Solutions; Chief Operating Officer, Schwab Performance Technologies from 2009 to 2012; Vice President, Strategy from 2007 to 2009; Director, Strategy from 2004 to 2007; and Senior Manager, Segment Management in 2004. Ms. Hathi received her Bachelor of Science degree from the University of Michigan and her Master of Business Administration from the University of California.
Qualifications and Experience
Ms. Hathi has held significant digital leadership roles during her 18-year career with Charles Schwab, with responsibility for strategy, client experience, business development, financial oversight, product management and technical and client support centers.

Age 48	Director Since 2021	Board Committees Audit Finance	Other Public Company Boards N/A
GEORGE KURIAN Chief Executive Officer of NetApp, Inc.
Background
George Kurian has served as Chief Executive Officer of NetApp, Inc. (NetApp), a cloud-led, data-centric, software company, since 2015. He was NetApp’s President from 2016 through 2020, Executive Vice President, Product Development from 2013 through 2015, and Senior Vice President, Software Group from 2011 through 2013. Previously, Mr. Kurian held various roles at Cisco Systems, Inc., a technology company, having served as Vice President and General Manager, Application Networking and Switching Technology Group from 2009 to 2011; Vice President and General Manager, Application Delivery Business Unit from 2005 to 2009; and Vice President and General Manager, Video Networking Business Unit from 2002 to 2005. Mr. Kurian received his Bachelor of Science degree from Princeton University and his Master of Business Administration from Stanford University.
Qualifications and Experience
Mr. Kurian has significant leadership experience and a deep understanding of business transformation, strategic planning and risk assessment on a global basis through his 10-year career with NetApp. Mr. Kurian has spent more than 20 years in leadership positions at technology-focused companies, through which he has developed expertise in innovative technology and related operations.

Age 55	Director Since 2021	Board Committees Finance People Resources	Other Public Company Boards NetApp, Inc. (2015–Present)
18 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

KATHLEEN M. MAZZARELLA Chair, President and Chief Executive Officer of Graybar Electric Company, Inc.
Background
Kathleen Mazzarella has served as Chair of Graybar Electric Company, Inc. (Graybar), a distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, since January 2013, and as President and Chief Executive Officer of Graybar since June 2012. She previously served as Executive Vice President and Chief Operating Officer from December 2010 to June 2012. Ms. Mazzarella joined Graybar in January 1980, and has held increasing roles of seniority, including Senior Vice President, Sales and Marketing and Senior Vice President, Human Resources and Strategic Planning. She has served as a Director of Graybar since January 2004. She received her Bachelor of Science degree from National Louis University and her Master of Business Administration from Webster University.
Qualifications and Experience
Ms. Mazzarella has a practical understanding of large organizations, strong business acumen and judgment and expertise in assessing and managing business and financial risks, developed through her almost ten-year tenure as Graybar’s President and Chief Executive Officer. As a seasoned executive, she has experience overseeing financial reporting and controls, technology systems and platforms, and other functional and operational areas such as marketing and human resources.

Age 62	Director Since 2018	Board Committees People Resources (Chair) Finance Executive	Other Public Company Boards Core & Main (2019–Present)(public since July 2021) Waste Management, Inc. (2015–Present) Express Scripts Holding Company (2017–2018)
MARK B. MCCLELLAN, MD, PH.D Director, Duke-Robert J. Margolis, MD, Center for Health Policy
Background
Mark McClellan became the inaugural Director of the Duke Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006 and as Commissioner of the U.S. Food and Drug Administration from 2002 to 2004. He served as a member of the President’s Council of Economic Advisers and as senior director for healthcare policy at the White House from 2001 to 2002, and was the Deputy Assistant Secretary for Economic Policy for the Department of the Treasury from 1998 to 2000. Dr. McClellan received his Bachelor of Arts degree from the University of Texas, his Masters of Public Administration and Medical Doctorate from Harvard University, and his Doctor of Philosophy in Economics from Massachusetts Institute of Technology.
Qualifications and Experience
As a physician and an economist, an administrator of national healthcare programs and an academic policy researcher, Dr. McClellan has a unique and wide-ranging perspective on health care delivery and policy. His background as both a regulator and government advisor provides him with broad knowledge of, and unique insights into, the challenges facing the health services industry.

Age 58	Director Since 2018	Board Committees Compliance Corporate Governance	Other Public Company Boards Alignment Healthcare, Inc. (2014–Present)(public since November 2021) Johnson & Johnson (2013–Present)
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 19

CORPORATE GOVERNANCE MATTERS

KIMBERLY A. ROSS Former Chief Financial Officer of Baker Hughes Company
Background
Kimberly Ross served as Chief Financial Officer of WeWork (the We Company), a flexible space solutions company, from March through September 2020. She served as Senior Vice President and Chief Financial Officer of Baker Hughes Company, an energy technology company, from September 2014 to July 2017. Ms. Ross was Executive Vice President and Chief Financial Officer of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, from November 2011 until September 2014. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V. (Royal Ahold), a food retail company, from 2007 to 2011. Prior to that, Ms. Ross held a variety of senior management positions at Royal Ahold. Ms. Ross received her Bachelor of Arts degree from the University of South Florida.
Qualifications and Experience
Ms. Ross, having served as a Chief Financial Officer for over ten years, has expertise in finance, financial reporting and internal auditing processes as well as significant experience managing corporate finance for global companies. Through her global assignments with Royal Ahold, Ms. Ross has developed an understanding of international business, government affairs, political and economic conditions, and navigating entry into new markets.

Age 57	Director Since 2020	Board Committees Audit (Chair) Finance Executive	Other Public Company Boards Nestlé S.A. (2018–Present) KKR Acquisition Holdings I Corp. (2021–Present) PQ Group Holdings Inc. (2017–2020) Chubb Limited (2014–2020)
ERIC C. WISEMAN Lead Independent Director, Cigna Former Executive Chair, President and Chief Executive Officer of VF Corporation
Background
Eric Wiseman has served as Cigna’s Lead Independent Director since January 2022. He served as Executive Chair of VF Corporation, an apparel and footwear company, from August 2008 until October 2017. He served as Chief Executive Officer from January 2008 until December 2016 and President from 2006 until June 2015. He served as Chief Operating Officer of VF Corporation from 2006 to 2008; Executive Vice President, Global Brands from 2005 to 2006; and Vice President and Chair, Sportswear and Outdoor Coalitions from 2004 until 2005. Mr. Wiseman received his Bachelor of Science degree and Master of Business Administration from Wake Forest University.
Qualifications and Experience
Mr. Wiseman is a seasoned leader with expertise in consumer-oriented marketing and brand development, through all channels of distribution, both domestically and internationally through his extensive career with VF Corporation. He has significant experience in business transformations, strategic planning, people management, financial operations and technology oversight.

Age 66	Director Since 2007	Board Committees Executive	Other Public Company Boards Lowe’s Companies, Inc. (2011-2021) VF Corporation (2006-2017)
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CORPORATE GOVERNANCE MATTERS

DONNA F. ZARCONE Former President and Chief Executive Officer of The Economic Club of Chicago
Background
Donna Zarcone served as the President and Chief Executive Officer of The Economic Club of Chicago, a civic and business leadership organization, from February 2012 until July 2020. She served as Interim President of The Economic Club of Chicago from October 2011 until February 2012 and as President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory firm, from 2007 until February 2012. Ms. Zarcone served as the President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, insurance and credit card programs and a wholly owned subsidiary of Harley-Davidson, Inc., from 1998 until 2006. She received her Bachelor of Science degree from Illinois State University and her Master of Business Administration from the University of Chicago Booth School of Business.
Qualifications and Experience
Through her experience leading The Economic Club of Chicago, Ms. Zarcone, a certified public accountant, has a strong understanding of the social and economic issues facing the U.S. and global markets, and assessing and managing business and financial risk. Ms. Zarcone has background overseeing end-user consumer financial services and brand loyalty initiatives stemming from her roles at Harley-Davidson, Inc.

Age 64	Director Since 2005	Board Committees Corporate Governance (Chair) Compliance Executive	Other Public Company Boards CDW Corporation (2011-Present)
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Corporate Governance Policies and Practices
Cigna is committed to ensuring strong corporate governance practices that protect the best interests of our shareholders. We believe that strong corporate governance and an independent Board provide the foundation for financial integrity and shareholder confidence. The Corporate Governance Committee reviews Cigna’s governance program based on, among other things, developments in corporate governance, feedback received during shareholder engagement, legal or regulatory actions, proxy advisory firm positions, Securities and Exchange Commission (SEC) guidance and New York Stock Exchange (NYSE) requirements. The Corporate Governance Guidelines (the Guidelines) set forth the key governance principles that guide the Board. The Guidelines, together with the charters of the Audit, Compliance, Corporate Governance, Finance, People Resources and Executive Committees, provide a framework of policies and practices for effective governance.
The Board and the Corporate Governance Committee review the Guidelines, and the committees review their respective charters, and update these governing documents as necessary to reflect changes in the regulatory environment, evolving practices and input from shareholders. The full text of the Guidelines and committee charters are available on our website at www.cigna.com/about-us/company-profile/corporate-governance/ and are available to any shareholder who requests a copy.(1)

Key Governance Practices
Independence	Best Practices	Accountability	Shareholder Rights

• Other than the Chair/CEO, all directors are independent

• Lead Independent Director with clearly defined responsibilities

• 100% independent Audit, Compliance, Corporate Governance, Finance and People Resources Committees

• Regular meetings of the independent directors of the Board and its committees, without management present

• Board and its committees may hire outside advisors independently of management

• Active shareholder engagement

• Diverse Board in terms of gender, race and ethnicity, experiences, and specific skills and qualifications

• Adoption of policy to ensure a diverse candidate pool for all director searches

• Separate Code of Business Conduct and Ethics for the Board

• Majority of director compensation delivered in Cigna common stock

• Robust stock ownership guidelines for directors

• Annual election of all directors

• Directors elected by majority vote standard for uncontested election

• Annual self-evaluations of the Board, its committees and individual directors, including periodic independent third-party assessments

• Annual evaluation of CEO (including compensation) by independent directors

• Clawback policy that applies to our short- and long-term incentive plans

• Shareholder right to call a special meeting

• Proxy access right for shareholders

• No supermajority vote provisions in our Certificate of Incorporation or By-Laws

• No shareholder rights plan or poison pill

DIRECTOR INDEPENDENCE
Cigna believes in the importance of a board composed primarily of independent, non-employee directors. Eleven of the twelve directors on the current Board are non-employee directors. On an annual basis, the Board, through its Corporate Governance Committee, reviews relevant relationships between directors, their immediate family members and the Company, consistent with Cigna’s independence standards. Cigna’s independence standards, which are included in the Guidelines, are consistent with the independence requirements set forth in the NYSE’s listing standards.
To be independent, the Board must affirmatively determine that a director has no material relationships with the Company or as an officer, shareholder or partner of an organization that has a relationship with the Company. In recommending to the Board that it determine each director is independent, other than Mr. Cordani, the
(1)
Throughout this Proxy Statement, we reference information available on our website. The information on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

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Corporate Governance Committee considered whether there were any facts or circumstances that might impair a director’s independence, and recognized that several of Cigna’s Board members serve as directors or executive officers of other organizations, including organizations with which Cigna has ordinary course commercial relationships.
The Board has affirmatively determined that Mr. DeLaney, Mr. Foss, General Granger, Ms. Hathi, Mr. Kurian, Ms. Mazzarella, Dr. McClellan, Mr. Partridge, Ms. Ross, Mr. Wiseman and Ms. Zarcone are independent directors. Mr. Isaiah Harris, Jr. and Dr. William L. Roper also served as independent directors during 2021. In addition, at the committee level, all members of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees are independent, and the members of the Audit Committee and the People Resources Committee meet the NYSE’s heightened independence requirements for service on those committees. In addition, Mr. Wiseman meets the independence requirements for purposes of the Audit and People Resources Committees.
BOARD LEADERSHIP STRUCTURE
Mr. Harris served as the independent Chair of the Board throughout 2021 and retired at year end. The Board considered the most effective leadership structure for the Board going forward, and conducted a comprehensive review of appointing a successor independent chair versus combining the roles of the CEO and Chair. As part of this review, the independent directors considered, among other factors: the Board’s current composition; its director succession plan including upcoming director retirements and refreshment objectives, policies, practices and mechanisms to promote independent Board oversight of management; the leadership skills of the CEO and other directors; the views of our shareholders; and trends in corporate governance relative to the Chair structure. After extensive discussion and debate, effective January 1, 2022, the Board’s independent directors elected Mr. Cordani, Cigna’s CEO, to the role of Chair, and elected Mr. Wiseman as the Lead Independent Director.
The Board determined that its new leadership structure is the most effective for the Company at this time for a number of reasons, including the following:
•
The healthcare landscape is rapidly and fundamentally reformatting and evolving, from a consumer, competitive, regulatory and technological perspective. The Board believes that Mr. Cordani’s deep understanding of the healthcare industry, including the long-term risks and opportunities, uniquely position him to unify the Board and management around the most impactful ways to maximize the Company’s strategic agility and capitalize on current and emerging opportunities to maximize shareholder value.

•
The ability of the Company to successfully execute on its strategic and operational objectives is of the highest order priority for both management and the Board. The Board believes that Mr. Cordani is best positioned to ensure the alignment and clarity of vision, goals and expectations between the Board and management to drive the Company to an elevated and accelerated level of performance.

•
Another important priority of the Board is talent succession, including CEO succession. The Board believes that the new leadership structure of the Board creates additional opportunity to grow and accelerate the development of the next generation of leaders for the Company and underscores its commitment to this priority.

•
Also integral to the independent directors’ decision to combine the roles of Chair and CEO was the ability to appoint a highly qualified Lead Independent Director, to ensure the Board’s independent oversight of management. The Board carefully considered the directors’ skills and experience in deciding to appoint Mr. Eric Wiseman as the Lead Independent Director. Mr. Wiseman has significant experience as a member of Cigna’s Board, as well as exceptional leadership and governance skills. Mr. Wiseman is an active and thoughtful member of the Board, a vocal participant in the Board room, often engaging with management to consider different points of view and facilitating robust discussion. In selecting Mr. Wiseman as the Lead Independent Director, the Board determined that Mr. Wiseman was capable of ensuring the Board’s independent oversight of management and holding management accountable for creating long-term shareholder value.

The Lead Independent Director has significant responsibilities to aid in the independent oversight of management, including:
•	Presiding at meetings of the Board (including meetings of the independent directors) and shareholders in the Chair’s absence;
•	Serving as the liaison between the Chair and the independent Directors;
•	Approving meeting agendas, schedules and materials for the Board;
•	Having the authority to call meetings of the Board and independent Directors; and
•	Being available to engage with shareholders upon request and as appropriate.
In addition, the Lead Independent Director supports the Board in a number of ways, including supporting the Corporate Governance Committee in considering the form of Board evaluation and playing a significant role in helping to complete the annual evaluation; engaging in the
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director recruitment process and meeting with prospective director nominees; in coordination with the Chair, leading the Board in CEO succession planning; supporting the People Resources Committee and Board in discussions regarding the CEO’s performance evaluation and compensation determinations; and such other duties and responsibilities as may be requested by the Board.
In addition, when not named a standing member of a committee, the Lead Independent Director may attend and participate in meetings of any committee of the Board as if he were a member of such committee.
Access to Management and Advisors
A member of senior management is assigned to each committee to act as a staff officer. The Chief Financial Officer serves as the staff officer for the Audit and Finance Committees; the General Counsel serves as the staff officer for the Compliance and Corporate Governance Committees; and the Chief Human Resources Officer serves as the staff officer for the People Resources Committee. These executive officers work with their respective committee chair to assist in setting and developing meeting agendas and materials and attend meetings as appropriate. Committee chairs communicate regularly with staff officers, the other executive officers and other members of management between scheduled Board meetings with respect to committee issues, and management is expected to update the Board on any significant Company matters or competitive developments between Board meetings.
The Board and its committees are able to access and retain independent advisors as, and to the extent, they deem necessary or appropriate.
BOARD EVALUATIONS AND BOARD EFFECTIVENESS
Evaluation Process
The Board evaluation process allows the Board to gain insights into the effectiveness of, and challenges facing, the Board, its committees and its individual members, with the goal of enhancing Board performance. Cigna’s Board is committed to ongoing improvement and the evaluation process is an important vehicle that fosters and supports effectiveness. Our board evaluations are designed to solicit input and perspective on various matters, including:
•	board and committee structure and the role and responsibility of the Board;
•	board composition, including size, diversity and skill set;
•	board dynamics and culture;
•	governance policies and practices;
•	strategy and risk oversight;
•	relationship with management;
•	board response to trends and developments;
•	board operations, including the conduct and cadence of meetings, schedule, information flow and relationships with outside advisors; and
•	overall performance.
As set forth in its charter, the Corporate Governance Committee oversees the Board, committee and individual director evaluation process. The Corporate Governance Committee and the independent Chair of the Board or Lead Independent Director, as applicable, determine the appropriate form of evaluation and consider the design of the process to ensure it is both meaningful and effective.
In 2021, directors were interviewed by either the Chair of the Corporate Governance Committee or the independent Chair of the Board. The Chair of the Corporate Governance Committee and independent Chair of the Board reviewed the feedback from the individual director interviews and shared any committee-specific feedback received during the interview process with each of the committee chairs. Feedback on director performance is shared with each director individually. The Chair of the Corporate Governance Committee and the independent Chair of the Board also led a discussion with the full Board. The chairs of each committee led a similar self-assessment discussion for their particular committee.
From time to time, the Board has engaged an independent third party to conduct the Board evaluation, most recently in 2019. The Corporate Governance Committee and Board have agreed to use an independent third party to facilitate the Board evaluation process approximately every three to five years, or on an as needed basis.
The results of the evaluation process support the Board’s belief that the Board and its committees are operating effectively.
Board Refreshment and Succession Planning
Our Corporate Governance Committee engages in Board succession planning on an ongoing basis. The Corporate Governance Committee is responsible for identifying new director candidates, reviewing the composition of the Board and its committees and making recommendations to the full Board on these matters. When identifying new candidates for the Board, the Committee focuses on identifying candidates that possess skills and qualifications that will support the Company’s short- and long-term strategy, while being mindful of the complex and dynamic nature of the health services industry, as well as any upcoming planned retirements. The Committee’s objective is to balance the knowledge and insights gained from long-term service on the Board with the new skills and experience that results from adding directors to the Board, at a pace that allows the Board to maintain its high-performing and effective culture. On a targeted basis, the
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Corporate Governance Committee retains a third-party search firm to assist in identifying and evaluating candidates for Board membership. A third-party firm provided such assistance to the Committee in the recruitment of Ms. Hathi.
The Guidelines require the Corporate Governance Committee, and any search firm it engages, to include women and racially and ethnically diverse candidates in the pool from which the Committee selects director candidates.
New directors undergo an extensive Board and committee orientation process, overseen by the Corporate Governance Committee. The orientation process is designed to enable new members of the Board to become active, knowledgeable and effective Board members. As part of this process, each new director receives a series of briefings designed to provide meaningful interactions with our executive officers and other senior leaders. These briefings focus on, among other topics, our business operations, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, corporate governance, human capital management and leadership succession, and key policies and practices, including our Codes of Ethics, as well as the roles and responsibilities of the Board. Board orientation may also include site visits to key business operations.
RESPONSIBILITIES OF THE BOARD
Board Oversight of Risk and Enterprise Risk Management
The Board of Directors has the ultimate responsibility for risk oversight under Cigna’s risk management framework. The Board oversees our policies and procedures for assessing and managing risk, while management is responsible for assessing and managing our exposures to risk on a day-to-day basis. The Board executes its duty both directly and through the Audit, Compliance, Corporate Governance, Finance and People Resources Committees. The Audit Committee oversees the Company’s enterprise risk management framework, which is designed to identify and assess risks that have an impact on the attainment of Cigna’s strategic and financial goals and each of the committees oversees risks related to the subject matter delegated to such committee. Risks not otherwise delegated to a committee are overseen by the full Board.
Key Areas of Risk Oversight

Board of Directors Business strategy CEO succession planning ESG strategy, initiatives and risks
Audit Financial statements Internal controls Disclosure controls and processes Cybersecurity	Compliance Compliance programs Compliance risk assessments Data privacy Code of Ethics and Director Code	Corporate Governance Corporate governance policies and practices Board succession planning ESG landscape, policies and performance Shareholder engagement Political and charitable contributions	Finance Capital deployment Operating plan/budget Technology investments Investment strategy	People Resources Executive compensation Incentive compensation programs and policies Succession planning Human capital management, including diversity, equity and inclusion
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Shareholder Engagement
The Board and the Corporate Governance Committee oversee the Company’s shareholder engagement practices. We engage with shareholders on issues related to corporate governance, executive compensation, corporate responsibility, Company performance and other areas of focus for shareholders. Our engagement with shareholders helps us better understand our shareholders’ priorities and perspectives. We take insights from this feedback into consideration and share them with our Board as we review and evolve our practices and disclosures.
SHAREHOLDER ENGAGEMENT
We engage with shareholders throughout the year.

In 2021, we invited holders of 73% of our outstanding stock to engage with us.

Throughout the year, we engaged on governance-related topics with holders of 49% of our outstanding stock.

Topics
Corporate governance and shareholder rights
Board composition
Executive compensation and human capital matters
Diversity, equity and inclusion efforts
ESG initiatives
Response to COVID-19 pandemic

Our engagement with shareholders have also influenced our policies and practices. In 2021, following engagement with our shareholders, we enhanced our disclosure practices by mapping our disclosures to the Sustainability Accountability Standards Board (SASB) Standards and published our 2020 Employee Information Report (EEO-1) report on our website at https://www.cigna.com/static/www-cigna-com/docs/about-us/corporate-responsibility/equal-employment-opportunity.pdf. In addition, we have implemented several governance enhancements in recent years that shareholders have expressed support for in our engagement discussions, including, for example, our adoption of a policy to ensure a diverse candidate pool for all director searches, which requires that the Corporate Governance Committee and any search firm it engages include women and racially and ethnically diverse candidates in the pool from which the Committee selects director candidates, the adoption of our proxy access and shareholder right to call a special meeting bylaws, and the elimination of supermajority voting provisions in our governing documents.
Oversight of Business Strategy
The Board provides unique insights into the strategic issues facing the Company, including changes in the regulatory environment, changing market dynamics and the competitive landscape. The Board and its committees provide guidance and oversight to management with respect to Cigna’s business strategy throughout the year. As part of its oversight of business strategy, the Board:
•	reviews Cigna’s annual and longer-term strategic plan, financial targets and strategies for achieving those targets;
•	reviews and assesses Cigna’s results of operations, financial performance, prospects and competitive position;
•	discusses external factors that affect the Company, such as regulatory developments and trends impacting the health services industry generally;
•	reviews our performance compared to our competitors; and
•	evaluates potential strategic alternatives relating to Cigna and our business, including possible acquisitions, divestitures and business combinations.
Leadership Succession Planning and Human Capital Management Oversight
Our organizational structure is designed to position us for sustained growth and the Board views our leadership team as a key strength of the Company. In coordination with the Chair, the Lead Independent Director leads the Board in CEO succession planning. Through its People Resources Committee, the Board also oversees succession planning for other leadership roles, including executive officers and key members of senior management. With the assistance of the People Resources Committee, the Board also reviews emergency succession plans.
A global, diverse workforce that is experienced, engaged, healthy and connected is essential to our achieving our mission. In addition to leadership succession planning, the People Resources Committee is actively engaged in the oversight of the Company’s human capital management through its review of the following topics:
•	the Company’s employee health and well-being programs, including structure and outcomes;
•	the Company’s Enterprise Incentive Plan and the Long-Term Incentive Plan for management;
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•
the Company’s performance relative to the acquisition and retention of talent, leadership and development programs, and other initiatives and plans to help ensure that we have talent positioned to deliver on our strategy; and

•	the Company’s principal policies, practices and progress relative to pay equity and to diversity, equity and inclusion.
Corporate Responsibility Oversight
The Board has oversight responsibility for our Environmental, Social and Governance (ESG) corporate responsibility strategy and initiatives and has delegated certain responsibilities to the Audit, Compliance, Corporate Governance, and People Resources Committees. The Corporate Governance Committee monitors the Company’s corporate responsibility and environmental sustainability policies and performance, reviews the annual corporate responsibility report, and periodically updates and makes recommendations to the Board with respect to such matters. The Corporate Governance Committee is regularly updated on corporate responsibility and environmental sustainability considerations, trends and feedback raised by shareholders, proxy advisory firms and other stakeholders. The Audit Committee oversees our disclosure controls, including with respect to our ESG disclosure, as well as cybersecurity. The Compliance Committee oversees health care regulatory requirements governing our business operations, ethics and data security and privacy. The People Resources Committee oversees human capital management matters, including pay equity and diversity, equity and inclusion.
Cybersecurity Oversight
The Board has ultimate oversight over the Company’s privacy and cybersecurity programs and strategy. The Board executes this oversight directly and through both the Audit Committee, for cybersecurity purposes, and the Compliance Committee, for privacy purposes. In these capacities, the Board is responsible for ensuring that the Company has risk management policies and processes in place to meet and mitigate evolving risks and threats. These committees, as well as the full Board, are briefed on cybersecurity and privacy issues. These briefings are designed to provide visibility about the identification, assessment, and management of critical risks, audit findings, and management’s risk mitigation strategies. Additionally, these briefings include information about current trends in the environment, incident preparedness, and various components of the Company’s cybersecurity and privacy programs.
The foundation of our cybersecurity program is our enterprise-wide security policies and standards. Our cybersecurity program and our security policies and standards are aligned with the National Institute of Standards and Technology (NIST) 800-53 Cybersecurity
Framework. NIST is an internationally recognized security control framework used by companies to assess and improve their ability to prevent, detect, and respond to cyberattacks. In addition to the NIST framework, we leverage the International Organization for Standardization (ISO) 27001 and 27002 standards. NIST and ISO standards are internationally accepted and provide best practice recommendations for initiating, implementing, and maintaining information security management systems. In addition, all employees are required to complete an annual cybersecurity training course. This training is complemented by ongoing security awareness messaging.
BOARD MEETINGS AND COMMITTEES
In 2021, the Board held nine meetings and the committees of the Board held a total of 30 meetings. At all regular Board meetings held in 2021, the independent members of the Board met without management present. As part of all regularly scheduled Board meetings, the Chair presided over all executive sessions of the Board. Each committee also met without management on a regular basis in connection with their respective meetings.
Each director attended more than 75% of the aggregate of all meetings of the Board and committees on which such director served in 2021. During 2021, Board and committee attendance was 97%. In addition to formal Board meetings, the Board engages with management regularly throughout the year.
The Board expects directors to attend the annual meeting of shareholders. All individuals then serving as directors attended the 2021 annual meeting. All continuing directors are expected to attend the Annual Meeting in 2022.
The specific roles and responsibilities of the Board’s Executive, Audit, Compliance, Corporate Governance, Finance and People Resources Committees are delineated in written charters adopted by the Board. Complete copies of the committee charters are available on Cigna’s website at www.cigna.com/about-us/company-profile/corporate-governance/board-committees. Each member of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees is independent under the terms of Cigna’s independence standards, which are included in the Guidelines and consistent with the independence standards set forth in the NYSE’s listing standards.
The Executive Committee may exercise the power and authority of the Board as delegated by the Board when convening a meeting of the full Board of Directors is impracticable. Mr. Cordani is Chair of the Executive Committee and General Granger, Ms. Mazzarella, Mr. Partridge, Ms. Ross, Mr. Wiseman and Ms. Zarcone serve on the Executive Committee. Mr. Partridge will retire from the Board, effective as of the Annual Meeting, at which time Mr. Foss will join the Executive Committee. The Executive Committee did not meet during 2021.
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A summary of the key committee responsibilities and the composition of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees is set forth below.
AUDIT COMMITTEE
Current Members Ms. Ross (Chair) Mr. DeLaney Ms. Hathi Mr. Partridge Met eight times in 2021	Primary Responsibilities

The Audit Committee assists the Board in fulfilling its oversight responsibility regarding the integrity of the Company’s financial information and the adequacy of the Company’s internal controls, the qualifications, independence and performance of the Company’s independent registered public accounting firm (the Independent Auditors), the performance of the Company’s internal audit function and compliance by the Company with legal and regulatory requirements. Among its responsibilities, the Committee:

•
Appoints, oversees the work and compensation of, and removal of, the Independent Auditors; reviews and approves in advance the terms of the engagement of the Independent Auditors and all audit and permissible non-audit services to be provided by the Independent Auditors

	•	Reviews with the General Auditor the risk assessment process, results and resulting annual audit plan for the upcoming year and the results of internal audit activities
	•	Oversees policies with respect to risk assessment and risk management, oversees the Company’s financial risks and discusses with management the Company’s enterprise risk management framework
•
Reviews with the Independent Auditors and management both management’s assessment and the Independent Auditors’ annual report on the effectiveness of the Company’s internal controls and reviews with management the adequacy and effectiveness of the Company’s internal controls, financial controls, and disclosure controls and procedures, including ESG

•
Reviews with management and, if appropriate, the Independent Auditors, Cigna’s annual and quarterly financial statements, earnings press releases and significant accounting policies and policies regarding financial information and earnings guidance provided to analysts and rating agencies

	•	Reviews litigation and other legal or regulatory matters that may have a material impact on the Company’s financial statements
	•	Reviews the Company’s information technology security program and reviews and discusses the controls around cybersecurity, including the Company’s business continuity and disaster recovery plans
•
Establishes, oversees and reviews procedures related to (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, auditing matters or federal securities laws reporting and disclosure matters; and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees

All members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and Ms. Ross, Mr. DeLaney and Mr. Partridge have been designated “audit committee financial expert[s]” as defined in the SEC rules. For more information regarding the Audit Committee’s activities see “Report of the Audit Committee” in the Audit Matters section of the Proxy Statement.

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COMPLIANCE COMMITTEE
Current Members General Granger (Chair) Dr. McClellan Ms. Zarcone Met five times in 2021	Primary Responsibilities

The Compliance Committee assists the Board in fulfilling its oversight responsibility regarding the Company’s compliance and ethics programs, including compliance with laws and regulations that apply to our business operations, such as data privacy and the U.S. federal and state healthcare program requirements. Among its responsibilities, the Committee:

	•	Oversees key compliance programs and reviews the structure, operation and effectiveness of the compliance risk assessment processes and compliance programs
	•	Reviews significant compliance risk exposures or violations and the steps to monitor, correct and/or mitigate such exposures or violations
•
Oversees the administration of the Company’s Code of Ethics and Principles of Conduct and Director Code of Business Conduct and Ethics and recommends changes thereto to the Board, considers any requests for waivers from the Code or the Director Code benefiting the Company’s executive officers or directors and review any waivers from the Code granted to the Company’s employees

CORPORATE GOVERNANCE COMMITTEE
Current Members Ms. Zarcone (Chair) Mr. DeLaney General Granger Dr. McClellan Met six times in 2021	Primary Responsibilities

The Corporate Governance Committee assists the Board in fulfilling its oversight responsibility regarding the Board’s structure, organization, performance and effectiveness and the Company’s corporate responsibility and environmental sustainability policies and performance. Among its responsibilities, the Committee:

	•	Oversees the Board and each committee’s composition (including member qualifications), structure, size and succession planning
	•	Monitors corporate governance developments and recommends changes to our Certificate of Incorporation, By-Laws and Corporate Governance Guidelines to the Board
	•	Oversees the evaluation of the Board, its committees and each director
•
Monitors the Company’s corporate responsibility and environmental sustainability policies and performance, reviews the annual corporate responsibility report and makes recommendations to the Board with respect to related policies, practices and initiatives

	•	Reviews any related person transactions
	•	Oversees non-employee Director compensation and related plans
	•	Oversees policies by which interested parties, including shareholders, may make significant concerns known to the Board
	•	Oversees policies and practices regarding political and charitable activities, including any contributions therewith
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FINANCE COMMITTEE

Current Members
 Mr. Partridge (Chair)*
 Mr. Foss
 Ms. Hathi
 Mr. Kurian
 Ms. Ross
 Ms. Mazzarella

Met five times in 2021

* Upon Mr. Partridge’s retirement at the Annual Meeting, Mr. Foss will become chair of the Committee.
Primary Responsibilities

The Finance Committee assists the Board in fulfilling its oversight responsibilities regarding the Company’s financial resources and invested assets, capital, investment policies and information technology strategy and execution. Among its responsibilities, the Committee:

•	Reviews the management of the Company’s financial resources, financial objectives and invested assets
•	Reviews the annual operating plan and capital plan, dividends, and delegation of authority to management to address the Company’s capital and debt and capital position
•	Reviews the Company’s information technology strategy and execution
•	Acts upon proposed investments, divestitures, capital commitments and certain sourcing arrangements
•	Approves the investment strategy and reviews the Company’s investment policies and guidelines
•	Oversees the Company’s capital and investment-related risks, including with respect to its technology-related risks
PEOPLE RESOURCES COMMITTEE
Current Members Ms. Mazzarella (Chair) Mr. Foss Mr. Kurian Met six times in 2021	Primary Responsibilities

The People Resources Committee assists the Board in fulfilling its oversight responsibilities regarding the Company’s human resources, including human resource policies and policy controls, people development, and compensation and benefit programs and plans, including for the Company’s executive officers. Among its responsibilities, the Committee:

	•	Oversees and approves, as appropriate, compensation design and award strategies and material employee benefit plans
	•	Makes recommendations to the Board regarding equity compensation plans and material amendments to such plans and approves equity compensation awards
	•	Approves executive compensation program design, including performance measures and goals, formulas and payouts under short-term and long-term cash-based and equity-based incentive plans
•
Reviews and approves the various elements of compensation for any current or prospective executive officers other than the Chief Executive Officer, for whom the Committee makes recommendations to the independent members of the Board

•
Reviews and approves goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those established goals and objectives

•
In consultation with the Chief Executive Officer, reviews the Company’s people development processes; oversees the policies and processes for people development and supports the Board in the assessment of current and potential executive officers and key senior management, including succession planning

	•	Oversees potential risks in incentive compensation programs and policies
	•	Reviews and monitors the Company’s diversity, equity and inclusion programs
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CODES OF ETHICS
Cigna is committed to conducting business in accordance with the highest standards of integrity, legal compliance and ethical conduct. All directors and employees, including executive officers, must comply with the Company’s Code of Ethics, available on Cigna’s website at www.cigna.com/about-us/company-profile/corporate-governance/code-of-ethics. In addition, directors must also comply with the Director Code of Business Conduct and Ethics, available on Cigna’s website at www.cigna.com/static/www-cigna-com/docs/about-us/company-profile/corporate-governance/board-code-of-ethics.pdf. The Board believes that having a separate code of conduct for the Board meaningfully enhances Cigna’s governance framework by making Board-specific policies clearer. Both the Director Code of Business Conduct and Ethics and the Company Code of Ethics, together with Cigna’s related policies and procedures, address major areas of professional conduct, including, among others, conflicts of interest, protection of private, sensitive or confidential information, insider trading and adherence to laws and regulations affecting the conduct of Cigna’s business. Directors and employees annually affirm their adherence to the Director Code of Business Conduct and Ethics and the Code of Ethics, as applicable.
CORPORATE RESPONSIBILITY
As a global health services company, Cigna strives to earn trust through responsible business practices, corporate citizenship and providing services that meet our customers’ individual needs. Inspired by our mission, Cigna works to positively impact the health of people, communities and the environment.
Our Cigna Connects Corporate Responsibility framework focuses on four key pillars – healthy environment, healthy society, healthy workforce and healthy company. This framework guides how Cigna works to achieve its mission through our responsible business practices and dedication to serving the varied needs of our stakeholders. Cigna plays a unique role in helping to address today’s challenges by developing innovative solutions that help support a sustainable health care system and deliver long-term shared value for our business and society.
In 2021, Cigna engaged an independent consultant to perform an updated Environmental, Social and Governance (ESG) materiality assessment. Cigna’s evolved corporate responsibility framework is guided by the outcome of this assessment, which identifies the ESG issues that matter most to Cigna and our stakeholders, and that represent areas where we have the greatest capacity to take action and make a positive impact. The results of our assessment identified and prioritized the ESG focus areas, which are highlighted in the table below. We intend to review these focus areas annually and conduct a formal materiality assessment every couple of years.
Healthy Environment	Healthy Society	Healthy WorkforCe	Healthy COMPANY
• Climate Change & Emissions • Sustainable Operations	• Sustainable Healthcare • Health Equity • Community Resilience • Product Service & Quality	• Human Capital Development • Employee Health, Safety & Well-being • Diversity, Equity & Inclusion	• Responsible Supply Chain • Business Ethics & Compliance • Leadership & Accountability • Data Protection
Cigna annually publishes a corporate responsibility report, Cigna Connects, highlighting our corporate responsibility goals and initiatives and covering the critical topics that underscore our corporate responsibility framework. In addition, we have mapped and linked our disclosure on a range of ESG topics to metrics outlined by the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and the Task Force on Climate-Related Financial Disclosures (TCFD) voluntary disclosure frameworks. This report is presented to the Corporate Governance Committee, which reviews the report with the Board. We encourage our shareholders to review our most current report, which is available on Cigna’s website at www.cigna.com/about-us/corporate-responsibility/report/.
Cigna has received many recognitions for our responsible business practices, including:
•	Named industry leader on the Dow Jones Sustainability Indices, marking the fifth straight year that Cigna has been named to the indices (November 2021);
•	Named to the JUST 100 – America’s Most Just Companies list. Cigna scored in the top 40, coming in at 34 of a total of 954 ranked companies (October 2021);
•	Human Rights Campaign, corporate equality index score of 100 (January 2021);
•	Named to CR (corporate responsibility) Magazine 100 Best Corporate Citizens list (May 2021); and
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•	Received ESG Rating Score of A from MSCI (November 2021), “Low Risk” score from Sustainalytics (December 2021), “Prime” by ISS-Oekom (December 2021), and “Gold” rating by Ecovadis (January 2021).
For additional information regarding the Board’s oversight of corporate responsibility, see “Responsibilities of the Board – Corporate Responsibility Oversight.”
Human Capital Management
Cigna’s mission is to improve the health, well-being and peace of mind of those we serve by enabling affordable, predictable and simple health care. A global healthy and diverse workforce is essential to achieving our mission and our business growth strategies. We are continually investing in our global workforce to support our employees’ health and well-being, further drive diversity, equity and inclusion, provide fair and market-competitive pay and foster their growth and development.
As of the end of 2021, we had approximately 73,700 employees, with 89% of our employees based in the United States. Almost all of our employees are full-time, with less than 2% of employees regularly working fewer than 30 hours per week.
Health, Well-Being and Other Benefits
Tending to our employees’ health, well-being and peace of mind is more than just our mission – it is a critical business imperative for our company. At Cigna, we believe that the provision of health and well-being benefits for our employees is our responsibility as an employer, and should not be outsourced to the government or other third parties. Ensuring that our employees have comprehensive health and well-being benefits is not only the right thing to do from a societal perspective – it is also one of the most important investments in our enterprise that we make each year. That is because we strongly believe that a healthy workforce is more productive, has fewer absences and is a critical enabler for us to drive our business and our strategy forward, thereby creating significant shareholder value. In 2021, Cigna invested approximately 19% of total payroll in health, well-being and other benefits, including life and disability programs, 401(k) contributions, and retirement-related benefits for its employees in the United States, which represents an increase from the prior year attributed to medical spend and COVID-19-related benefits offered to employees.
In addition to traditional medical and pharmacy benefits, we provide mental health support to employees. We believe that positive mental health is the foundation for other dimensions of well-being, and we work to ensure that our employees are aware of the resources we provide, and that they feel comfortable taking advantage of them without stigma. Our programs in support of mental health include: employee assistance program (EAP) benefits that are free to all employees and to any member of their household, digital tools that provide access to education, and therapy to help individuals build greater resilience and cope with stress, anxiety and depression. As a result of our investments, and our efforts to build and reinforce a culture of health within the organization, an average of 86% of employees who responded to our global surveys over the past two years indicated that Cigna’s health and well-being programs encourage them to pursue a healthy lifestyle (with an average 70% employee response rate).
Our programs also include a caregiver leave program that allows employees time away at full pay to bond with a new child or care for a sick family member. In addition, we support financial well-being by offering debt and credit counseling, student loan debt consolidation support, and one-on-one retirement counseling, in addition to a competitive 401(k) match for those employees who participate in our plan, which includes the vast majority of our employees.
Diversity, Equity & Inclusion
We recognize that our continued success depends on the collective strengths of our employees. At Cigna, individual differences represent a mosaic of opportunities, and diversity, equity and inclusion further enable us to execute on our long-term business strategy and drive the future success of the Company. Championing a diverse and inclusive workplace improves our ability to innovate and create solutions that resonate with our customers, partners, and communities. At Cigna, we take an expansive view of diversity including race, ethnicity, nationality, gender, veteran status, ability, sexual orientation and gender identity. As of the end of 2021, 70% of our employees were women, and 26% of our employees in the United States were from underrepresented groups (which includes Black/African American, Hispanic or Latinx, Pacific Islander and American Indian/Alaskan). Additional information on the diversity of our workforce, including data based on our Employee Information Report (EEO-1), can be found in our Corporate Responsibility Report. In addition, our 2020 Employee Information Report (EEO-1) filed with the U.S. Equal Employment Opportunity Commission is available on our website at https://www.cigna.com/static/www-cigna-com/docs/about-us/corporate-responsibility/equal-employment-opportunity.pdf.
In 2021, we launched Enterprise Diversity, Equity, and Inclusion (DEI) Council. The DEI Council, chaired by our Chief Executive Officer, is comprised of leaders from various areas of the Company. The DEI Council’s focus is on advancing health equity and continuing to strengthen our diverse and inclusive culture. We also released our initial Diversity Scorecard, a tangible example of our commitment to leading and being transparent with our DEI progress.
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We take great pride in our diverse and talented workforce and are committed to being an employer of choice for diverse talent. This commitment is demonstrated through our programs and practices to attract, retain and reward our employees. In 2020, we updated our diversity, equity and inclusion (DEI) strategy to focus on:
•	elevating the next set of diverse leaders;
•	striving to ensure every employee feels a sense of belonging, and is able to reach their fullest potential;
•	proactively monitoring our people processes and programs to promote equitable outcomes; and
•	showcasing the impact of DEI with our colleagues, customers, clients and communities.
We recruit, hire, train and promote persons in all positions and work to ensure that all personnel actions are administered without regard to an employee’s race, color, religion, ethnicity, gender or sexual orientation. We are committed to attracting and recruiting key diverse talent across various leadership development programs and other entry level positions with the business. This success is rooted in strategic relationships with diverse student groups at our partner colleges and universities as well as our commitment to multiple national, regional, and local organizations, which provide us focused recruiting opportunities with women, the LGBTQA+ community, military veterans, and underrepresented groups. We push ourselves to increase representation of women and racially and ethnically diverse individuals, particularly in middle and senior management roles. We provide “unconscious bias” training to help ensure that decisions around hiring and promotions are focused on abilities and qualifications. Since 2020, unconscious bias training is required of all employees. Additional information about our programs that foster diversity, equity and inclusion can be found on page 93 in our statement about the gender pay gap shareholder proposal. For 2022, diversity, equity and inclusion is included as an area of focus in the strategic priorities measure of the Enterprise Incentive Plan. Our Board of Directors, directly and through its People Resources Committee, is updated routinely by management on our diversity, equity and inclusion programs and progress.
We are committed to fairness in pay and opportunity for all of our employees. Our compensation practices, rooted in our pay-for-performance philosophy, promote equity in pay through measures such as benchmarking compensation by role, eliminating inquiries regarding applicants’ compensation history from the hiring process and monitoring for potential disparities. Our most recent pay equity analysis, conducted in 2022, showed that in the United States, female employees at Cigna earn more than 99 cents for every dollar earned by similarly-situated male employees, and employees from underrepresented groups (which includes Black/African American, Hispanic or
Latinx, Pacific Islander and American Indian/Alaskan) earn more than 99 cents for every dollar earned by similarly-situated white employees.
Additional information regarding our commitment to diversity, equity and inclusion and equitable pay is included in our Pay Equity Commitment Statement, which can be found on our website at https://jobs.cigna.com/payequity. In this statement, we emphasize our commitment to fairness in pay and opportunity for all of our employees, regardless of gender, race or ethnicity, as well as the steps we are taking to increase the representation in Cigna’s leadership to ensure that the perspectives of women are included at all levels throughout the Company.
Talent Acquisition, Development and Retention
Our talent acquisition and rewards strategies are designed to ensure we attract and retain skilled employees who are engaged in our mission. Our compensation program is rooted in market competitive base salaries and incentives that reward contributions that advance the Company’s strategy and mission. Our online learning platform and career development tools and events offer a broad range of training, education and development resources to all employees. In 2021, U.S. employees on average engaged in 62 hours of learning through these resources. Cigna’s learning experience platform, myUniversity, is a central resource for employee learning. Ninety-one percent (91%) of the global Cigna employee population (exclusive of MDLive employees) are active users of myUniversity. In 2021, approximately 1.9 million hours of learning were completed in myUniversity. Enterprise leadership development programs were provided to executive, high-potential, and new manager audiences to develop and expand leadership capability across the enterprise. Cigna also offers an education reimbursement program for both full and part-time employees who meet the continuing education criteria.
We believe that each of these factors – a comprehensive health and well-being program, a strong commitment to a diverse and inclusive workforce, a compensation program that is fair, equitable and rooted in competitive market data, and robust talent acquisition and development strategies and programs – contribute to employee engagement and retention. We regularly measure the engagement of our employees through global surveys, the results of which are used by Cigna’s leaders to identify ways in which we can strengthen our culture, simplify processes, enhance engagement, and improve customer interactions.
Throughout the COVID-19 pandemic, we have been unwavering in our commitment to our employees. In March 2020, we transitioned nearly all of our global employees who could do so to work at home and, in 2021, over 90% of our employees continued to work from home. We have provided support to those adjusting to new work
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environments, such as internet access for those employees where the required internet access could cause a financial hardship. Over the course of the past year, we have taken a mindful approach to reopening our offices, with the health and safety of our employees top of mind. We reopened all of our offices in the second half of 2021, and made them available for any fully vaccinated employees who wished to come on site to socialize or collaborate in person. As we reopened, we adopted new ways of working, which provide our employees, where possible, with the flexibility to work in a mix of on-site, flexible and at home arrangements. In addition, we recognize the increased strain that our employees feel outside of work, and have taken a number of steps to support our employees as they care for themselves and their loved ones. Examples include providing employees with emergency paid time off (ETO) that could be used, among other reasons, if an employee needed to quarantine and could not work at home, needed to care for a family member or was caring for a child or parent who was at home because daycare, school, or eldercare facilities were closed or unavailable. Beginning in May, employees can continue to use ETO for COVID-19 vaccination-related absences. We also relaxed certain eligibility requirements for our caregiver leave program, enabling our employees to take the time they needed to care for loved ones that are sick with COVID-19. We have also supported the families of our employees through tutoring services, assisting employees that are seeking qualified, in-home child care and encouraging COVID-19 vaccinations through a variety of incentive programs.
For additional information regarding the Board’s oversight of human capital management, see “Responsibilities of the Board – Leadership Succession Planning and Human Capital Management Oversight.” For additional information regarding our commitment to Board diversity, see “Election of Directors – Commitment to Board Diversity.”
The Cigna Foundation
The Cigna Foundation’s charitable giving philosophy is part of our mission to improve the health, well-being, and peace of mind of those we serve. The Cigna Foundation focuses on opportunities to make a difference in the health of our communities and create a better future, through partnerships that address socioeconomic status, education, neighborhood and physical environment, employment, and social support networks, as well as access to health care, otherwise known as social determinants of health. Our philanthropy goes beyond financial contributions to include employee engagement, volunteer activities, and community involvement.
In 2021, the Cigna Foundation funded approximately $15.8 million towards the following focus areas: health and well-being, education and workforce development, community and social issues, military, veterans and first responders, disaster relief, global and trending causes, employee programs, and its signature programs: Building Equity and Equality Program, Cigna Scholars, and Healthier Kids For Our Future®.
Through the Cigna Foundation’s signature Healthier Kids For Our Future® initiative, a $25 million, five-year global initiative launched in 2019, we continued to address challenges affecting children’s health and well-being. In 2021, the Cigna Foundation made grants totaling $5 million for programs designed to help eliminate food insecurity and focus on the mental health needs of children. The Building Equity and Equality Program was launched in 2020 and is a five-year initiative to expand and accelerate efforts to support diversity, inclusion, equality, and equity for communities of color. In 2021, over $500,000 was funded towards grant programs supporting the Building Equity and Equality Program and other community and social issues.
In addition to its signature programs, the Cigna Foundation supports grant programs aligned to its mission and strategy:
•
Health and well-being grants were awarded to nonprofit organizations that focus on efforts to improve overall access to care, treatment and medication, chronic disease treatment and prevention, behavioral health conditions, dental health, wellness programs, and maternal, prenatal and newborn health.

•
Education and workforce development grants focused on pre-kindergarten through post-secondary and adult education programs designed to improve school readiness, facilitate academic achievement and drive the pursuit of careers in health care intended to improve health outcomes for all populations.

•
Other areas of focus included direct service programming grants to support active duty military, veterans, first responders, and their families leading to economic empowerment and career and workforce readiness. The Cigna Foundation continuously addresses topical issues facing individuals and communities by providing support to communities impacted by natural disasters and/or community devastation. The Cigna Foundation also provides support outside the United States, aligned to health equity and access to care goals.

Together with the New York Life Foundation, the Cigna Foundation continued its support of the families of health care workers who lost their lives to COVID-19 through the Brave of Heart (BOH) Fund. Launched and funded in 2020, the BOH fund provided financial assistance and emotional support to more than 900 families. The application period for grants from the Fund closed in 2021. Remaining funds are scheduled to be donated to programs initially focused
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on mental health and well-being of healthcare workers, grief and bereavement resources and diversifying the healthcare worker pipeline.
The Cigna Foundation continued its support of Cigna’s employees through the Cigna Scholars Program in 2021, providing $3,000 academic scholarships to more than 250 dependents and grandchildren of Cigna employees. This program helps to close the affordability gap for Cigna families and the next generation of students.
In 2021, Cigna Foundation also recognized employees’ philanthropic passions, outstanding efforts towards volunteerism and the connections made between personal health and charitable giving by funding approximately $2.5 million to preferred causes of Cigna employees through matching gifts, healthy lifestyles and community service grants.
ANNUAL POLITICAL CONTRIBUTIONS AND LOBBYING ACTIVITY REPORT
Cigna is committed to transparency and strives to provide clarity about our goals and positions related to the Company’s federal and state lobbying and advocacy efforts, as well as why we believe active engagement in the public policy arena is important to our mission, business and customers. Cigna published its first annual political contributions and lobbying activity report in 2011. Our report provides information on our overall lobbying framework, including the areas in which we focus our advocacy efforts and why we believe active engagement in the public policy arena is necessary to support the achievement of our mission, the success of our business and the well-being of our customers. The report also provides information about: (1) direct political contributions that Cigna makes at a corporate level; (2) contributions that Cigna makes through the Cigna Political Action Committee; and (3) the total amount of annual dues paid to any industry trade association to which Cigna pays $50,000 or more in annual dues, as well as the portion of any such dues that such trade associations inform us are allocable to any non-deductible lobbying expenses. The Corporate Governance Committee oversees Cigna’s political and lobbying activities. The Company updates the report annually and we encourage you to review our 2021 report which is available on Cigna’s website at www.cigna.com/about-us/company-profile/corporate-governance/.
CERTAIN TRANSACTIONS
Transactions with Related Persons
Cigna has not adopted a written policy concerning the review, approval or ratification of related person transactions. Cigna compiles information about transactions between Cigna and Cigna’s directors, director nominees, executive officers and any immediate family members and affiliated entities identified by directors, director nominees and executive officers as having any form of relationship with Cigna, as well as shareholders that identified themselves since the beginning of 2021 as beneficially owning more than 5% of Cigna’s common stock. Cigna’s Office of the Corporate Secretary conducts an analysis to determine whether there may be disclosure required under SEC rules as a related person transaction. On an annual basis, the Corporate Governance Committee reviews the analysis prepared by the Company with the Board.
A member of Mr. Wiseman’s family is an employee of Cigna. The position is not an executive officer or enterprise-level strategic role. Target total annual compensation for this position is determined by reference to a range of compensation for similarly situated roles and is approximately $80,000 to $180,000. Actual compensation was established in accordance with the Company’s compensation practices applicable to non-executive employees with equivalent qualifications, experience and responsibilities. The position also is eligible for standard benefits provided to other non-executive employees. The Board does not view this employment relationship as presenting a conflict for Mr. Wiseman. There were no other related person transactions requiring disclosure under SEC rules.
Compensation Committee Interlocks and Insider Participation
The People Resources Committee is composed of three independent directors: Kathleen M. Mazzarella (Chair), Eric Foss and George Kurian. Eric C. Wiseman served as Chair until his resignation from the Committee in February 2022. There are no compensation committee interlocks.
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Non-Employee Director Compensation
OVERVIEW
Cigna’s director compensation program is designed to attract and retain highly qualified independent directors by addressing the time, effort, expertise and accountability required of active board membership. The Board believes that the director compensation program:
•	aligns with shareholder interests because it delivers a majority of Board compensation through an equity-based component, the value of which is tied to Cigna’s stock price; and
•	is competitive based on the work required of directors serving on the board of an entity of the Company’s size, complexity and scope.
The Corporate Governance Committee periodically reviews director compensation and assists the Board in the administration of director compensation plans. The Board approves the amount and form of director compensation. The Corporate Governance Committee may from time to time engage an independent compensation consultant to assist in its review of director compensation.
DIRECTOR COMPENSATION PROGRAM
The Corporate Governance Committee reviews Cigna’s non-employee director compensation program, initially adopted in 2018, on an annual basis. In 2021, the Corporate Governance Committee, with the assistance of Pay Governance, reviewed the director compensation program to ensure that our pay practices remained competitive and aligned with peer companies. As part of this review, the Corporate Governance Committee reviewed benchmarking data from the Company’s compensation peer group and general industry peer group.
RETAINER TYPE	ANNUAL AMOUNT	METHOD OF PAYMENT
Board (other than an independent Chair of the Board)	$190,000	Cigna common stock
	$120,000	Cash
Independent Chair of the Board	$230,000	Cigna common stock
	$320,000	Cash
Committee chair	$ 25,000	Cash
In addition, the Committee considered changes to the program as a result of the Board’s change in leadership structure. Following this review, the Committee approved an incremental annual cash retainer of $50,000 for the Lead Independent Director, effective January 1, 2022.
There is no retainer for committee membership or service on the Executive Committee. No compensation is paid for directors who are also employees of the Company.
Deferral of Payments
Under the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation (Deferral Plan), directors may elect to defer the payment of the cash and/or common stock portion of their annual retainers. Deferred common stock compensation is credited to a director’s deferred compensation account as a number of shares of hypothetical common stock and ultimately paid in shares. Deferred cash compensation is ultimately paid in cash, and directors have a choice of hypothetical investment funds whose rates of return are credited to that account. These funds include a Cigna stock fund and several other funds selected from those offered to all Cigna employees under the Cigna 401(k) Plan. Directors may elect to receive payments under the Deferral Plan in a lump sum or installments. Lump sum payments are made, or payment installments begin, in January of the year following a director’s separation from service.
Stock Ownership Guidelines
Cigna requires directors to maintain a stock ownership level of at least five times the value of the cash portion of the annual board retainer (currently $600,000) of Cigna common stock. Under the guidelines, directors have five years from their election to the Board to satisfy this ownership obligation. Common stock, deferred common stock, restricted stock units and hypothetical shares of Cigna common stock held by a director count toward the stock ownership guidelines for directors whose service started before February 2014. Directors whose service started after February 2014 may only count common stock and deferred common stock for compliance with stock ownership guidelines. As of December 31, 2021, all of the directors were in compliance with the stock ownership guidelines and each of our directors met or exceeded their ownership requirements or were within the five-year share accumulation period.
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Financial Planning and Matching Charitable Gift Programs
Directors may participate in the same financial planning and tax preparation program available to Cigna executive officers. Under this program, Cigna will make direct payments or reimburse directors for financial planning services that are provided by firms designated by Cigna and for tax preparation services in the amount of up to $6,500 annually. Each director whose service started before 2006 and has at least nine years of board service upon separation from service also is eligible for direct payments or reimbursement in the amount of up to $5,000 for financial planning and tax preparation services during the one-year period following separation from service.
Directors also may participate in the matching charitable gift program available to Cigna employees on the same basis on which employees participate. In addition, upon a director’s retirement, in recognition of the retiring director’s service, the Board may make a donation in the amount of $10,000 to a charitable organization of the director’s choice.
Insurance Coverage
Cigna provides each director, on the same basis as employees and at no cost to the director, group term life insurance coverage and business travel accident insurance coverage. Cigna also provides $1 million of personal umbrella liability insurance coverage for directors. Directors may purchase additional coverage at the group rate.
Directors also may purchase or participate in, by paying premiums on an after-tax basis, additional life insurance, medical care, long-term care, property/casualty personal lines and various other insurance programs available on a broad basis to Cigna employees. Directors and their eligible dependents that are eligible for subsidized coverage under the group benefit programs of another entity or employer are not permitted to participate in Cigna’s employer-sponsored group health plans. Directors also may elect to purchase worldwide emergency assistance coverage. This program, which provides international emergency medical, personal, travel and security assistance, also is available to Cigna executive officers and certain other Cigna employees who frequently travel abroad for business.
Cigna provides each retired director whose service started before 2006 and who has at least nine years of Board service upon separation from service with $10,000 of group term life insurance coverage, with premiums paid by Cigna. In addition, these directors may also participate for two years following separation from service in the medical care programs currently offered by Cigna to retired employees, with premiums paid by the director on an after-tax basis.
DIRECTOR COMPENSATION TABLE FOR 2021
The table below includes information about the compensation paid to non-employee directors in 2021. Mr. Cordani, the only Company employee on the Board, does not receive any director compensation for his Board service.
NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL COMPENSATION ($)
(a)	(b)	(c)	(d)	(e)
William J. DeLaney	120,000	190,000	411	310,411
Eric J. Foss	120,000	190,000	411	310,411
Elder Granger, M.D.	138,750	190,000	11,883	340,633
Isaiah Harris, Jr.(1)	320,000	230,000	65,735	615,735
Neesha Hathi(2)	60,000	95,000	2,911	157,911
George Kurian(3)	120,000	190,000	411	310,411
Kathleen M. Mazzarella	120,000	190,000	411	310,411
Mark B. McClellan, M.D.	120,000	190,000	411	310,411
John M. Partridge	145,000	190,000	411	335,411
William L. Roper, M.D.(4)	72,500	95,000	10,397	177,897
Kimberly Ross	145,000	190,000	411	335,411
Eric C. Wiseman	145,000	190,000	63,279	398,279
Donna F. Zarcone	145,000	190,000	113,350	448,350
(1)	Mr. Harris retired from the Board effective December 31, 2021.
(2)	Ms. Hathi joined the Board effective September 1, 2021.
(3)	Mr. Kurian joined the Board effective March 1, 2021.
(4)	Dr. Roper retired from the Board effective April 28, 2021.
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Fees Earned or Paid in Cash (Column (b))
Column (b) reflects the annual cash retainers for Board and committee service received by each director. Cash retainers are paid during a calendar quarter to directors who are in active service at any time during that quarter. Director fees listed in this column may be deferred by directors under the Deferral Plan (see “Deferral of Payments” above).
Stock Awards (Column (c))
Column (c) lists the aggregate grant date fair value of Cigna common stock awarded to directors as part of their Board retainer, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, applying the same model and assumptions that Cigna applies for financial statement reporting purposes as described in Note 17 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (disregarding any estimates for forfeitures). For 2021, common stock for the annual board retainer was awarded in a calendar quarter to directors who were in active service at any time during that quarter. The number of shares of common stock awarded was determined by dividing the dollar amount of the applicable award by the closing price of common stock, as reported on the NYSE, on the last business day of the second month of the quarter. Beginning with the 2022 Annual Meeting of Shareholders, the common stock portion of the Board retainer will be awarded annually on the date of the annual meeting of shareholders to directors who are in active service on the date of the meeting (and who will continue in active service following the date of the meeting). Directors who commence service as a director on a date other than the date of the annual meeting will receive an award of common stock on the effective date of their appointment, with a grant date value equal to a pro-rated portion of the common stock retainer based on the number of full months until the next annual meeting divided by twelve months. The number of shares of common stock awarded will be determined by dividing the dollar amount of the applicable award by the closing price of common stock, as reported on the NYSE, on the date of the award. Fractional shares are not awarded. The number of shares of common stock awarded is rounded down to a whole number of shares and the cash value of any fractional share is paid as soon as practicable during the quarter after the award date. Common stock awards listed in this column may be deferred by directors under the Deferral Plan. See “Director Ownership” below for amounts and a description of equity-based awards outstanding as of December 31, 2021.
All Other Compensation (Column (d))
Column (d) includes:
•
reinvested dividends on certain share equivalent awards and on deferred Cigna common stock, and dividends paid in cash on restricted stock units, as described under “Director Ownership” in the following amounts: General Granger — $11,472; Mr. Harris — $55,324; Mr. Wiseman — $62,868; and Ms. Zarcone — $110,439;

•
matching charitable awards made by Cigna as part of its matching gift program (also available on a broad basis to Cigna employees) in the amount of $2,500 for Ms. Zarcone and Ms. Hathi. Also includes charitable contributions in the amount of $10,000 each to non-profit organizations in honor of Mr. Harris’s and Dr. Roper’s retirement from the Board; and

•	the dollar value of Company-paid life insurance premiums for all directors.
As permitted by SEC rules, the above table does not include any amounts related to perquisites or personal benefits as there were no perquisites or personal benefits that exceeded $10,000.
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DIRECTOR OWNERSHIP
The table below shows Cigna securities held by each non-employee director as of December 31, 2021. The value of these securities was calculated using $229.63, which was Cigna’s closing stock price on December 31, 2021.
NAME	COMMON STOCK (a)	DEFERRED COMMON STOCK (b)	RESTRICTED STOCK UNITS (c)	HYPOTHETICAL SHARES OF COMMON STOCK (d)	VESTED STOCK OPTIONS (e)	TOTAL OWNERSHIP (f)	TOTAL OWNERSHIP VALUE (g)
William J. DeLaney	21,106	—	—	—	2,691	23,797	$ 4,993,328
Eric J. Foss	33,016	—	—	—	—	33,016	$7,581,464
Elder Granger, M.D.	522	3,211	—	—	3,923	7,656	$1,127,264
Isaiah Harris, Jr.	20,015	—	—	23,689	—	43,704	$10,035,750
Neesha Hathi	471	—	—	—	—	471	$108,156
George Kurian	880		—	—	—	880	$ 202,074
Kathleen M. Mazzarella	3,211	—	—	—	—	3,211	$737,342
Mark B. McClellan, M.D.	3,211	—	—	—	—	3,211	$737,342
John M. Partridge	29,410	—	—	—	—	29,410	$6,753,418
Kimberly Ross	1,614	—	—	—	—	1,614	$ 370,623
Eric C. Wiseman	4,200	16,060	—	6,212	—	26,472	$ 6,078,765
Donna F. Zarcone	1,880	11,293	13,500	2,849	—	29,522	$6,779,137
Deferred Common Stock (Column (b))
Column (b) includes the equity portion of the 2021 retainer and any previous year’s Board retainer granted in Cigna common stock or deferred stock units that have been deferred under the Deferral Plan.
Restricted Stock Units (Column (c))
Column (c) includes restricted stock units held by Ms. Zarcone. The restricted stock units will settle in shares of Cigna common stock upon separation of service. All of these restricted stock units are vested.
Hypothetical Shares of Common Stock (Column (d))
Column (d) includes (1) share equivalents resulting from voluntary deferrals of cash compensation hypothetically invested in the Cigna stock fund; (2) hypothetical shares of Cigna common stock credited to directors’ restricted deferred compensation accounts under the terms of the retirement plan in effect between 1997 and 2005; and (3) hypothetical shares of Cigna common stock acquired pursuant to a pre-2006 requirement that directors invest or defer a portion of their Board retainer in shares of hypothetical Cigna common stock. Although these securities are not common stock, the value of the hypothetical shares of Cigna common stock credited to a director’s deferred compensation account is tied directly to the value of Cigna common stock.
Vested Stock Options (Column (e))
Column (e) includes Cigna stock options received in the merger in exchange for stock options of Express Scripts Holding Company (ESHC) that were awarded to each of Mr. DeLaney and General Granger as part of their compensation for service on the ESHC board of directors. All outstanding ESHC stock options vested and became exercisable upon the closing of the merger under the terms of the ESHC 2016 Long-Term Incentive Plan.
Total Ownership Value (Column (g))
Value of vested stock options is calculated by multiplying the number of shares issuable upon exercise of the stock option by the difference between the closing price on December 31, 2021 ($229.63) and the option’s exercise price.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 39

COMPENSATION MATTERS

Advisory Approval of Executive Compensation (Proposal 2)
Our Board is committed to strong governance and recognizes that Cigna shareholders and other stakeholders have an interest in our executive compensation policies and practices. Our executive compensation program is designed to base the substantial majority of our executive officers’ compensation on Cigna’s performance, aligning the interests of our executive officers with those of our shareholders and other stakeholders and rewarding them for the creation of long-term value.
As discussed more fully in the Compensation Discussion and Analysis, the primary principles underlying our compensation philosophy are that our compensation program should motivate superior enterprise results while minimizing risk and remaining committed to the Company’s ethics and values; align the interests of the Company’s executives with those of our long-term shareholders and other stakeholders; emphasize performance-based compensation over fixed compensation; incentivize long-term results more heavily than the achievement of short-term results; and provide market-competitive compensation opportunities designed to attract and retain highly qualified executives.
In recognition of the preference of shareholders expressed at Cigna’s 2017 annual meeting, the Board has held “say-on-pay” advisory votes on an annual basis. The next vote on the frequency of “say-on-pay” advisory votes will be held at the 2023 annual meeting of shareholders. Consistent with this practice and SEC rules, we are asking you to approve the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Executive Compensation Tables and accompanying narrative disclosure.
This advisory vote is intended to address our overall compensation policies and practices related to the named executive officers, rather than any specific element of compensation. In considering your vote, we encourage you to review the Proxy Statement Summary, the Compensation Discussion and Analysis and the Executive Compensation Tables and related narrative disclosures appearing below. Because your vote is advisory, it will not be binding upon the Board. However, the Board and People Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.

The Board of Directors
unanimously recommends
that shareholders vote
FOR the advisory approval
of the Company’s
executive compensation.

40 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) describes the compensation policies, programs and decisions regarding our named executive officers (NEOs) for 2021, which include our Chief Executive Officer, Chief Financial Officer, the three most highly-compensated executive officers as of the end of 2021, and one additional executive officer who retired from Cigna during 2021.
The People Resources Committee (the Committee) oversees the Company’s executive compensation policies and programs and, with input from the Chief Executive Officer, makes all compensation decisions for our executive officers, with the exception of our CEO, for whom the independent members of the Board make compensation decisions based on Committee recommendations.
Compensation information is described throughout this CD&A and the Executive Compensation Tables for the following executive officers:
NAME	TITLE
David M. Cordani	Chairman and Chief Executive Officer
Brian C. Evanko(1)	Executive Vice President and Chief Financial Officer
Nicole S. Jones	Executive Vice President and General Counsel
Eric P. Palmer(2)	President and Chief Executive Officer, Evernorth
Timothy C. Wentworth(3)	Former Chief Executive Officer, Evernorth
Matthew G. Manders(4)	Former President, Government & Solutions
(1)	Mr. Evanko assumed the role of Executive Vice President and Chief Financial Officer, effective January 1, 2021.
(2)
Mr. Palmer assumed the role of President and Chief Operating Officer, Evernorth, on January 1, 2021 and served in that capacity through December 31, 2021. He assumed his new role, President and Chief Executive Officer, Evernorth, effective January 1, 2022.

(3)	Mr. Wentworth transitioned to a non-executive officer role effective January 1, 2022.
(4)	Mr. Manders retired from the Company on December 17, 2021.
This CD&A is organized as follows:
Executive Summary provides an overview of our compensation philosophy, our pay-for-performance alignment and our compensation governance and controls.	Pages 42 – 44

Processes and Procedures for Determining Executive Compensation provides an overview of the Committee’s role in executive compensation, the process for determining executive officer compensation and the independent compensation consultant’s role.
Pages 45 – 46

Executive Compensation Policies and Practices describes our compensation objectives and practices, as well as how we set target total direct compensation.	Pages 47 – 49

Elements of Compensation describes each form of compensation we pay and how our executive compensation program is tied strongly to performance.	Pages 50 – 61

Employment Arrangements and Post-Termination Payments summarizes any employment agreements, our severance and other post-termination arrangements, as well as our change of control arrangements.	Pages 61 – 64

Other Practices describes our stock ownership guidelines, our clawback policy, our hedging and pledging restrictions and risk oversight.	Pages 65 – 67
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 41

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EXECUTIVE SUMMARY
We believe that aligning executive compensation to the achievement of enterprise goals that support our business strategy and drive our innovation will result in the creation of meaningful and sustained long-term value for our shareholders and other stakeholders.
The primary principles underlying our compensation philosophy are that our compensation program should:

Incentivize Performance	Align Interests	Emphasize At-Risk Pay	Focus on Long-Term	Pay Competitively
Motivate superior enterprise results while minimizing risk and remaining committed to our ethics and values	Align interests of executives with those of our long-term shareholders and other stakeholders	Emphasize performance-based compensation over fixed compensation	Incentivize long-term results more heavily than short-term results	Provide market- competitive compensation opportunities to attract and retain highly qualified executives

2021 Performance and Accomplishments
In 2021, Cigna delivered on our overall financial goals for fiscal year 2021, advanced our strategic goals and helped those we serve and the broader society navigate the COVID-19 pandemic.(1)
Adjusted Income from Operations	Adjusted Income from Operations, per share	Adjusted Revenues
$7.0 billion	$20.47 per share	$174.1 billion
Information about our many other accomplishments in 2021, including our initiatives to advance our strategy to make health care more affordable, predictable, and simple; to advance our work to create a healthier, more sustainable, and inclusive world; and to continue our role as a leader in helping people and businesses navigate the COVID-19 pandemic are described in the Proxy Statement Summary.
Pay-for-Performance Alignment
Cigna’s compensation program emphasizes performance-based incentives, which include awards under our Enterprise Incentive Plan (EIP) and annual equity-based long-term incentive (LTI) awards. The EIP is a cash-based program designed to reward the achievement of annual goals. LTI grants are comprised of: (1) strategic performance shares (SPSs), the payout of which is based upon achievement of absolute and relative performance goals over a three-year performance period; (2) stock options, which have realizable value only if our stock price appreciates following the grant date; and (3) restricted stock, the value of which remains aligned with the trading price of Cigna’s stock. In determining both EIP awards and LTI grants, the Committee, and the independent members of the Board with respect to Mr. Cordani, considers several factors, including achievement of enterprise goals and individual contribution.
Emphasis on Performance-Based Incentives
For 2021, performance-based incentives represented approximately 92% of Mr. Cordani’s total direct compensation, including 78% in LTI and 14% in EIP awards. On average, performance-based incentives represented 86% of total direct compensation for our other non-retiring NEOs, including an average of 68% in LTI and 18% in EIP incentive awards.

42 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

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2021 EIP Payouts in Line with Company Performance
Payouts under the 2021 EIP rewarded NEOs for 2021 results, reflecting pay-for-performance alignment. EIP awards reward the achievement of annual enterprise results relative to pre-established goals, as well as individual performance, accomplishments and contributions.
MEASURE	WEIGHTING	RESULT		AWARD
Adjusted income from operations(1)	50%	$7.0 billion, reflecting 4.2% growth over 2020 performance (exclusive of 2020 contributions from the divested Group, Disability and Life business), which was within target range		Individual payouts ranged from 90% to 125% of target for each NEO
Adjusted revenues(1)	20%	$174.1 billion, reflecting 12% growth over 2020 performance (exclusive of 2020 contributions from the divested Group, Disability and Life business), which was above target range
Strategic priorities	30%	Performance in target range, reflecting:
		•	Continued leadership in response to COVID-19
		•	Advancement of affordability initiatives
		•	Stable customer net promoter score
		•	Favorable client retention rates across most businesses
		•	Increased representation of women and ethnic minorities in the leadership pipeline
		•	Improvement in diversity, equity and inclusion employee engagement results
		•	Significant increase in the number of equity actions and social determinants of health screenings
		•	Partially offset by elevated medical and pharmacy trend stemming from the pandemic
2019–2021 Strategic Performance Share Program Payout Aligned with Shareholder Outcomes
Long-term performance was rewarded through the payout of our 2019–2021 SPSs. Our TSR over the three-year performance period, which accounts for 50% of the SPS payout, was 7.2%, placing Cigna at the 11th percentile relative to the peer group. While our cumulative adjusted income from operations, per share, grew to $55.97 over the performance period, the payout of the 2019-2021 SPSs was negatively impacted by TSR performance, resulting in payouts substantially below target and reflecting the program’s strong pay-for-performance alignment.
MEASURE	WEIGHTING	RESULT	AWARD
Adjusted income from operations, per share (cumulative)(1)	50%	$55.97 (101.6% of target)	2019–2021 SPSs were paid out at 51% of target
Relative total shareholder return (TSR)(2)	50%	11th percentile (0% of target)
(1)
We encourage you to review our Annual Report on Form 10-K for the year ended December 31, 2021 for more complete financial information. Adjusted income from operations, adjusted income from operations, per share, and adjusted revenues are financial measures used by the Company that are not determined in accordance with generally accepted accounting principles in the United States (GAAP). The Committee may make adjustments to the actual levels of achievement under each performance measure to: (1) exclude the impact of any unusual or extraordinary results that do not reflect the on-going business operations and/or that are not the result of normal business risks; and (2) to avoid creating unintended incentives for management to make decisions solely on the basis of achieving incentive results. Additional information regarding these measures, including definitions and reconciliations to the most directly comparable GAAP measures, shareholders net income, shareholders net income, per share, and total revenues, respectively, can be found on Annex A.

(2)
The peer group used to measure relative TSR is the 2019–2021 SPS performance peer group which, at the time of the 2019–2021 SPS payout, included: AmerisourceBergen Corporation, Anthem, Inc., Cardinal Health, Inc., Centene Corporation, CVS Health Corporation, Humana, Inc., McKesson Corporation, UnitedHealth Group Incorporated and Walgreens Boots Alliance, Inc.

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COMPENSATION MATTERS

2021 Long-Term Incentive Awards Consistent with Compensation Philosophy
In February 2021, the Committee (and, for Mr. Cordani, the independent members of the Board, upon the recommendation of the Committee) approved the annual LTI award for each NEO, 50% of which was awarded in an SPS award with a 2021–2023 performance period, 25% of which was awarded in stock options and 25% of which was awarded in shares of restricted stock. The exercise price of the stock options awarded was $213.80, which means our stock must trade above that price for NEOs to realize value from these awards. In determining the actual amount of each NEO’s annual LTI award, the Committee, and the independent members of the Board with respect to Mr. Cordani, evaluated individual contributions as well as other factors as described in “Elements of Compensation – Long-Term Incentives.”
Strong Compensation Governance and Controls
WHAT WE DO	✔	Strong alignment between pay and performance, with performance measures designed to align interests of executives with those of our long-term shareholders and other stakeholders.
✔
The vast majority of executive compensation is performance-based and tied to financial results, total shareholder return, or both. Nonfinancial performance measures include consideration of performance against certain environmental, social and governance (ESG) metrics.

	✔	“Double trigger” requirement for change of control benefits.
	✔	Regular review of executive compensation governance market practices, particularly when considering the adoption of new practices or changes to existing programs or policies.
	✔	Robust stock ownership guidelines and shareholding requirements for equity awards to align executives’ interests with shareholders’.
	✔	A disgorgement of awards (clawback) policy beyond the mandates of Sarbanes-Oxley Act of 2002.
	✔	Management of LTIP annual share usage (or burn rate) and total dilution through the Committee’s establishment of an annual share usage limit, which is below the maximum permitted under the plan.
	✔	Committee oversight of people development policies and processes.
	✔	CEO and executive officer succession plans overseen by the Board, with leadership from the Committee.
	✔	Retention of an independent compensation consultant.
	✔	An annual assessment by the Committee of potential risks in our incentive compensation programs and policies.
	✔	Minimum level of financial performance required in order for any payments to be made under the annual incentive plan.
	✔	Incentive plans include absolute and relative performance measures.
	✔	All long-term awards are denominated and settled in equity.
	✔	Robust shareholder engagement.
	✔	Approximately 92% of our CEO’s and 86% on average of our other non-retiring NEOs’ total direct compensation is performance-based.

WHAT WE DON’T DO	•	Limited perquisites and no gross ups on perquisites.
	•	No payment of excise tax gross ups and no promises of excise tax gross ups as part of our regular executive compensation program.
	•	No redundancy between short- and long-term incentive plan performance measures.
	•	No hedging of Cigna stock by any directors, executive officers or employees, and no pledging of Cigna stock by directors or Section 16 officers unless approved in limited circumstances.
	•	No discounting, reloading or repricing of stock options without shareholder approval.
	•	No payment of dividends on restricted stock prior to vesting. Unvested SPS awards do not accrue dividends or count towards share ownership guidelines.
44 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

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PROCESSES AND PROCEDURES FOR DETERMINING EXECUTIVE COMPENSATION
People Resources Committee Oversight of Executive Compensation
The Committee is composed entirely of independent directors. Pursuant to its charter, the Committee provides oversight of the Company’s compensation and benefit plans and policies that apply to executive officers. The Committee regularly reviews Cigna’s compensation programs against the Company’s strategic goals, industry practices, and emerging trends to assess the linkage between executive pay and performance and alignment with the interests of our shareholders and other stakeholders. To ensure independent oversight of executive compensation matters, at each of its regularly scheduled meetings, the Committee members meet without Cigna management present.
Process for Executive Compensation Decisions
Shareholder Support of Our Executive Compensation Program
The Committee and the Board consider the results of the annual shareholder executive compensation “say-on-pay” vote in determining the ongoing design and administration of the Company’s executive compensation programs. The Committee also considers feedback on our executive compensation program received as part of our ongoing communications with shareholders, which engagement in 2021 again included discussions with governance professionals representing our shareholders. Additional information regarding our 2021 engagement is included in “Governance Matters – Responsibilities of the Board – Shareholder Engagement.” Approximately 92% of votes cast at our 2021 annual meeting of shareholders were in favor of the advisory vote on executive compensation, reflecting continued strong support for our executive compensation programs and practices.
Chief Executive Officer Compensation

The Chief Human Resources Officer (CHRO) presents benchmarking on CEO compensation targets to the Committee.
The Committee recommends compensation targets to the independent members of the Board for approval.
The Committee and the independent members of the Board evaluate CEO performance and enterprise goals.	The Committee makes recommendations to the independent members of the Board about CEO performance and compensation.	The independent members of the Board consider the Committee’s recommendations as they review and determine CEO compensation.	The Lead Independent Director reviews the results of the performance evaluation with the CEO and communicates compensation decisions.

Mr. Cordani is not present when the Committee and the independent members of the Board consider his compensation. At the request of the Committee, the CHRO and the independent compensation consultant may attend Committee sessions that consider CEO compensation.
Other NEO Compensation

The CEO and CHRO present recommendations for other NEOs’ compensation targets for Committee consideration and approval.	The CEO discusses individual officer performance and enterprise goals with the Committee.	The CEO presents his recommendations to the Committee on NEO compensation.	The Committee considers the CEO’s recommendations as they review and determine NEO compensation.

The CHRO is generally present for the discussion of compensation for all executive officers other than her own.
In connection with the combination with Express Scripts, the Company entered into a retention agreement with Mr. Wentworth, who, prior to the combination, was the President and CEO of Express Scripts. Under his arrangement with Express Scripts, Mr. Wentworth was entitled to terminate employment for good reason on the closing of the merger and receive his severance and the vesting of his equity awards. Based on an independent evaluation and analysis of his then-existing arrangement, it was determined that Mr. Wentworth could have been in a better financial position if he terminated employment with Express Scripts at the merger closing than if he did not terminate. Mr. Wentworth was viewed as crucial
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 45

COMPENSATION MATTERS

to the integration of the two companies as well as our ability to achieve the goals of the combination. Recognizing his unique skill set and qualifications, following signing of the merger agreement in March 2018, we structured Mr. Wentworth’s arrangement in a way that would induce him to join Cigna’s leadership team, retain and incentivize him and reduce the financial risk that he would assume by not terminating employment for good reason, as he would have been entitled to do. The Committee believed Mr. Wentworth’s compensation and the terms of his retention agreement were appropriate due to his experience as the CEO of Express Scripts, his highly relevant skill set and the Company’s unique needs in connection with the combination.
The terms of his arrangement did not represent a change in Cigna’s executive compensation philosophy or programs. Rather, his arrangement, which provided for a retention period through December 2021, reflected the very unique nature of the situation – the need to induce an experienced senior leader with a valuable skill set to join Cigna’s leadership team in the face of financial incentives to walk away, to retain him during a key integration period and to incentivize performance necessary to achieve the goals of a combination that was viewed as meaningfully accelerating Cigna’s strategy for the benefit of our shareholders. We have not paid any excise tax gross up to Mr. Wentworth, do not anticipate doing so and do not include excise tax gross ups as part of our regular executive compensation program. For additional information, see “Employment Arrangements and Post-Termination Payments – Retention Arrangements.”
Compensation Consultant Role in Executive Compensation
While the Committee or Board ultimately make all executive compensation decisions, the Committee may engage the services of outside advisors for assistance. The Committee utilized Pay Governance as its compensation consultant in 2021 to provide independent, objective analysis, advice and information and to generally assist the Committee in the performance of its duties. The Committee may, as appropriate, request information and recommendations from the compensation consultant to help structure and evaluate Cigna’s compensation programs, practices and plans. As part of its engagement, at the direction of the Committee, the compensation consultant will work with the Committee chair, the CHRO and Cigna’s compensation department in their work on the Committee’s behalf, including providing the following analyses:
•	relative compensation levels and pay practices to assess the alignment between three- and five-year realizable pay and Cigna’s performance and compensation philosophy;
•
competitive market data to the current compensation levels of each executive officer to assist in setting targets, and provided market data to assist the Committee in its determination of compensation for executive officers that have assumed new roles;

•	market research on incentive plans to assist in the design of short- and long-term incentive compensation plans;
•	review of incentive measures in the 2021 EIP and 2021–2023 SPS program to provide the Committee with objective reference points to consider when determining target goals; and
•	annual share use, burn rate and total overhang of Cigna’s equity programs to provide the Committee with context for its determination of the maximum share limit for use in 2021.
At the request of the Committee, a representative of Pay Governance regularly attends the Committee’s meetings, and meets with the Committee without members of management present, further enabling robust discussion.
The Committee’s policy requires that the compensation consultant be independent of the Company. Independence under the policy requires that the compensation consultant: (1) is retained by and reports solely to the Committee for all executive compensation services; (2) does not provide any services or products to the Company or management except with approval of the Committee’s chair; and (3) is otherwise free from conflicts. The Committee has assessed Pay Governance’s independence pursuant to Cigna’s policy and NYSE rules, including considering whether Pay Governance had any relationships with the Company, our executive officers or our Committee members that would impair its independence, and concluded that Pay Governance is free from conflicts of interest and is independent. In addition, each year the Committee receives a letter from its compensation consultant providing appropriate assurances and confirmation of independence.
The Committee regularly reviews and evaluates its compensation consultant engagement, and annually reviews the compensation consultant’s performance.
46 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Compensation Objectives and Practices
Cigna’s executive compensation program is based on the philosophy that executive pay should strongly align with the interests of our shareholders and other stakeholders, directly link to Company and individual performance and attract and retain executive talent. By emphasizing performance-based awards over fixed compensation, we strive to motivate superior enterprise results that we believe will result in the creation of meaningful and sustained long-term value for our shareholders while delivering on our mission and promises for our customers and clients.
To further our compensation philosophy, the Committee uses the following compensation practices, processes and instruments:
•
A regular and rigorous analysis of relevant market compensation data for each executive officer position, which includes market data for our peers as well as broad-based general industry data from companies of similar size and scope;

•	An annual realizable pay-for-performance assessment of the degree of alignment between Company results and executive compensation;
•	An annual analysis of each executive officer’s contributions to the achievement of the Company’s short- and long-term performance goals;
•	An annual incentive plan aligned to the Company’s annual financial and other strategic goals;
•	An equity-based incentive plan (the Cigna Long-Term Incentive Plan or LTIP) that aligns compensation with long-term shareholder value creation;
•	The retention of an independent compensation consultant to assist the Committee in its design and implementation of the Company’s executive compensation programs; and
•	Ongoing monitoring of compensation best practices and investors’ views on compensation and the modification of our compensation programs as appropriate to align with good governance standards.
For information on the oversight of the executive compensation program, see “Processes and Procedures for Determining Executive Compensation” in this CD&A.
Compensation Data
The Committee establishes compensation levels based on a variety of factors, including an analysis of relevant published market compensation data of the Company’s compensation peer group and a general industry peer group.
Peer Groups
The Committee utilizes three peer groups:
Compensation Peer Group	Used in setting target compensation
General Industry Peer Group
Used as an additional reference to provide a broader perspective on market practices, particularly for those executive officers with job functions that could apply to a variety of industries, in recognition of the fact that Cigna often competes for talent with companies beyond its compensation peer group

SPS Performance Peer Group	Used to assess relative TSR performance within the SPS program
The Committee periodically reviews the composition of its peer groups and requests that its independent compensation consultant offer suggested modifications for evaluating future executive pay decisions. For 2022, the Committee approved changes to the peer groups as discussed below.
2021 Compensation Peer Group and SPS Performance Peer Group. The compensation peer group used for evaluating 2021 compensation comprises companies primarily in the managed care/health care distribution sectors, with the individual peer companies generally having revenues from approximately 0.33 to 2.0 times that of Cigna’s and market capitalizations of approximately 0.25 to 4.0 times that of the Company’s market capitalization. The companies in the compensation peer group are listed in the table below, which was the same compensation peer group that was used to evaluate 2020 compensation decisions.
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COMPENSATION MATTERS

COMPENSATION PEER GROUP FOR 2021
AmerisourceBergen Corporation	Humana, Inc.
Anthem, Inc.	McKesson Corporation
Cardinal Health, Inc.	UnitedHealth Group Incorporated
Centene Corporation	Walgreens Boots Alliance, Inc.
CVS Health Corporation
Beginning with the 2019–2021 performance period, the companies in the compensation peer group were also the companies in the SPS performance peer group. At that time, the Committee concluded that these companies are most similar to the Company in both business operations and scope following the combination with Express Scripts.
2021 General Industry Peer Group. The general industry peer group was determined by screening publicly traded, U.S.-based companies within certain relevant industry classifications, including insurance, banking and financial services, health care equipment and services, pharmaceutical, biotechnology and life sciences, household and personal products, software services and telecommunications. The list was then narrowed to companies whose revenues were greater than $20 billion with market capitalization generally within the range of approximately 0.4 to 4.0 times that of Cigna’s market capitalization. The screening process resulted in a group of 36 companies, which are listed on Annex B.
Peer Group Changes for 2022.
In 2021, the Committee, with the assistance of its independent compensation consultant, reviewed the Company’s peer groups. The Committee recognized that the Company’s strategy has evolved since the combination with Express Scripts, as has the landscape of companies with which the Company competes for talent and capital. As a result, the Committee reassessed and developed new peer groups with a larger number of companies to provide more robust market data to evaluate compensation decisions and relative TSR performance.
Compensation Peer Group. The new compensation peer group, which we believe provides a more fulsome representation of the talent markets that are relevant to Cigna, comprises companies primarily in the managed healthcare, pharmacy benefit management, consumer/retail distribution, multi-line financial services/insurance, national distribution/logistics, and regulated customer services industries, with the individual peer companies generally having revenues greater than $50 billion to 2.5 times that of Cigna’s and market capitalizations of approximately 0.33 to 3.0 times that of the Company’s market capitalization. The new compensation peer group consists of the companies listed in the table below.
COMPENSATION PEER GROUP FOR 2022
AmerisourceBergen Corporation	McKesson Corporation
Anthem, Inc.	MetLife, Inc.
AT&T Inc.	Prudential Financial, Inc.
Cardinal Health, Inc.	Sysco Corporation
Centene Corporation	Target Corporation
Citigroup Inc.	The Kroger Co.
Costco Wholesale Corporation	T-Mobile US, Inc.
CVS Health Corporation	United Parcel Service, Inc.
FedEx Corporation	UnitedHealth Group Incorporated
HCA Healthcare, Inc.	Verizon Communications Inc.
Humana Inc.	Walgreens Boots Alliance, Inc.
Lowe’s Companies, Inc.	Wells Fargo & Company
General Industry Peer Group. In light of the expanded compensation peer group and diversification of industries represented in the compensation peer group, the Committee approved the use of the S&P 150 as the general industry peer group, reflecting a broader representation of the market for talent.
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SPS Performance Peer Group. The Committee approved a refreshed SPS Performance Peer Group, beginning with the 2022-2024 performance period, to reflect the expanding and evolving nature of the Company’s business strategy and the companies against which we measure our performance and compete for capital. The new SPS Performance Peer Group consists of the companies listed in the table below, which currently comprise the S&P 500 Healthcare Providers and Services Index.
SPS PERFORMANCE PEER GROUP
AmerisourceBergen Corporation	Henry Schein, Inc.
Anthem, Inc.	Humana, Inc.
Cardinal Health, Inc.	Laboratory Corporation of America Holdings
Centene Corporation	McKesson Corporation
CVS Health Corporation	Quest Diagnostics Incorporated
DaVita Inc.	UnitedHealth Group Incorporated
HCA Healthcare, Inc.	Universal Health Services, Inc.
Tally Sheets
The Committee reviews tally sheets for all of its executive officers as part of its annual compensation award determination process. The tally sheets summarize historical actual compensation and current target compensation for each officer. The Committee believes that tally sheets are a useful reference tool when considering whether compensation decisions reflect Cigna’s compensation philosophy and performance but are not a determining factor when making executive compensation decisions.
Target Total Direct Compensation Positioning
The Committee’s decisions regarding target total direct compensation and target pay mix are consistent with its principles that: (1) performance-based incentives should be emphasized over fixed compensation; and (2) long-term incentives should be more heavily weighted than annual incentives.
Target total direct compensation consists of base salary, the annual incentive target and the annual LTI target. The Committee (and the independent members of the Board with respect to Mr. Cordani) approves each of these amounts for the NEOs on an annual basis, generally seeking to target an executive officer’s total direct compensation in a “competitive range” around the 50th percentile of the relevant market data. When setting target total direct compensation, the Committee evaluates survey data and other public information, such as proxy data, available for both the compensation peer group and the general industry peer group.
While the Committee targets total direct compensation in the median competitive range, there may be variation in the target pay mix such that target amounts for individual compensation elements may be above or below the competitive range for an individual pay element. Target total direct compensation for a NEO also may vary outside of the competitive range of the 50th percentile of the market data due to factors such as performance, tenure in role, range of data available, negotiated arrangements (for example, in connection with the combination with Express Scripts), and market and economic conditions. In general, compensation levels for executive officers who are newer to their positions tend to be at the lower end of the competitive range or below median, while seasoned executive officers with strong performance are typically positioned at the higher end of the competitive range established by the Committee. As part of this review for 2021 compensation, the Committee approved adjustments to the base salary and 2021 EIP and LTI targets for Mr. Evanko, Mr. Palmer and Mr. Manders to ensure that their compensation reflected the increased scope of responsibilities of their new roles as well as to position their compensation within a competitive range of the market median for such roles. Also as part of this review, the Committee, and the independent members of the Board with respect to Mr. Cordani, approved adjustments to the 2021 LTI targets for Mr. Cordani and the 2021 EIP and LTI targets for Ms. Jones to ensure their target total direct compensation remained competitive.
Internal pay comparisons among the NEOs are not generally considered by the Committee for purposes of determining target pay mix and target total direct compensation. Mr. Wentworth’s retention arrangement resulted in compensation that is above the competitive range. Target total direct compensation for our other NEOs as a group resulted in a target compensation opportunity in the aggregate within the competitive range established by the Committee of both our compensation and general industry peer groups for 2021. For background information about Mr. Wentworth’s retention arrangement, see “Employment Arrangements and Post-Termination Payments – Retention Arrangements.”
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 49

COMPENSATION MATTERS

ELEMENTS OF COMPENSATION
Cigna’s 2021 executive compensation program consisted of the following elements:
ELEMENT		PURPOSE
Base salary		Fixed compensation, designed to attract and retain key talent, reflective of the individual’s roles and responsibilities, individual performance and market data.
Enterprise Incentive Plan (EIP)		Performance-based cash incentive designed to reward enterprise performance relative to pre-established annual goals and individual performance, accomplishments and contributions.
	Strategic Performance Shares (SPS)	Performance-based equity incentive designed to reward achievement of a pre-determined financial goal and relative TSR over a three-year performance period.
Long-Term Incentives (LTI)	Stock Options	Performance-based equity incentive aligned with stock price appreciation, with ratable vesting over three years.
	Restricted Stock	Performance-based equity incentive designed to promote strong retention and alignment with shareholders’ interests, with ratable vesting over three years.
Retirement and Deferred Compensation
Savings-based component aligned to competitive market practice; includes 401(k) plans and voluntary non-qualified deferred compensation programs. Any accrued benefits from prior defined benefit pension plans are now frozen.

Limited Perquisites and Other Benefits		Limited perquisites designed to attract and retain key talent or to provide for the safety and security of executive officers.
Base Salary

Base salaries, reflective of
executive’s roles and
responsibilities and competitively
benchmarked, represent only
8% of CEO pay and 14%, on
average, of the other non-retiring
NEOs’ pay, with performance-based
incentives driving the balance
of each executive’s total pay.

Base salary is the only fixed portion of a NEO’s target total direct compensation and, consistent with the Committee’s philosophy that executive pay should strongly align with the interests of our shareholders, represents a small portion of target total direct compensation.
Base salary levels are set with reference to both competitive market data and individual experience and performance. Base salaries are reviewed annually and may be adjusted as a result of updated information for our compensation and general industry peer groups and an assessment of an executive’s role and performance contributions, including the executive’s demonstration of Cigna’s core values and the achievement of the expectations associated with the executive’s role.
The table below shows 2021 annual base salaries for each of the NEOs, reflective of the Committee’s, and with respect to Mr. Cordani’s, the independent members of the Board’s, review of target total direct compensation positioning as further discussed above.
NEO	2021 ANNUAL BASE SALARY ($)
David M. Cordani	1,500,000
Brian C. Evanko	800,000
Nicole S. Jones	750,000
Eric P. Palmer	950,000
Timothy C. Wentworth	1,500,000
Matthew G. Manders	1,000,000
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COMPENSATION MATTERS

Annual Incentives

No annual incentive awards
are payable to executive officers
unless the Company
achieves a pre-defined
minimum level of adjusted
income from operations.

Enterprise Incentive Plan (EIP) Overview
Annual incentives are paid under the EIP. The EIP is designed to reward executives for the achievement of short-term, or annual, performance goals. On an annual basis, the Committee approves:
•
EIP performance measures and goals, which are designed to align with, and drive the execution of, the Company’s business strategy – and ultimately the results and value we deliver to those we serve: clients, customers, patients and shareholders;

•	Individual targets for the NEOs, except for Mr. Cordani’s target, which is approved by the independent members of the Board upon the recommendation of the Committee;
•	Aggregate funding levels for actual EIP awards based on Company achievement of pre-determined performance goals; and
•	Actual individual EIP awards for the NEOs, except for Mr. Cordani’s award, which is approved by the independent members of the Board upon the recommendation of the Committee.
Subject to certain limits described below, actual annual incentive payments can range from 0% to 200% of the individual’s target, allowing the Committee to differentiate awards based on an individual’s contributions and how those contributions impacted the attainment of enterprise goals.
EIP Performance Measures and Goals
Each year, the Committee sets enterprise performance measures, weightings and goals for annual incentive awards based on Cigna’s business priorities and annual operating plan. The operating plan aligns with our strategy, long-term commitment to our customers, clients, communities and shareholders and expected performance in the industry. The Committee utilizes its independent compensation consultant to evaluate the appropriateness of the measures and weightings and the degree of challenge in the EIP performance goals. The performance measures are designed to align with, and drive execution of, the Company’s business strategy. For 2021, performance measures included adjusted income from operations (weighted 50%), adjusted revenues (weighted 20%) and strategic priorities (weighted 30%). This balance of measures is consistent with the short-term incentive practices of many of our peers and enables the Committee to reward achievement of strategic goals, while also incentivizing financial performance. More detailed information on these measures is included in the 2021 Performance Measures, Goals and Actual Results table.
In setting the target performance goals for each measure, the Committee considered Cigna’s publicly disclosed revenues and earnings estimates, its strategic priorities and anticipated investments, competitor results and outlook, analyst commentary, the Company’s then-current expectations for the industry, the economic environment and the ongoing impacts of the COVID-19 pandemic. The Committee considered various market forces impacting the Company and related uncertainties, including COVID-19 and the expectation that the industry would continue to face significant disruption in 2021. The Committee believed that target performance represented competitively attractive goals that would be challenging to achieve in light of the circumstances the Company expected to face in 2021, without encouraging excessive risk-taking.
For the adjusted income from operations and adjusted revenues measures, the Committee specifies certain below target, target and above target levels of performance. To aid the Committee in setting the financial performance targets, and to assess the reasonableness and rigor of those targets, the Committee directed its compensation consultant to evaluate Cigna’s historic relationship between pay and performance in comparison with Cigna’s compensation peer group. The compensation consultant also reviewed performance goals determined by the Committee in the context of historic performance and analyst expectations of future performance for Cigna and Cigna’s SPS performance peer group.
The strategic priorities measure emphasizes the importance of incentivizing and recognizing progress in areas beyond financial results that support our mission, values and business strategy, are designed to position us for long-term growth and advance the interests of our various stakeholders. For 2021, the areas of focus for the strategic priorities measure included greater affordability for our customers and clients, customer experience and diversity, equity and inclusion. In determining performance relative to the strategic priorities measure, the Committee considers year-over-year improvements, based upon quantifiable data.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 51

COMPENSATION MATTERS

Executive Officer EIP Funding and Award Determination Process
The key considerations to funding the 2021 EIP and determining individual award amounts are discussed below.
Achieve Earnings Minimum

Achieving Cigna’s profitability goals is critically important to the Company’s long-term success. The Committee establishes a minimum level of adjusted income from operations that must be achieved for the year in order for any EIP award to be earned. If the Company does not meet that pre-defined minimum level, then no annual incentives are paid to executive officers.

Company Performance Drives Funding Level

If the Company achieves the minimum adjusted income from operations, the Committee may fund the EIP pool from 0% to 200% of the aggregate targets for all executive officers based upon whether each performance measure is below target, at target, or above target. The following table sets forth the ranges between which the EIP pool may be funded for each performance measure, in each case, assuming the earnings minimum has been achieved:

MEASURE	PERFORMANCE	FUNDING RANGE FOR EACH MEASURE
Adjusted income from operations	The Committee reviews financial results for the completed fiscal year.	Above target range Within target range Below target range	120% to 200% 80% to 120% Less than 80%
Adjusted revenues
Strategic priorities	The Committee evaluates progress in key strategic categories year over year.

The Company’s actual performance relative to each measure determines which funding range applies for purposes of that measure. The Committee determines at which point within that range the actual funding of the EIP pool will be set. In setting the actual funding percentage, the Committee considers Cigna’s performance as a whole (both in absolute terms and relative to competitors), as well as Cigna’s achievement of the goals within the performance measure. The EIP funding mechanism ensures that a minimum level of performance is achieved and that NEOs’ EIP awards reflect the Company’s performance.

Award Amounts Based on Individual Contributions to Company Performance

Once EIP funding has been determined, the Committee (and for Mr. Cordani, the independent members of the Board upon the recommendation of the Committee) considers each NEO’s individual contributions and how such contributions impacted the achievement of the EIP goals to determine individual award amounts. Actual awards can range from 0% to 200% of a NEO’s EIP target, allowing the Committee to differentiate payouts based on each individual’s contributions.

2021 Performance Measures, Goals and Actual Results
The Committee considers the goals for the EIP program for the upcoming year at its October and December meetings and then considers and approves the actual performance targets for those measures at its meetings in January and February. For 2021, the Committee established the performance measures, weightings and performance goal ranges below, which were used to determine the range of potential aggregate funding for EIP awards.
At its meetings in January and February 2022, the Committee reviewed and approved the actual performance relative to goals for each EIP measure. In evaluating performance under the strategic priorities measure, the Committee considered various factors. In evaluating the Company’s progress relative to greater affordability for customers and clients, the Committee considered our medical and pharmacy trend over the past two years, and our progress relative to effectiveness and efficiency goals. In evaluating the customer experience, the Committee considered our customer net
52 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

promoter score and client retention rates. In evaluating the Company’s progress relative to diversity, equity and inclusion, the Committee considered employee survey responses related to diversity, equity and inclusion, progress on increasing representation of women and ethnic minorities in our leadership pipeline and progress relative to goals to address health disparities and social determinants of health.
MEASURE	ALIGNMENT WITH BUSINESS STRATEGY	WEIGHTING	TARGET PERFORMANCE GOALS	ACTUAL RESULT
Adjusted income from operations	Reinforces the importance of profitable growth across the enterprise	50%	Up to 9% growth over 2020 performance (exclusive of 2020 contributions from the divested Group, Disability and Life business)	$7.0 billion, reflecting 4.2% growth over 2020 performance (exclusive of 2020 contributions from the divested Group, Disability and Life business), which was within target range
Adjusted Revenues	Focuses on enterprise growth, encourages business decisions that optimize results for the enterprise, promotes collaboration across business units and drives customer focus	20%	2.9% to 9.3% growth over 2020 performance (exclusive of 2020 contributions from the divested Group, Disability and Life business)	$174.1 billion, reflecting 12% growth over 2020 performance (exclusive of 2020 contributions from the divested Group, Disability and Life business), which was above target range
Strategic Priorities	Emphasizes the importance of recognizing progress in areas that support our mission, values and business strategy, position us for long-term growth and advance the interests of our various stakeholders	30%	The Committee evaluates progress in each of the following categories: (1) greater affordability for customers and clients; (2) customer experience; and (3) diversity, equity and inclusion.	Performance in the target range, reflecting:
				•	Continued leadership in response to COVID-19
				•	Advancement of affordability initiatives
				•	Stable customer net promoter score
				•	Favorable client retention rates across most businesses
				•	Increased representation of women and ethnic minorities in the leadership pipeline
				•	Improvement in diversity, equity and inclusion employee engagement results
				•	Significant increase in the number of equity actions and social determinants of health screenings
				•	Partially offset by elevated medical and pharmacy trend stemming from the pandemic
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COMPENSATION MATTERS

2021 Individual EIP Targets and Awards
EIP target levels, and actual awards for the 2021 performance year for each of the NEOs are set forth in the table below. EIP target level are reflective of the Committee’s, and with respect to Mr. Cordani’s, the independent members of the Board’s, review of target total direct compensation positioning and other factors as further discussed above. In determining actual EIP awards, the Committee (and for Mr. Cordani, the independent members of the Board upon the recommendation of the Committee) takes an integrated approach, assessing enterprise results together with each NEO’s individual contributions during 2021. Payouts under the 2021 EIP rewarded our NEOs for our performance in 2021, reflecting pay-for-performance alignment.
NEO	2021 EIP TARGET ($)	ACTUAL EIP PAYOUT ($)	PAYOUT AS A PERCENT OF TARGET (%)
David M. Cordani	3,000,000	2,700,000	90%
Brian C. Evanko	900,000	900,000	100%
Nicole S. Jones	850,000	935,000	110%
Eric P. Palmer	950,000	1,187,500	125%
Timothy C. Wentworth	2,625,000	—(1)	—(1)
Matthew G. Manders	1,250,000	—(1)	—(1)
(1)
See “Compensation Matters – Executive Compensation Tables – Potential Payments upon Termination or Change of Control” for a description of the terms of Mr. Manders’ and Mr. Wentworth’s retirement agreements.

Mr. Cordani
In early 2022, the Committee, together with the Lead Independent Director, assessed Mr. Cordani’s 2021 performance in the context of the overall Company performance for the year. This assessment included a review of the Company’s financial performance in 2021 and the strategic positioning of the Company for the future, as well as Mr. Cordani’s individual contributions. Following this review, the Committee made recommendations to the independent members of the Board related to Mr. Cordani’s EIP award for 2021. The independent members of the Board considered these recommendations as part of their own independent review of Mr. Cordani’s performance. More specifically, the Board considered the following factors:
Enterprise Performance. Mr. Cordani led Cigna's delivery of strong value for our customers and clients and attractive financial results amid a disrupted, rapidly evolving environment impacted by continued pressures from the COVID-19 pandemic. These results include:
•	Adjusted income from operations of $7 billion, adjusted income from operations, per share, of $20.47 and adjusted revenue of $174.1 billion; and
•	The return of over $9 billion in capital to shareholders through share repurchase and dividends.
Strategy Execution. Mr. Cordani oversaw the achievement of a number of initiatives to advance Cigna’s strategy, including:
•	The successful execution of a broad set of affordability initiatives, including the implementation of a national contracting center of excellence and local market contracting governance;
•
Execution of initiatives to make health care more accessible, including through the acquisition of MDLIVE, which provides flexibility for customers to access networks of telehealth providers for routine primary care and wellness, urgent care, dermatology care and behavioral health care needs;

•	Advancement of Evernorth’s strategic positioning, including the accelerated development of health services capabilities in virtual care, home care and behavioral;
•	Expansion of the U.S. Government business through entry into new geographies and the introduction of new products;
•
Advancement of the International Health business’ sharpened focus on our global health services portfolio through the entry into an agreement to sell Cigna’s life, accident and supplemental benefits businesses in seven markets, subject to applicable regulatory approvals and customary closing conditions, expected to be complete in the second quarter of 2022;

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COMPENSATION MATTERS

•	Advancement of our technology strategy to build a real-time, data-driven, digital platform that will provide breakthrough, insightful customer, client, and provider experiences; and
•	Continued prioritization of the health and safety of our workforce throughout the COVID-19 pandemic, maximizing flexibility while continuing to serve our customers, patients, and clients.
Diversity, Equity and Inclusion. Mr. Cordani oversaw a number of initiatives designed to improve the diversity, equity and inclusion within Cigna and the communities we serve. These initiatives include: (1) the launch of the DEI Council, chaired by Mr. Cordani, which is focused on advancing health equity and continuing to strengthen our diverse and inclusive culture; (2) publication of our initial DEI Scorecard; and (3) continued progress on our goal to reach gender parity in our leadership pipeline by 2024. The impact of these initiatives are reflected in the improvement in our employee engagement survey results relative to diversity, equity, and inclusion.
Regulatory Environment and Compliance. Mr. Cordani continues to represent Cigna and the health services industry in a number of forums in Washington, D.C. and across the country to reinforce the needs of the Company’s customers and clients. In 2021, this included highlighting our COVID-related support efforts and advocacy on health public policy topics. He also oversaw Cigna’s enhancements to our compliance governance model and a multi-year communication plan focused on Cigna’s core values and commitment to ethical decision-making, as we continued to drive a culture of integrity.
Other Qualitative Considerations. In determining the amount of Mr. Cordani’s EIP payout, the independent members of the Board also considered that, while 2021 adjusted income from operations performance was strong and in line with management’s plans in the aggregate, there was more variability within the components of the business than expected. Additionally, 2021 benefited from some fundamental earnings drivers that are not expected to recur.
Taking all of these factors into account, the independent members of the Board awarded Mr. Cordani an EIP payout for 2021 of $2.7 million, or 90% of his 2021 EIP target, and below the funding percentage of the EIP pool.
Other NEOs
For all other NEOs, Mr. Cordani made recommendations to the Committee regarding EIP awards based on his evaluation of each NEO’s performance and contributions to enterprise goals. The Committee considered Mr. Cordani’s recommendations when determining EIP awards. While not exhaustive, below are certain key factors the Committee considered when making award determinations.
Mr. Evanko. In his first year as Executive Vice President and Chief Financial Officer, Mr. Evanko supported and enabled achievement of the Company’s financial objectives and led the partnership between the Company’s finance function and business teams throughout 2021. He also provided critical guidance and leadership in support of many of the Company’s strategic initiatives throughout 2021, including the initiation of an enterprise-wide, multi-year effort to improve the Company’s overall efficiency and effectiveness, the Company’s acquisition and integration of MDLIVE, and the divestiture of the our life, accident, and supplemental benefits businesses in seven international markets to Chubb, expected to close in the second quarter of 2022. Mr. Evanko also successfully led the strategic management and deployment of the Company’s capital during 2021, including through the increase of shareholder dividends and share repurchases. Within the Finance organization, Mr. Evanko advanced the development and deployment of critical talent and accelerated progress relative to diversity, equity, and inclusion, as reflected in scores on the Company’s DEI Index. In addition, while 2021 adjusted income from operations performance was strong and in line with management’s plans in the aggregate, there was more variability within the components of the business than expected. 2021 benefited from some fundamental earnings drivers that are not expected to recur. As a result of Mr. Evanko’s contributions in 2021, he was awarded a 2021 EIP payment of $900,000, or 100% of his target.
Ms. Jones. Ms. Jones continued to serve as Cigna's Executive Vice President and General Counsel in 2021, leading the Company’s legal, compliance, communications and government affairs functions, and the partnership across these functions and between them and the Company’s businesses and other corporate functions. As she did in 2020, Ms. Jones continued to play a key role in the Company’s COVID-19 response. She also advanced the Company’s enterprise ESG strategy, its internal and external thought leadership relative to healthy workforces, and support of no surprise billing legislation in the US. In addition, she partnered with other senior leaders in the organization to develop the framework for communicating and reinforcing the Company’s strategy, both internally and externally. Ms. Jones also provided key legal and regulatory support in connection with the Cigna's acquisition of MDLIVE, and the divestiture of our life, accident, and supplemental benefits businesses in seven international markets to Chubb. Finally, Ms. Jones established a diversity council to focus on increasing diversity and advancing inclusion within the Company’s legal function. As a result of Ms. Jones’ contributions in 2021, she was awarded a 2021 EIP payment of $935,000, or 110% of her target.
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COMPENSATION MATTERS

Mr. Palmer. In his role as President and Chief Operating Officer, Evernorth, Mr. Palmer led the Company’s largest growth platform which grew adjusted revenue by 14% in 2021. Mr. Palmer meaningfully advanced our health services strategy through the development of Evernorth’s Care+ organization and through his leadership of other initiatives including the integration of MDLIVE into Evernorth following its acquisition by the Company in early 2021, which expanded our virtual care services. He also oversaw the expansion of our behavioral care networks, and the creation of new capabilities relative to making prescription drugs more affordable including the launch of our Shared Savings Program which promotes greater use of biosimilars. In addition, under Mr. Palmer’s leadership, Evernorth expanded its relationship with Prime Therapeutics to include our drug home delivery and Accredo specialty pharmacy services. Additionally, Express Scripts entered into a new contract with the Department of Defense, extending the Company’s service as the TRICARE pharmacy program partner until 2029. Throughout 2021, Mr. Palmer also sponsored critical work within Evernorth to reduce health care disparities and provide more accessible, affordable healthcare to those in need through telehealth, and in late 2021, he joined the CEO Action for Racial Equity Governing Committee as Cigna’s representative. As a result of his contributions in 2021, Mr. Palmer was awarded a 2021 EIP payment of $1,187,500, or 125% of his target.
Annual Incentive Plan Changes for 2022
For 2022, measures within the EIP will continue to include adjusted income from operations, adjusted revenues and strategic priorities. To focus further on Company growth, the adjusted revenues weighting will increase from 20% to 30%. The strategic priorities weighting will be 20% in 2022. Adjusted income from operations will again comprise 50% of the EIP measures, such that the quantitative financial performance metrics will be weighted a total of 80%.
For 2022, the areas of focus for the strategic priorities measure were streamlined to focus on two critical company objectives, as set forth below.
STRATEGIC PRIORITY AREAS OF FOCUS	RELEVANCE TO BUSINESS STRATEGY	QUANTITATIVE MEASUREMENTS
Efficiency and effectiveness	These priorities directly advance our strategy to be champions for affordable, predictable, and simple health care.	•	Medical and pharmacy trend
		•	Operating expense efficiency
Environmental, Social and Governance (ESG)
As a global health services company, our mission is at the core of our ESG commitments and strategy. For 2022, the ESG area of focus will again be on our efforts relative to diversity, equity and inclusion.
		•	Achievement relative to internal, employee-focused goals, including:
			o	Improvement in engagement survey responses related to diversity, equity and inclusion
			o	Progress against our goals to improve representation of racially and ethnically diverse individuals and women in our leadership pipeline
		•	Achievement of goals relative to improvement of health equity and reduction of social determinants of health
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COMPENSATION MATTERS

Long-Term Incentives

Long-term incentives are
designed to reward sustained
financial success and strategic
accomplishments that benefit
Cigna and its shareholders over
the long-term.

LTI Overview
Long-term incentives are 100% equity-based and administered under the Cigna Long-Term Incentive Plan. Awards in 2021 were delivered through a mix of strategic performance shares, stock options and restricted stock to motivate superior enterprise results and to further align the interests of the Company’s executive officers and its shareholders.

2021 Individual LTI Targets and Awards
Each NEO’s LTI target is set by the Committee (or in the case of Mr. Cordani, the independent members of the Board upon the recommendation of the Committee) with reference to the compensation peer group and the general industry peer group market data for the officer’s role. Mr. Cordani’s LTI target is set as a range, and the target for each of the other NEOs is set as an absolute dollar value. The primary consideration in each case is the comparison to the 50th percentile LTI level of the relevant market data for both peer groups.
While the Board maintains flexibility in determining Mr. Cordani’s LTI award, the Board intends that, for Mr. Cordani, LTI awards will fall within the target range. Mr. Cordani’s LTI award is based primarily on his individual contributions and enterprise performance, as well as an assessment of then-current market data. For the other executive officers, an executive could receive a grant between 0% and 150% of the executive’s individual LTI target value. In determining awards for the other NEOs, the Committee primarily evaluates individual contributions, but also may take into consideration enterprise performance, succession planning needs and other factors as circumstances warrant. The annual LTI awards for 2021 were delivered 50% in SPS awards having a 2021–2023 performance period, 25% in stock options and 25% in restricted stock, with the equity mix consistent with the equity mix delivered in 2020.
The table below provides more detail about the annual LTI target values for 2021, reflective of the Committee’s, and with respect to Mr. Cordani’s, the independent members of the Board’s, review of target total direct compensation positioning as further discussed above, grant values and percentages relative to LTI targets.
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COMPENSATION MATTERS

NEO	2021 LTI TARGET ($)	ACTUAL LTI GRANT VALUE ($)(1)	LTI AWARD AS A PERCENT OF TARGET (%)
David M. Cordani	12,000,000 to 16,000,000	14,500,000	Within target range
Brian C. Evanko	2,800,000	3,360,000	120
Nicole S. Jones	2,900,000	3,335,000	115
Eric P. Palmer	4,300,000	5,160,000	120
Timothy C. Wentworth	6,000,000	6,000,000	100
Matthew G. Manders	4,250,000	4,462,500	105
(1)
The LTI Grant Value referenced in the table differs from the sum of the Stock Award and Option Award grant date fair values referenced in the 2021 Summary Compensation Table. This is largely due to the timing and determination of the grant date fair value of SPS awards under ASC Topic 718. Under ASC Topic 718, SPS grant date fair values reflect a probable achievement level of the TSR performance condition as of grant date; however, this probable achievement level is not determined until after the Committee has determined the dollar amount of the LTI grant. Thus, an SPS award’s grant date fair value for accounting purposes may be higher or lower than the dollar amount of the LTI grant approved by the Committee if the TSR probable achievement level is above or below target, respectively. For more information on the TSR performance condition, please see the “Stock Awards” footnote for the 2021 Summary Compensation Table.

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COMPENSATION MATTERS

Strategic Performance Share Program
Our SPS program is designed to reward sustained long-term financial discipline and strategic accomplishments that benefit Cigna and its shareholders over the long-term.
Grants

At the time of grant, a total LTI dollar value is approved for each NEO. The SPS portion of the award (50% of the total LTI value) is converted into a specific number of SPSs on the grant date based on
Cigna’s stock price on that date.

Vesting

SPSs vest in the first quarter of the year following the end of the three-year performance period.

Payout Determination

The Committee determines a performance factor of 0% to 200% based on Company achievement of two pre-established measures during the performance period, and that factor is multiplied by each SPS award to determine the number of shares to be paid in respect of vested awards.

Measure: Adjusted income from operations, per share, measured on a cumulative basis

Weighting: 50%

Alignment with Business Strategy: Reinforces the importance of sustained profitable growth across the enterprise

Threshold Performance: Performance that would result in funding of less than 35% of target yields no payment for this measure

Measure: Relative TSR, compounded over the three-year performance period(1)

Weighting: 50%

Alignment with Business Strategy: Rewards NEOs for stock performance and value creation relative to Cigna’s peer group at the time of the award

Comparator Group: The SPS performance peer group(2)

Final Payout

SPS awards are ultimately settled in Cigna stock, so the actual value of the awards is based on the number of shares earned and Cigna’s stock price at the time of payment.
The SPS program is designed to reward performance results against long-term, pre-established stretch targets. Each year, the Committee approves the performance measures for the SPS performance period and sets the goals with the expectation that performance resulting in a number of shares paid between 80% and 120% of target would be challenging and not certain, while performance resulting in a number of shares paid over 120% of target would be difficult, but not unattainable. The Committee believes that the SPS performance measures are effective in rewarding the Company’s long-term success and value created for shareholders.
The adjusted income from operations per share measure is included as a performance measure because it is one of the principal measures used by investors to assess our financial performance, is a key component of our guidance to investors and considers our capital plan.
(1)	In the event a company in the peer group is removed due to a corporate transaction or otherwise, the Company’s TSR will be measured against the remaining companies.
(2)
For performance periods beginning prior to 2020, relative TSR is calculated by interpolating strictly based on the TSR percentile rank. Beginning with the 2020–2022 performance period, relative TSR is measured by calculating four levels of achievement, at each of the 25th, 50th, 75th and 85th percentiles, and then using straight line interpolation based on Company stock performance (rather than rank) within the relevant level of achievement to determine payout for the measure.

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COMPENSATION MATTERS

2019–2021 SPS Program
Over the course of the three-year performance period, cumulative adjusted income from operations, per share, grew to $55.97, resulting in a payout at 101.6% for this measure. Relative TSR was at the 11th percentile, resulting in no payout for this performance measure. As a result, in February 2022, the Committee approved a payout of the 2019–2021 SPSs at 51% of target. The performance goals for the 2019–2021 SPSs are presented in the table below, along with actual results for the three-year performance period.
MEASURE	WEIGHTING	TARGET PERFORMANCE GOALS	ACTUAL RESULT
Adjusted income from operations, per share	50%	Cumulative adjusted income from operations, per share of $53.00 to $58.50; target based upon an implied compound annual growth rate of 55.1%–60.3% over 2018 performance	$55.97 (101.6% of target)
Relative TSR	50%	50th Percentile	11th percentile (based on three-year annual compounded TSR of 7.2%) (0% of target)
At the time the 2019–2021 SPS award was granted, when the fair market value of our stock was $183.44, the value of Mr. Cordani’s award was $6,750,000, assuming a payout at target. From the date of grant through the date the award was paid out, our stock price appreciated approximately 27%. While we have had strong financial performance, evidenced by our adjusted income from operations, per share, compound annual growth rate of 12.9%, our stock performance has lagged our peer group. Based on the closing stock price of $232.84 on February 25, 2022, the date the award was paid out, the actual value of Mr. Cordani’s award was approximately $4.4 million, or 65% of the value at the time the award was made.
The calculations utilized to determine the payout were reviewed for accuracy by PricewaterhouseCoopers LLP. Shares earned by the NEOs upon payout of the 2019–2021 SPSs are reflected in the Outstanding Equity Awards at Year-End 2021 table and on Form 4s filed with the SEC on March 1, 2022.
2018–2020 SPS Program
The shares earned under the 2018–2020 SPS program were measured using performance through December 31, 2020 and were delivered in February 2021. The total share value realized by each NEO on the payment date is reflected in the Option Exercises and Stock Vested Table. The performance measures, targets, results and payout for the 2018–2020 SPS program are discussed in greater detail in our definitive proxy statement for our 2021 annual meeting of shareholders, filed with the SEC on March 19, 2021.
Retirement and Deferred Compensation
401(k) Retirement Plans and Supplemental 401(k) Plan
All U.S. full-time employees are eligible to participate in one of the Company’s tax-qualified 401(k) plans. Each 401(k) plan provides for employee contributions as well as Company matching contributions, on the same terms as similarly situated employees within the applicable plan.
Certain employees are eligible for the Cigna Supplemental 401(k) Plan. Beginning in 2020, all U.S.-based NEOs are eligible. The Supplemental 401(k) Plan is a non-qualified deferred compensation plan that provides an annual credit to employees equal to 1.5% of employee earnings that cannot be treated as eligible earnings under the regular 401(k) Plan due to Internal Revenue Code limits and cannot be the basis for employee or Company matching contributions under the regular 401(k) Plan. Earnings eligible for the credit are salary and bonus amounts that exceed the IRS annual limit on eligible earnings ($290,000 in 2021) or that an employee defers under the Cigna Deferred Compensation Plan. Credits accumulate with hypothetical interest equal to the rate of return under the 401(k) Plan’s Fixed Income Fund (2.75% as of January 1, 2021 and 2.60% as of January 1, 2022). The account will vest under the same rules that apply to the regular 401(k) Plan. The account balance will be paid after termination of employment in accordance with the plan.
Nonqualified Deferred Compensation Plans
Cigna provides the NEOs and certain other employees with the opportunity to defer base salary and annual incentive awards.
Cigna Deferred Compensation Plan. Cigna does not make any contributions to this plan on behalf of employees. This plan provides eligible employees an opportunity to postpone both the receipt of compensation and the income tax on that compensation – typically until after termination of employment with Cigna. Participants elect when to receive payment and can choose either a single lump sum or annual installments. For amounts deferred before 2005, participants can request an accelerated
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payment of all or part of their account balance subject to a 10% penalty. Otherwise, early withdrawals are permitted only in the case of the participant’s financial hardship.
Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (EDCP). In 2019, the Committee froze future deferrals into the EDCP. Prior to such action, eligible executives could elect to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award. Prior to the merger, Express Scripts historically made contributions to senior executives’ EDCP account in an amount equal to 6% of such senior executive’s annual cash compensation, with the contributions subject to three-year cliff vesting. When an executive becomes eligible for retirement under the EDCP (minimum age of 55 and a combined age plus years of service with the company of 65), or upon termination due to death or disability (as defined in the EDCP plan), all company-provided EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement, all unvested company-provided EDCP contributions are forfeited. Withdrawals and distributions of vested amounts are made either upon termination or at a fixed time in a lump sum payment or pursuant to a previously specified fixed schedule.
Additional information about deferred compensation can be found in the Nonqualified Deferred Compensation for 2021 table and accompanying narrative.
Defined Benefit Pension Plans
The Cigna Pension Plan and the Cigna Supplemental Pension Plan were frozen on July 1, 2009. Benefits earned under these plans have been determined based on eligible earnings through July 1, 2009. The freeze did not affect benefits earned before July 1, 2009. The Company’s NEOs hired before July 1, 2009 have vested benefits in the Pension Plan and the Supplemental Pension Plan.
Additional information about pension benefits can be found in the Pension Benefits for 2021 table and accompanying narrative.
Limited Perquisites and Other Benefits
Cigna’s executive compensation program provides limited perquisites to executive officers, offered primarily to attract and retain key talent or to provide for an executive officer’s safety and security. Perquisites generally have included an annual allowance under our executive financial services program (as described below), payments for residential security system monitoring and maintenance and relocation benefits when a move is required. Executive officers working outside of the United States also may be provided with benefits that are customary in the country in which they are based. In addition, Mr. Cordani is expected to use the corporate aircraft for business and personal travel to increase his time available for business purposes and as a means to better ensure his safety and security.
Mr. Cordani is fully responsible for any personal income taxes associated with his personal use of the corporate aircraft.
Cigna’s executive financial services program offers executive officers other than the CEO an annual allowance of up to $6,500 for the costs of financial or estate planning (including associated legal services) and tax return preparation. Mr. Cordani is reimbursed for all such expenses incurred. Cigna also provides $1 million of personal umbrella liability insurance coverage for executive officers, who may purchase additional coverage at the group rate.
The NEOs also are eligible to receive all of the benefits offered to Cigna employees generally, including medical and other health and welfare benefits as well as voluntary benefits.
EMPLOYMENT ARRANGEMENTS AND POST-TERMINATION PAYMENTS
Employment Arrangements
We typically do not enter into individual employment contracts with our executive officers. Consistent with our approach of rewarding performance, employment is not guaranteed, and either Cigna or the executive officer may terminate the relationship at any time. An executive officer receives an offer letter upon hire or promotion that describes initial compensation terms, such as base salary, any sign-on or other cash bonus or equity awards, any relocation assistance and target opportunities for annual cash incentive and long-term equity incentive compensation.
Retention Arrangements
Timothy C. Wentworth. In connection with the combination with Express Scripts, the Company entered into a retention agreement with Mr. Wentworth, who, prior to the combination, was the President and CEO of Express Scripts. The term of this agreement ended in December 2021.
Under his arrangement with Express Scripts, Mr. Wentworth was entitled to terminate employment for good reason on the closing of the merger and receive his severance and vest in his equity awards, subject to his compliance with noncompetition restrictions that would have lasted 18 months. Based on an independent evaluation and analysis of his then-existing arrangement, it was determined that Mr. Wentworth could have been in a better financial position if he terminated employment with Express Scripts at the merger closing than if he did not terminate. Mr. Wentworth was viewed as crucial to the integration of the two companies as well as our ability to achieve the goals of the combination. Recognizing his unique skill set and qualifications, following signing of the merger agreement in March 2018, we structured Mr. Wentworth’s arrangement in a way that would induce him to join Cigna’s leadership team, retain and incentivize
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him and reduce the financial risk that he would assume by not terminating employment for good reason as he would have been entitled to do.
The retention agreement set forth certain terms of his employment, as well as specific compensation and benefits he was entitled to receive during the three-year retention period following the closing of the Express Scripts merger (December 21, 2018 – December 21, 2021). In exchange, Mr. Wentworth agreed to non-solicitation of customers and employees and non-competition covenants for 24 months after his termination of employment for any reason, and perpetual confidentiality and non-disparagement covenants.
Mr. Wentworth had an annual base salary of $1,500,000, a target annual incentive award opportunity of $2,625,000 (and a maximum potential award opportunity of 200% of such target opportunity), and an annual target long-term incentive award opportunity of $6,000,000. These amounts were determined by the Committee to be appropriate based on the compensation Mr. Wentworth earned at Express Scripts as its President and CEO. If Mr. Wentworth were terminated without cause or terminated for good reason during the retention period, he would have been entitled to receive a pro-rata bonus payment and a payment in respect of continuation of benefits for thirty-six months.
Under the agreement, Mr. Wentworth was credited with a deferred compensation account balance of $8,250,000, which vested in equal monthly installments over the three-year period following the closing of the merger, subject to Mr. Wentworth’s continued employment through each monthly vesting date, or upon an earlier termination of employment without cause, for good reason, or due to death or disability. The deferred compensation account balance was, to the extent vested, payable in 24 equal monthly installments upon Mr. Wentworth’s termination of employment, subject (other than in the event of his death) to his execution of a general release of claims in favor of Cigna and its affiliates and compliance with the restrictive covenants described above.
In addition, in accordance with his retention agreement, Mr. Wentworth was granted an equity award in February 2019 consisting of a restricted stock award of $6,000,000 vesting in three equal annual installments on each of the first three anniversaries of the grant date, and two performance-based SPS awards of $3,000,000 each, one for the 2017–2019 performance period and one for the 2018–2020 performance period. The retention agreement generally did not affect Mr. Wentworth’s existing rights with respect to Express Scripts equity awards that were exchanged for Cigna awards in connection with the merger, except that the definition of “constructive termination” applicable to such awards was modified to match the definition of “good reason” in the retention agreement.
Under the terms of the agreement, Mr. Wentworth was entitled to receive a reimbursement, limited to any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied. The gross-up does not apply in connection with payments arising due to any subsequent merger or any other event. We have not paid any excise tax gross ups to Mr. Wentworth, do not anticipate doing so and do not include excise tax gross ups as part of our regular executive compensation program.
Retirement Agreements
Mr. Wentworth transitioned to a non-executive officer role on January 1, 2022 and provided services on ongoing projects through his retirement from the Company on February 4, 2022. Mr. Manders retired from the Company on December 17, 2021. In November 2021, Mr. Wentworth and Mr. Manders entered into retirement agreements with the Company, which are reflective of the terms of the applicable equity awards for retirement vesting and the Committee’s past practices with respect to annual incentive payouts and in recognition of time worked throughout the year. The terms of the retirement agreements, and the aggregate value of benefits, is described under “Compensation Matters – Executive Compensation Tables – Potential Payments upon Termination or Change of Control.”
Executive Severance Benefits
The Company maintains the Cigna Executive Severance Benefits Plan (the Executive Severance Benefits Plan) for our executive officers, which provides severance benefits in the event of a termination without cause (not including by reason of death or disability). The Executive Severance Benefits Plan helps accomplish the Company’s compensation philosophy of attracting and retaining exemplary talent. The Committee believes it is appropriate to provide executives with the rewards and protections afforded by the plan, as it reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing. Effective December 2020, the Cigna Executive Severance Benefits Plan (the Executive Severance Benefits Plan) was amended and restated to provide executive officers with severance benefits upon a termination of employment without cause (not including by reason of death or disability), which we believe to be consistent with market practice. In connection with such termination, the CEO would receive base pay for 104 weeks plus 200% of his current EIP target. Each other executive officer would receive base pay for 78 weeks plus 150% of the executive’s current EIP target. Receipt of any payments or benefits under the Executive Severance Benefits Plan requires that the executive comply with any non-disclosure, non-
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competition, non-solicitation and cooperation agreements entered into with the Company and execute a separation and release of claims agreement. If an executive fails to comply with any terms of the plan, including the aforementioned restrictive covenants, the Company may require repayment of any benefits received by the executive and any payments or benefits not yet received will be forfeited. In addition, each executive officer would receive a payment equal to the executive’s pro-rated EIP target and, if the separation date occurs before the payment of the annual incentive for the preceding year, an amount equal to the executive’s EIP target. The Company will also pay a COBRA subsidy equal to the cost of the Company’s contributions for active medical coverage for up to 18 months.
Other Post-Termination Arrangements
With respect to equity awards granted prior to 2021, if, absent a change of control, an executive officer’s employment terminates prior to the vesting of a stock option, restricted stock, restricted stock units (RSUs) or SPS award, the award is generally forfeited, subject to specific exceptions for disability, death or retirement (as defined in the plan).
Beginning with LTI awards for 2021, stock options, restricted stock, RSUs and SPSs that are scheduled to vest within 12 months of an executive officer’s involuntary termination without cause will be eligible to continue to vest as scheduled, subject to continued compliance with applicable non-disclosure, non-competition, non-solicitation and cooperation agreements during the period of continued vesting. The number of shares issued in respect of any SPSs that vest following termination will be determined based on actual performance for the applicable performance period. Awards that are not scheduled to vest within 12 months of the termination date are forfeited upon an involuntary termination without cause.
Upon an executive officer’s disability, death or retirement, stock options, restricted stock, RSUs and SPS awards may vest, depending on the nature of the award, the termination event, and the terms of the grant agreements.
For a full explanation of how equity awards are treated in the event of an executive officer’s disability, death or retirement, please see “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”
Change of Control Arrangements

Cigna’s change of control
arrangements are designed
to incent executive officers
to act in shareholders’
best interests when
evaluating and integrating
business combinations.

The Executive Severance Benefits Plan continues to apply to executive officers in the event of a qualified separation of service of the executive officer upon a change of control. A mere change of control itself (i.e., a “single trigger”) does not trigger benefits. The intent of the plan is to encourage executives to continue to act in shareholders’ best interests in evaluating potential transactions and ensure management talent will be available to assist with the transaction and business integration.
Under the Executive Severance Benefits Plan and Cigna Long-Term Incentive Plan, an executive officer will be eligible for benefits, as determined by the plan administrator, if such executive officer’s employment is terminated upon or during the two-year period following a change of control (i.e., a “double trigger”) if such termination is:
•	initiated by the Company other than “for cause” as defined in the applicable plan; or
•	initiated by the executive officer for “good reason” as defined under the applicable plan.
Benefits in a double-trigger situation include the following:
•
A lump sum cash severance payment equal to 156 weeks (approximately three years) of base salary plus three times the higher of (1) the most recent annual incentive paid and (2) the target annual incentive. The intent of the formula for the annual incentive amount is to reward the executive officer for the level of expected performance prior to the change of control;

•
A payment equal to such individual’s pro-rated EIP target plus, if the separation date occurs before the payment of the annual incentive for the preceding year, an amount equal to the greater of (1) the executive officer’s current annual incentive target or (2) the annual incentive target for the year of the change of control;

•
Full vesting of all unvested stock options, restricted stock and RSUs. As a result, if an executive is involuntarily terminated without cause or resigns for good reason after a change of control, the executive is able to realize the shareholder value to which the executive contributed while employed at the Company;

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•
Full vesting of all unvested SPS awards with the calculation of such vesting made at the highest of: (1) the target vesting percentage; (2) the vesting percentage for the most recent payout of SPS awards (i.e., the prior cycle); and (3) the average of the vesting percentage established by the Committee for the most recent two SPS payouts. Beginning with LTI awards for 2021, the vesting calculation is made based on the target vesting percentage. The intent of this formula is to provide executive officers with a reasonable estimate of the potential payouts and to avoid placing executive officers at a disadvantage as a result of a change of control;

•	At the Company’s expense, twelve months of basic life insurance plan coverage and six months of reasonable outplacement services following a change of control; and
•	A COBRA subsidy equal to the cost of the Company’s contributions for active medical coverage for up to 18 months.
Receipt of any payments or benefits requires that the executive comply with any non-disclosure, non-competition, non-solicitation and cooperation agreements entered into with the Company and execute a separation and release of claims agreement. If an executive fails to comply with any terms of the plan, including the aforementioned restrictive covenants, the Company may require repayment of any benefits received by the executive and any payments or benefits not yet received will be forfeited.
We do not provide gross ups as part of our regular executive compensation program. If any portion of the change of control benefits paid to an executive officer would be subject to a change of control excise tax, then either (1) the executive will receive the full amount of the benefits and be responsible for paying any resulting excise tax or (2) the change of control benefits will be reduced by such an amount as to avoid the excise tax entirely, whichever alternative provides the executive with the greater amount of after-tax benefits.
Mr. Wentworth did not participate in the Cigna Executive Severance Benefits Plan. Rather, any severance benefits would have been determined according to his retention agreement as described above. Equity awards granted by Cigna, including the equity awards granted pursuant to Mr. Wentworth’s retention agreement, are governed by the terms of the grant agreement and the Cigna LTIP.
For more information, see “Executive Compensation Tables – Potential Payments upon Termination or Change of Control.”
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OTHER PRACTICES

Our rigorous policies and
practices strengthen the
alignment of executives’
interests with those of our
long-term shareholders.

Stock Ownership Guidelines and Share Retention Requirements
We believe that the ownership of meaningful levels of Cigna stock by our executive officers is a critical factor in aligning the long-term interests of management and our shareholders. To promote this goal, we have adopted robust stock ownership guidelines that apply to all of our executive officers, including our NEOs. As of December 31, 2021, all of our NEOs serving as executive officers at year end are in compliance with the stock ownership guidelines and met or exceeded their ownership requirements. The chart below shows the stock ownership requirements and actual value of holdings as a multiple of base salary as of December 31, 2021 for the CEO (Mr. Cordani), the CEO, Evernorth (Mr. Wentworth) and the average of the other NEOs serving as executive officers at year end (Mr. Evanko, Ms. Jones and Mr. Palmer).

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COMPENSATION MATTERS

FEATURES OF OUR STOCK OWNERSHIP GUIDELINES
•
Wholly owned shares, restricted stock, restricted stock units, stock equivalents, and shares owned through benefit plans (such as investments in the Cigna stock fund of the Cigna 401(k) Plan or the deferred compensation plans) are counted toward meeting the guidelines.

•	SPSs and stock options do not count toward meeting the ownership guidelines.
•
Executive officers have five years from date of hire, promotion or any other event that changes their multiple of base salary to meet their applicable ownership requirement. Prior to meeting their stock ownership requirement, executives may only engage in transactions that increase their holdings. Once an executive attains the required holding level, the executive must maintain the requirement on a continuous basis, even if the requirement is met before the end of the five-year period.

SHARE RETENTION REQUIREMENTS ENCOURAGE A LONG-TERM OWNERSHIP PHILOSOPHY
•	Once ownership requirements are met,
	o	executive officers may not sell more than 50% of the shares held above their applicable guideline in any single open trading period; and
o
executive officers must retain, for at least one year, a minimum of 50% of the shares acquired upon exercise of any stock options and 50% of the shares acquired upon vesting of restricted stock or restricted stock unit grants, net of shares withheld or sold for taxes or payment of exercise prices, fees and expenses.

OTHER PRACTICES REGARDING TRANSACTIONS IN CIGNA STOCK
•	Executive officers may only transact in Cigna securities during approved open trading periods after satisfying pre-clearance requirements or pursuant to Rule 10b5-1 trading plans.
•	CEO approval is required for all transactions in Cigna stock by executive officers.
•	General Counsel approval is required for all transactions in Cigna stock by the CEO.
Disgorgement of Awards (Clawback) Policy
The Board has the authority to recoup compensation paid to executive officers in the event of a restatement of financial results, beyond the mandates of Sarbanes-Oxley Act of 2002. In addition, Cigna will review its policy and, if necessary, amend it to comply with any new clawback mandates under applicable law.
The Board will, as deemed appropriate and to the full extent permitted by law, require reimbursement of any bonus or other cash incentive compensation awarded to an executive officer and/or cancel unvested restricted or deferred stock awards previously granted to the executive officer if:
•	the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were later the subject of a restatement;
•	the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and
•	the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.
In addition, Cigna’s stock option, restricted stock, RSUs and SPS awards include a clawback provision. The provision applies to any NEO, who:
•	is terminated by Cigna due to willful misconduct;
•	engages in behavior that would be considered grounds for termination due to willful misconduct;
•	competes with Cigna within two years following any termination;
•	solicits a Cigna employee or customer within two years following any termination;
•	discloses Cigna confidential information improperly; or
•	fails to assist Cigna in the handling of investigations, litigation or agency matters with respect to which the employee has relevant information.
If a NEO engages in any of the above “violation events,” any gains realized from the exercise of options over the two years before termination and thereafter and the value of any restricted stock, RSUs or SPS vesting over the year before termination or thereafter are required to be paid back to Cigna. These provisions are designed to discourage employees from engaging in activities that can cause Cigna competitive or reputational harm.
Awards granted to senior executives under Express Scripts’ long-term incentive plans are subject to recovery in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement.
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Hedging and Pledging Restrictions
Our insider trading policy prohibits our directors, executive officers and all employees from engaging in hedging or speculative transactions. Prohibited transactions include, but are not limited to, trading in put or call options, short sales, zero cost collars and forward sale contracts.
The Committee has adopted a policy that prohibits directors and Section 16 officers from pledging Cigna stock as loan collateral or holding Cigna stock in a margin account. Cigna’s Office of the Corporate Secretary, in consultation with the Chairman and CEO, may grant exceptions to this prohibition only with respect to shares held above the stock ownership guidelines. Exceptions may be granted upon a determination that the pledge is reasonable in amount and scope and structured to minimize risks associated with pledging. This determination will be based on the following considerations, among others:
•	the amount of the pledge as compared to Cigna’s total stock outstanding, market value or trading volume;
•	the amount of the pledge as compared to the total value of Cigna stock held by the individual above the applicable stock ownership guideline;
•	the individual’s ability to repay loans secured by Cigna stock or substitute other assets as collateral; and
•	the terms of the pledging documentation.
In 2021, no exceptions to our policy prohibiting pledging were granted to our directors, NEOs or other Section 16 officers.
Risk Oversight
As part of its responsibilities, the Committee considers whether Cigna’s compensation programs and policies encourage unnecessary or excessive risk-taking behavior. At the request of the Committee, on an annual basis, the Chief Risk Officer conducts a comprehensive review of executive and employee incentive compensation programs to determine whether incentive compensation plans are likely to promote risk-taking behavior that could have a material adverse effect on the Company. The findings of this review are presented to, and discussed by, the Committee each year. The review analyzes:
•	compensation governance processes, including general design philosophy and risk considerations in structuring compensation and incentive plans;
•	situations where compensation programs may have the potential to raise material risks to the Company;
•	internal controls that mitigate the risk of incentive compensation having an unintended negative impact; and
•	plan design features that further mitigate compensation risk, including clawback arrangements, holding periods, earnings thresholds, payment structures and plan caps.
After conducting the review and assessing potential risks, the Committee determined that the Company’s incentive programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Treatment
Section 162(m)(6) of the Internal Revenue Code pertains to the deductibility of compensation paid by health insurers, including Cigna. Under Section 162(m)(6) of the Internal Revenue Code, any per person compensation in excess of $500,000 paid to any employee or, generally, any individual service provider, will not be deductible by Cigna. The tax deduction limitation under Section 162(m)(6) results in the loss of some tax benefits related to employee compensation in excess of the $500,000 per person deduction limit. While the Committee considers the impact of Section 162(m)(6), it believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting the executive compensation program, even if non-deductible compensation expenses could result.
Separately, the Committee also considers the accounting consequences of its compensation decisions.
Report of the People Resources Committee
The People Resources Committee of the Board of Directors reviewed and discussed with Cigna’s management the Compensation Discussion and Analysis. Based on this review and discussion, the People Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. The Board accepted the Committee’s recommendation.
People Resources Committee:
Kathleen M. Mazzarella, Chair
Eric J. Foss
George Kurian
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COMPENSATION MATTERS

Executive Compensation Tables
2021 SUMMARY COMPENSATION TABLE
This table includes information regarding compensation for each of the NEOs. Other tables in this Proxy Statement provide more detail about specific types of compensation with respect to 2021.
NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (d)	STOCK AWARDS ($) (e)	OPTION AWARDS ($) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (g)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (h)	ALL OTHER COMPENSATION ($) (i)	TOTAL ($) (j)
David M. Cordani Chairman and Chief Executive Officer	2021	1,500,000	—	11,745,385	3,625,042	2,700,000	†	301,839	19,872,266
	2020	1,500,000	—	11,060,237	3,500,017	3,500,000	189,898	179,341	19,929,493
	2019	1,500,000	—	10,395,183	3,375,047	3,600,000	204,732	228,070	19,303,032
Brian C. Evanko Executive Vice President, Chief Financial Officer(1)	2021	800,000	—	2,721,665	840,007	900,000	†	34,835	5,296,507

Nicole S. Jones Executive Vice President, General Counsel	2021	750,000	—	2,701,577	833,775	935,000	†	52,246	5,272,598
	2020	750,000	—	2,544,035	805,049	825,000	22,423	35,338	4,981,845
	2019	750,000	—	2,117,608	687,511	937,500	21,781	50,063	4,564,463
Eric P. Palmer President, Chief Executive Officer, Evernorth(2)	2021	948,462	—	4,179,824	1,290,005	1,187,500	†	39,890	7,645,681
	2020	850,000	—	3,318,290	1,050,037	1,020,000	44,003	54,233	6,336,563
	2019	850,000	—	2,964,538	962,547	1,275,000	42,279	45,900	6,140,264
Timothy C. Wentworth Former Chief Executive Officer,Evernorth(3)	2021	1,500,000	—	4,860,067	1,500,006	—	139	2,703,148	10,563,360
	2020	1,557,693	—	4,740,190	1,500,037	2,887,500	1,795	92,974	10,780,189
	2019	1,471,154	—	17,505,590	1,500,033	3,018,750	3,005	16,954	23,515,486
Matthew G. Manders Former President, Government and Solutions(4)	2021	978,462	—	3,615,024	1,115,646	—	15,514	1,318,281	7,042,927
	2020	850,000	—	3,081,245	975,019	1,150,000	107,391	40,796	6,204,451
	2019	850,000	—	3,003,332	975,027	1,200,000	147,776	23,713	6,199,848
(1)	Mr. Evanko assumed the role of Executive Vice President and Chief Financial Officer effective January 1, 2021.
(2)
Mr. Palmer was appointed President and Chief Operating Officer, Evernorth, effective January 1, 2021. He assumed his new role, President and Chief Executive Officer, Evernorth, effective January 1, 2022.

(3)	Mr. Wentworth transitioned to a non-executive officer role effective January 1, 2022 and retired from the Company on February 4, 2022.
(4)	Mr. Manders retired from the Company on December 17, 2021.
Stock Awards (Column (e))
Amounts in this column represent the grant date fair value of stock awards computed in accordance with ASC Topic 718 as described in Note 17 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and, for SPSs, are based upon the probable outcome of the performance conditions. All awards were made under the LTIP. For Mr. Wentworth, also includes equity awards granted in February 2019 as provided for under his retention agreement.
The SPSs are subject to performance conditions. The grant date fair value of SPS awards granted in 2021 reflects the probable achievement level of the TSR performance condition as of the grant date for the assumed award value of SPS awards as shown in the CD&A. Relative TSR performance comprises 50% of the weighting of the SPS performance measures. This forecasted performance condition creates an accounting grant date fair value that differs from the assumed award value granted to each NEO, as reflected in the CD&A. The remaining 50% of SPS weighting, subject to adjusted income from operations per share performance, has an accounting fair value that is equivalent to the assumed award value granted to each NEO.
68 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

The amount reported in column (e) is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures, as follows:
	VALUE OF RESTRICTED STOCK GRANTED IN 2021	VALUE OF SPSs GRANTED IN 2021
NAME	GRANT DATE FAIR VALUE ($)	GRANT DATE FAIR VALUE ($)	AT HIGHEST PERFORMANCE ACHIEVEMENT* ($)
David M. Cordani	3,625,193	8,120,192	11,745,278
Brian Evanko	840,020	1,881,645	2,721,665
Nicole S. Jones	833,820	1,867,757	2,701,577
Eric P. Palmer	1,290,069	2,889,755	4,179,824
Timothy C. Wentworth	1,500,021	3,360,046	4,860,067
Matthew G. Manders	1,115,822	2,499,202	3,614,918
*
The value at the highest performance achievement reflects adjusted income from operations, per share, at 200% of target and projected achievement of total shareholder return relative to Cigna’s SPS performance peer group based on accounting assumptions. Under ASC Topic 718, the vesting condition related to the total shareholder return is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition.

Option Awards (Column (f))
Represents the grant date fair value of option awards made under the LTIP computed in accordance with ASC Topic 718 applying the same model and assumptions as Cigna applies for financial statement reporting purposes, as described in Note 17 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (disregarding any estimates for forfeitures).
Non-Equity Incentive Plan Compensation (Column (g))
This column reflects performance-based compensation awarded under the EIP.
Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))
This column includes the aggregate change in the actuarial present value of accumulated benefits under the pension plans, which value increases and decreases from period to period and is subject to the assumptions discussed in connection with the Pension Benefits for 2021 table. Information regarding accumulated benefits under the pension plans is also discussed in the narrative to the Pension Benefits for 2021 table. The amounts in this column do not include deferred compensation because we do not provide above market earnings to our executive officers. The “†” symbol in the table represents a negative change in pension value. The table below details the net change in present value as of December 31, 2021:
NAME	NET CHANGE TO PRESENT VALUE($)
David M. Cordani	(66,824)
Brian C. Evanko	(18,179)
Nicole S. Jones	(10,026)
Eric P. Palmer	(20,901)
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 69

COMPENSATION MATTERS

All Other Compensation (Column (i))
This column includes:
•
Cigna’s matching contributions to the NEOs’ accounts under its 401(k) and supplemental 401(k) plans in the following amounts: Mr. Cordani — $85,150; Mr. Evanko — $34,727; Ms. Jones — $33,775; Mr. Palmer — $39,677; Mr. Wentworth — $75,963; and Mr. Manders — $60,827;

•
Dividends paid in 2021 on the vesting of restricted stock or restricted stock units in the following amounts: Mr. Cordani — $734; Mr. Evanko — $108; Ms. Jones — $156; Mr. Palmer — $213; Mr. Wentworth — $2,186; and Mr. Manders — $7,454;

•
Includes payments of $1,250,000 and $2,625,000 to Messrs. Manders and Wentworth, respectively, pursuant to their Retirement Agreements, as described below under “Potential Payments Upon Termination or Change of Control.”

•
As permitted by SEC rules, we have included the perquisites and other personal benefits that we provided to certain NEOs in 2021 where the aggregate amount of such compensation exceeds $10,000. 2021 perquisites valued at incremental cost (the cost incurred by Cigna due to the NEO’s personal use or benefit) are as follows:

○
For Mr. Cordani, perquisites included the use of the corporate aircraft for personal travel ($180,778); fees for financial planning, tax preparation and legal services related to tax and estate planning ($25,317); costs for security system monitoring and maintenance; and costs for personal umbrella liability coverage.

○
For Ms. Jones, perquisites included fees for financial planning, tax preparation and legal services; costs for security system monitoring and maintenance; and costs for personal umbrella liability coverage.

PAY RATIO
The ratio of our CEO’s total annual compensation to our median employee’s total annual compensation (the CEO Pay Ratio) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For our 2021 CEO Pay Ratio, we identified our median employee using our global employee population as of December 31, 2021 and used taxable compensation for the full year as our consistently applied compensation measure, as permitted by SEC rules. We believe this measure reasonably reflects the annual compensation of our employees.
Cigna is a global health services company with employees in over 30 countries. For purposes of the calculation of our 2021 CEO Pay Ratio, on December 31, 2021 our global employee population consisted of 65,805 U.S. and 7,916 non-U.S. employees. In accordance with SEC rules, we excluded all employees in the 25 countries with our smallest employee populations, totaling in the aggregate 3,659 employees (approximately 4.96% of our total employee population at December 31, 2021). Employees from the following countries were excluded: Australia (8 employees), Bahrain (3 employees), Belgium (296 employees), Canada (530 employees), Chile (2 employees), China (94 employees), France (4 employees), Germany (5 employees), Hong Kong (426 employees), India (47 employees), Indonesia (298 employees), Italy (4 employees), Kenya (169 employees), Kuwait (1 employee), Lebanon (17 employees), Malaysia (208 employees), Netherlands (8 employees), New Zealand (389 employees), Oman (7 employees), Saudi Arabia (6 employees), Singapore (92 employees), Spain (741 employees), Switzerland (33 employees), Turkey (20 employees) and United Arab Emirates (251 employees). After excluding employees in these countries, our employee population as of December 31, 2021 consisted of 70,062 employees (including 65,805 employees in the U.S. and 4,257 employees outside of the U.S.).
We calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Based on our calculation for 2021, our CEO’s annual total compensation for 2021 was $19,872,266 and our median employee’s annual total compensation for 2021 was $66,917. Accordingly, we estimated our CEO Pay Ratio for 2021 to be 297:1. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may or may not be comparable to CEO pay ratios presented by other companies.
70 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

GRANTS OF PLAN-BASED AWARDS IN 2021
This table provides information about annual incentive targets for 2021 and grants of plan-based awards made in 2021 to the NEOs. The disclosed dollar and share amounts do not necessarily reflect the actual amounts that will be paid or issued to the NEOs. Those amounts will be known only if and when the awards vest or become payable.
				ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS
NAME (a)	GRANT DATE (b)	COMMITTEE APPROVAL DATE (c)	AWARD TYPE (d)	THRESHOLD ($) (e)	TARGET ($) (f)	MAXIMUM ($) (g)	THRESHOLD (#) (h)	TARGET (#) (i)	MAXIMUM (#) (j)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#) (k)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (l)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh) (m)	CLOSING MARKET PRICE ON DATE OF GRANT ($/Sh) (n)	GRANT DATE FAIR MARKET VALUE OF STOCK AND OPTION AWARDS ($) (o)

David M. Cordani	—	—	EIP Target	—	3,000,000	6,000,000
	2/24/2021	2/24/2021	SPS				5,934	33,911	67,822					8,120,192
	2/24/2021	2/24/2021	RSG							16,956				3,625,193
	2/24/2021	2/24/2021	Option								80,855	213.8	214.94	3,625,042
Brian C. Evanko	—	—	EIP Target	—	900,000	1,800,000
	2/24/2021	2/24/2021	SPS				1,375	7,858	15,716					1,881,645
	2/24/2021	2/24/2021	RSG							3,929				840,020
	2/24/2021	2/24/2021	Option								18,736	213.8	214.94	840,007
Nicole S. Jones	—	—	EIP Target	—	850,000	1,700,000
	2/24/2021	2/24/2021	SPS				1,365	7,800	15,600					1,867,757
	2/24/2021	2/24/2021	RSG							3,900				833,820
	2/24/2021	2/24/2021	Option								18,597	213.8	214.94	833,775
Eric P. Palmer	—	—	EIP Target	—	950,000	1,900,000
	2/24/2021	2/24/2021	SPS				2,112	12,068	24,136					2,889,755
	2/24/2021	2/24/2021	RSG							6,034				1,290,069
	2/24/2021	2/24/2021	Option								28,773	213.8	214.94	1,290,005
Timothy C. Wentworth	—	—	EIP Target	—	2,625,000	5,250,000
	2/24/2021	2/24/2021	SPS				2,456	14,032	28,064					3,360,047
	2/24/2021	2/24/2021	RSG							7,016				1,500,021
	2/24/2021	2/24/2021	Option								33,457	213.8	214.94	1,500,006
Matthew G. Manders	—	—	EIP Target	—	1,250,000	2,500,000
	2/24/2021	2/24/2021	SPS				1,826	10,437	20,874					2,499,202
	2/24/2021	2/24/2021	RSG							5,219				1,115,822
	2/24/2021	2/24/2021	Option								24,884	213.8	214.94	1,115,646
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Columns (f) and (g))
Amounts in column (f) represent annual incentive targets for the 2021 performance period. Individual award values can range from 0% to 200% of target (as reflected in column (g)). The actual amounts earned by each NEO and paid in 2022 are as follows: Mr. Cordani — $2,700,000; Mr. Evanko — $900,000; Ms. Jones — $935,000; and Mr. Palmer — $1,187,500.
Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (h), (i) and (j))
Represents SPSs awarded for the 2021–2023 performance period. The SPS awards are not fully vested until paid in the year following the close of the three-year performance period. The People Resources Committee will determine payout of this SPS award, if any, in 2024 based on achievement of the three-year performance goals.
The number of shares paid can range from 0% to 200% of the number of SPSs awarded. Threshold shares represent a threshold value for the SPS awards at 17.5% of target, which represents the lowest possible level of share payout under these awards, assuming achievement at threshold for adjusted income from operations, per share.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 71

COMPENSATION MATTERS

All Other Stock Awards (Column (k))
Represents restricted stock awards granted under the LTIP and approved by the People Resources Committee at its February 2021 meeting as part of each NEO’s long-term incentive award. Restricted stock represented 25% of the long-term incentive awards for executive officers in 2021. These restricted stock awards will vest in three equal annual installments beginning March 1, 2022. Consistent with the terms of the grant agreements, awards granted to Messrs. Manders and Wentworth will continue to vest on the originally scheduled vesting dates, subject to continued compliance with applicable restrictive covenants.
All Other Option Awards (Column (l))
Represents stock option awards granted under the LTIP and approved by the People Resources Committee at its February 2021 meeting as part of each NEO’s long-term incentive award. Stock options represented 25% of the long-term incentive awards for executive officers in 2021. These stock options will vest in three equal annual installments beginning March 1, 2022. Consistent with the terms of the grant agreements, awards granted to Messrs. Manders and Wentworth will continue to vest and become exercisable on the originally scheduled vesting dates for those awards, subject to continued compliance with applicable restrictive covenants.
Exercise or Base Price of Option Awards (Column (m))
Pursuant to the LTIP, the stock option exercise price is the average of the high and low trading price of Cigna common stock on the date of the award.
Grant Date Fair Value of Stock and Options Awards (Column (o))
These amounts represent the grant date fair value of equity awards computed in accordance with ASC Topic 718, applying the same model and assumptions Cigna uses for financial statement reporting purposes. The award values represented in the table are theoretical, and may not correspond to the actual value that will be recognized by the NEO. The grant date fair value of SPS awards granted in 2021 reflects the probable achievement level based on accounting assumptions of the TSR performance condition as of the grant date for the assumed award value of SPS awards as shown in the CD&A. TSR performance comprises 50% of the weighting of the SPS performance measures. This forecasted performance condition creates an accounting grant date fair value that differs from the assumed award value granted to each NEO (as reflected in the CD&A).
72 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

OUTSTANDING EQUITY AWARDS AT YEAR-END 2021
This table provides information about unexercised stock options and unvested stock awards (restricted stock and SPSs) held as of December 31, 2021 by the NEOs.
	OPTION AWARDS				STOCK AWARDS
NAME (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (b)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) (1) UNEXERCISABLE (c)	OPTION EXERCISE PRICE ($) (d)	OPTION EXPIRATION DATE (e)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (1) (f)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2) (g)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (1) (h)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2) (i)
David M. Cordani	159,388	0	120.8950	2/25/2025	54,007	12,401,627	70,366	16,158,145
	142,801	0	139.2200	3/1/2026
	119,053	0	149.1350	2/28/2027
	93,490	0	197.3500	2/28/2028
	42,368	21,185	183.4405	2/27/2029
	22,239	44,479	192.0200	2/26/2030
	0	80,855	213.8000	2/24/2031
Total	579,339	146,519			54,007	12,401,627	70,366	16,158,145

Brian C. Evanko	2,877	0	78.0350	2/26/2024	9,364	2,150,255	14,420	3,311,265
	5,806	0	120.8950	2/25/2025
	6,269	0	139.2200	3/1/2026
	5,849	0	149.1350	2/28/2027
	6,311	0	197.3500	2/28/2028
	5,524	2,762	183.4405	2/27/2029
	4,003	8,007	192.0200	2/26/2030
	0	18,736	213.8000	2/24/2031
Total	36,639	29,505			9,364	2,150,255	14,420	3,311,265

Nicole S. Jones	20,342	0	139.2200	3/1/2026	11,769	2,702,515	16,185	3,716,562
	17,666	0	149.1350	2/28/2027
	14,484	0	197.3500	2/28/2028
	8,630	4,316	183.4405	2/27/2029
	5,115	10,231	192.0200	2/26/2030
	0	18,597	213.8000	2/24/2031
Total	66,237	33,144			11,769	2,702,515	16,185	3,716,562

Eric P. Palmer	7,967	0	78.0350	2/26/2024	16,781	3,853,421	23,005	5,282,638
	6,417	0	120.8950	2/25/2025
	6,701	0	139.2200	3/1/2026
	6,073	0	149.1350	2/28/2027
	17,530	0	197.3500	2/28/2028
	12,083	6,042	183.4405	2/27/2029
	6,672	13,344	192.0200	2/26/2030
	0	28,773	213.8000	2/24/2031
Total	63,443	48,159			16,781	3,853,421	23,005	5,282,638

Timothy C. Wentworth	51,016	0	176.6556	3/4/2025	33,738	7,747,257	29,656	6,809,907
	67,283	0	144.8772	3/9/2026
	59,095	0	151.4786	5/4/2026
	130,477	0	140.8164	3/8/2027
	18,830	9,416	183.4405	2/27/2029
	9,531	19,063	192.0200	2/26/2030
	0	33,457	213.8000	2/24/2031
Total	336,232	61,936			33,738	7,747,257	29,656	6,809,907

Matthew G. Manders	39,038	0	78.0350	2/26/2024	10,641	2,443,493	10,250	2,353,708
	30,229	0	120.8950	2/25/2025
	34,035	0	139.2200	3/1/2026
	28,038	0	149.1350	2/28/2027
	18,360	0	183.4405	2/27/2029
	18,586	0	192.0200	2/26/2030
	0	24,884	213.8000	2/24/2031
Total	168,286	24,884			10,641	2,443,493	10,250	2,353,708
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 73

COMPENSATION MATTERS

(1)	The following table shows the vesting dates of stock options, restricted stock and SPSs that have not vested, held as of December 31, 2021 by the NEOs.
	NUMBER OF STOCK OPTIONS THAT HAVE NOT VESTED (a)	VESTING DATE (b)	VESTING AMOUNT (c)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (i) (d)	VESTING DATE (i) (e)	VESTING AMOUNT (f)	NUMBER OF EQUITY INCENTIVE PLAN AWARD SHARES OR UNITS THAT HAVE NOT VESTED (ii) (g)	VESTING DATE (ii) (h)	VESTING AMOUNT (i)
David M. Cordani	21,185	2/27/2022	21,185	18,766	2/25/2022	18,766	70,366	2023	36,455
	44,479	2/26/2022	22,239	6,133	2/27/2022	6,133		2024	33,911
		2/26/2023	22,240	12,152	2/26/2022	6,076
	80,855	3/1/2022	26,951		2/26/2023	6,076
		3/1/2023	26,952	16,956	3/1/2022	5,652
		3/1/2024	26,952		3/1/2023	5,652
					3/1/2024	5,652
Total			146,519			54,007			70,366

Brian C. Evanko	2,762	2/27/2022	2,762	2,447	2/25/2022	2,447	14,420	2023	6,562
	8,007	2/26/2022	4,003	800	2/27/2022	800		2024	7,858
		2/26/2023	4,004	2,188	2/26/2022	1,094
	18,736	3/1/2022	6,245		2/26/2023	1,094
		3/1/2023	6,245	3,929	3/1/2022	1,309
		3/1/2024	6,246		3/1/2023	1,310
					3/1/2024	1,310
Total			29,505			9,364			14,420

Nicole S. Jones	4,316	2/27/2022	4,316	3,823	2/25/2022	3,823	16,185	2023	8,385
	10,231	2/26/2022	5,115	1,250	2/27/2022	1,250		2024	7,800
		2/26/2023	5,116	2,796	2/26/2022	1,398
	18,597	3/1/2022	6,199		2/26/2023	1,398
		3/1/2023	6,199	3,900	3/1/2022	1,300
		3/1/2024	6,199		3/1/2023	1,300
					3/1/2024	1,300
Total			33,144			11,769			16,185

Eric P. Palmer	6,042	2/27/2022	6,042	5,352	2/25/2022	5,352	23,005	2023	10,937
	13,344	2/26/2022	6,672	1,749	2/27/2022	1,749		2024	12,068
		2/26/2023	6,672	3,646	2/26/2022	1,823
	28,773	3/1/2022	9,591		2/26/2023	1,823
		3/1/2023	9,591	6,034	3/1/2022	2,011
		3/1/2024	9,591		3/1/2023	2,011
					3/1/2024	2,012
Total			48,159			16,781			23,005

Timothy C. Wentworth	9,416	2/27/2022	9,416	8,341	2/25/2022	8,341	29,656	2023	15,624
	19,063	2/26/2022	9,531	10,447	2/4/2022	10,447		2024	14,032
		2/26/2023	9,532	2,726	2/27/2022	2,726
	33,457	3/1/2022	11,152	5,208	2/26/2022	2,604
		3/1/2023	11,152		2/26/2023	2,604
		3/1/2024	11,153	7,016	3/1/2022	2,338
					3/1/2023	2,339
					3/1/2024	2,339
Total			61,936			33,738			29,656

Matthew G. Manders	24,884	3/1/2022	8,294	5,422	2/25/2022	5,422	10,250	2023	6,771
		3/1/2023	8,295	5,219	3/1/2022	1,739		2024	3,479
		3/1/2024	8,295		3/1/2023	1,740
					3/1/2024	1,740
Total			24,884			10,641			10,250
(i)
These columns include unvested restricted stock and SPSs granted for the 2019–2021 performance period. The number of SPSs reported in these columns reflects the shares vested in February 2022 for the SPS 2019–2021 performance period at their actual payout percentage. As of December 31, 2021, the relevant performance conditions had been satisfied, but the awards were not fully vested until payout in February 2022.

74 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

(ii)
These columns include unvested SPSs granted for the 2020–2022 and 2021–2023 performance periods. The SPS awards are not fully vested until paid in the year following the close of the three-year performance period. The People Resources Committee determines payout, if any, in the year of vesting based on achievement of three-year performance goals. It is not possible to determine whether SPS awards will vest until the end of the three-year performance period. Notwithstanding this, the SPS amounts reported in these columns assumes that each of the performance measures is achieved at target (100%). Because payment will be made in Cigna common stock, the actual value will be based on Cigna’s common stock price at the time of payment.

(2)	Based on the closing price of the Company’s common stock on December 31, 2021 ($229.63).
OPTION EXERCISES AND STOCK VESTED IN 2021
This table provides information about the number of shares of Cigna common stock acquired and value realized by the NEOs upon exercise of stock options and the vesting of restricted stock, RSUs and SPS awards during 2021. No SPSs awarded for the 2019–2021, 2020–2022 or 2021–2023 performance periods vested in 2021.
	OPTION AWARDS		STOCK AWARDS
Name (a)	NUMBER OF SHARES ACQUIRED ON EXERCISE (#) (b)	VALUE REALIZED UPON EXERCISE ($) (c)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (d)	VALUE REALIZED UPON VESTING ($) (e)(1)
David M. Cordani	436,286	77,723,265	42,612(2)(3)	8,961,730
Brian C. Evanko	—		3,946(2)(3)	829,883
Nicole S. Jones	33,734	4,499,158	7,356(2)(3)	1,547,040
Eric P. Palmer	—	—	9,273(2)(3)	1,950,205
Timothy C. Wentworth	20,687	3,143,032	44,293(2)(3)(4)	9,312,292(4)
Matthew G. Manders	—	—	16,331(2)(3)	3,485,085
(1)
Value realized upon exercise of option awards is calculated by multiplying the number of shares acquired upon exercise by the difference between the market price at the time of the transaction and the option’s exercise price. For stock awards, other than as described in footnote 4, the value realized upon vesting is calculated by multiplying the number of shares acquired upon vesting by the market value per share of Cigna common stock. The market value is calculated, consistent with the LTIP definition of fair market value per share, as the average of the high and the low trading price per share of Cigna common stock on the applicable vesting date (or on the most recent previous trading day if the vesting date occurred on a non-trading day).

(2)
Includes the vesting on February 26, 2021 of 2018–2020 SPS awards as follows: Mr. Cordani — 30,403; Mr. Evanko — 2,053; Ms. Jones — 4,710; Mr. Palmer — 5,701; Mr. Wentworth — 15,670; and Mr. Manders — 5,357. The market value on February 26, 2021 was $210.31 per share.

(3)	Includes the following restricted share vesting events:
•	February 4, 2021 – 10,446 shares for Mr. Wentworth. The market value on February 4, 2021 was $210.53 per share.
•
February 26, 2021 – shares vested as follows: Mr. Cordani — 6,076; Mr. Evanko — 1,093; Ms. Jones — 1,397; Mr. Palmer — 1,823; Mr. Wentworth — 2,604; and Mr. Manders — 1,692. The market value on February 26, 2021 was $210.31 per share.

•
February 27, 2021 – shares vested as follows: Mr. Cordani — 6,133; Mr. Evanko — 800; Ms. Jones — 1,249; Mr. Palmer — 1,749; Mr. Wentworth — 2,726; and Mr. Manders — 1,772. The market value on February 26, 2021, the last trading day before the vesting date, was $210.31 per share.

•	November 19, 2021 – 2,352 shares for Mr. Manders. The market value on November 19, 2021 was $213.65 per share.
•	December 17, 2021 – 5,158 shares for Mr. Manders. The market value on December 17, 2021 was $218.58 per share
(4)
Includes the vesting of 12,847 RSUs on February 28, 2021 for Mr. Wentworth. The market value on February 26, 2021, the last trading day before the vesting date, was $209.90. Mr. Wentworth’s RSU awards were granted under the Express Scripts Long-Term Incentive Plan. The market value for the transactions is equal to the closing price of Cigna common stock on the applicable vesting date, or the most previous business day if the vesting date occurred on a non-business day.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 75

COMPENSATION MATTERS

PENSION BENEFITS FOR 2021
This table shows the present value as of December 31, 2021 of the estimated pension benefits payable upon retirement at age 65 to each of the NEOs that participate in a pension plan. The amounts shown are present values and not necessarily the actual amounts that will be paid to the NEOs because those amounts will not be known until the pension benefits become payable.
NAME (a)	PLAN NAME (b)	NUMBER OF YEARS CREDITED SERVICE # (c)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (d)(2)	PAYMENTS DURING THE LAST FISCAL YEAR ($) (e)
David M. Cordani	Cigna Pension Plan (Part A)	18	42,571	—
	Cigna Pension Plan (Part B)	18	385,095	—
	Cigna Supplemental Pension Plan	18	225,298	—
	Cigna Supplemental Pension Plan of 2005	18	746,457	—
Brian C. Evanko	Cigna Pension Plan (Part B)	12	200,990	—
	Cigna Supplemental Pension Plan of 2005	12	4,578	—
Nicole S. Jones	Cigna Pension Plan (Part B)	3	67,424	—
	Cigna Supplemental Pension Plan of 2005	3	72,457	—
Eric P. Palmer	Cigna Pension Plan (Part B)	11	211,031	—
	Cigna Supplemental Pension Plan of 2005	11	16,962	—
Timothy C. Wentworth	Medco Health Solutions, Inc. Cash Balance Retirement Plan	13	116,219	—
Matthew G. Manders	Cigna Pension Plan (Part B)	23	1,421,868	—
(1)
Mr. Cordani, Mr. Evanko, Ms. Jones, Mr. Palmer, and Mr. Manders have not received additional credited years of service under the Cigna Pension Plan, Cigna Supplemental Pension Plan and the Cigna Supplemental Pension Plan of 2005 since 2009, when such plans were frozen. Mr. Wentworth has not received additional credited years of service under the Medco Health Solutions, Inc. Cash Balance Retirement Plan since 2011, when such plan was frozen.

(2)
Assumptions used in the calculations of the amounts in this column are included in Note 16 to our audited financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K. The actuarial present values of the prior period benefits were, in part, computed as a projected lump sum payout payable at normal retirement age (age 65) which was then discounted to the present value as of December 31, 2021 using the same assumptions as those used for financial reporting purposes. The assumptions are interest discount rates of 2.83% for the Cigna Pension Plan and 2.51% for the Cigna Supplemental Pension Plan and the Cigna Supplemental Pension Plan of 2005, and the PRI-2012 White Collar Table with Improvement Scale MP 2021 on a generational basis for those plans.

Cigna Pension Plan
The Cigna Pension Plan (CPP), a tax-qualified plan, was frozen effective July 1, 2009, and does not cover employees hired after that date. From 2000 to July 2009, the CPP covered all U.S. based full-time employees, including the NEOs serving during that time. Cigna makes all the contributions necessary to fund CPP benefits for deposit into a trust fund. The annual contributions meet or exceed the amount required to meet the applicable minimum funding requirements. Benefits are payable only after the termination of an employee’s service with Cigna.
The CPP consists of Parts A and B, as described below. Part A covered certain employees hired before 1989, while Part B covered all other eligible U.S. employees. The CPP’s benefit formulas applied equally to NEOs and other employees. CPP benefits are based on an employee’s years of credited service and eligible earnings.
•
“Credited service” is generally the period of an employee’s service with a Cigna company while the individual participated in the CPP. An employee received credit for one year of credited service for any calendar year in which the employee was credited with at least 1,000 hours of service. No employee has received credit for any service after 2009.

•	“Eligible earnings” include base salary and annual incentive pay, but not payments under any long-term incentive compensation plans. Earnings after July 1, 2009 are not eligible earnings.
76 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Part A
For credited service before April 1, 2008, Part A provides an annual retirement benefit stated in terms of a single life annuity payable at age 65. That annual benefit equals:
•	the employee’s years of credited service (up to a maximum of 30 years);
•
multiplied by 2% of the higher of the employee’s average annual eligible earnings over (a) the final 36 months of service, and (b) the three consecutive calendar years with the highest eligible earnings; and

•	minus an offset equal to approximately half of the employee’s annual Social Security benefits.
On March 31, 2008, this formula was frozen so that credited service after March 31, 2008 and eligible earnings after July 1, 2009 are not counted.
Part A benefits under the frozen formula are generally payable only in annuity form as early as age 55. An actuarial reduction applies if benefit payments begin before age 65. All Part A participants are 100% vested.
Effective April 1, 2008, Cigna adopted a new cash balance formula under Part A. For credited service on or after April 1, 2008, the plan provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee’s accumulated annual benefit credits and (2) quarterly interest credits.
For each year that an employee earned a year of credited service, the employee’s account received annual benefit credits equal to a percentage of eligible earnings: 8% for 2008 eligible earnings after March 31, 2008; 9% for 2009 eligible earnings through July 1, 2009; and 3% once an employee has 30 years of credited service.
On the last day of each calendar quarter until an employee’s benefit is paid, the employee’s account also receives interest credits, which are based on an annual rate equal to the lesser of 9% or the yield on the five-year U.S. Treasury Constant Maturity Notes for the month of November of the preceding calendar year, plus 25 basis points. However, the annual rate will not be less than 4.5%.
The hypothetical account balance is payable as early as an employee’s termination of employment. Payments may be made in annuity form or lump sum, at the employee’s election subject to the terms of the CPP.
Part B
Part B provides a retirement benefit stated as a lump sum hypothetical account balance similar to the Part A cash balance benefit described above. However:
•	Annual Part B benefit credits range from 3% to 8.5% of eligible earnings, based on the employee’s age and accumulated years of credited service.
•	Effective July 1, 2009, when the Plan was frozen, any Part B participant employed by Cigna on April 1, 2009 became 100% vested.
Cigna Supplemental Pension Plan and Cigna Supplemental Pension Plan of 2005
The Cigna Supplemental Pension Plan (CSPP), an unfunded, nonqualified plan, was frozen effective December 31, 2004, and replaced with the Cigna Supplemental Pension Plan of 2005 (CSPP 2005), also an unfunded, nonqualified plan, which was frozen effective July 1, 2009.
The CSPP provides an additional pension benefit to any employee whose CPP benefit is limited by one or more federal income tax laws, including limitations on compensation recognition, limitations on retirement benefits amounts and an exclusion from eligible earnings of any compensation deferred under a nonqualified deferred compensation arrangement. The additional benefit equals the amount by which those limits reduce the pension benefit an employee would otherwise receive under the CPP. The same plan provisions, including the definitions of service and earnings, apply equally to all employees with compensation above the qualified plan limits, including the NEOs.
In calculating CSPP benefits, the above limits are ignored; otherwise, the regular CSPP formulas and other terms and conditions apply. CSPP benefits are paid in the year after an employee reaches age 55 or separates from service with Cigna, whichever is later. Pre-2005 benefits are ordinarily paid in a lump sum, based on the rules of the CSPP, but an employee who makes a timely election in compliance with applicable tax law may have all or part of the benefit that was earned and vested before 2005 paid in equivalent monthly installments. Any lump sum more than $100,000 is payable in two installments, with the second installment paid one year after the first. Supplemental pension plan benefits earned after 2004 are covered under the CSPP 2005, which provides only for payments in a lump sum in the year after an employee separates from service or reaches age 55, whichever is later.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 77

COMPENSATION MATTERS

Medco Health Solutions, Inc. Cash Balance Retirement Plan
The Medco Health Solutions, Inc. Cash Balance Retirement Plan (Medco Plan) was frozen on February 28, 2011. Benefits earned under this plan have been determined based on base pay through February 28, 2011. Participants have a hypothetical account balance similar to participants in the Cigna pension plans with a Part A or Part B cash balance accounts. Prior to February 28, 2011, on the last day of each year in which an employee had 1,000 hours of service, their cash balance account was credited with a hypothetical amount based on their eligible base pay and years of service with a Medco entity. Benefit credits were deposited as follows:
•	For 10 or fewer “years of service” as of the prior December 31, benefit credits were 3.5% of “base pay” subject to the IRS earnings limit.
•	For more than 10 “years of service” as of the prior December 31, benefit credits were 4.5% of “base pay” subject to the IRS earnings limit.
“Base pay” includes annual base salary rate, before any deductions, taxes, or contributions elected as of January 1 of each calendar year.
Cash balance accounts continue to earn interest credits on the last day of each plan year. The amount of the credit is equal to the value of the account as of the beginning of that plan year multiplied by the average rate of interest of the one-year Treasury Bills for the month of November of the previous calendar year. Distributions of vested account balances from the Medco Plan are paid out automatically six months following termination of employment.
NONQUALIFIED DEFERRED COMPENSATION FOR 2021
This table provides information about the contributions, earnings and balances for the NEOs under deferred compensation plans as of and for the year ended December 31, 2021.
NAME (a)	PLAN NAME (b)	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (c)	REGISTRANT CONTRIBUTIONS IN LAST FY(1) ($) (d)	AGGREGATE EARNINGS IN LAST FY ($) (e)	AGGREGATE WITHDRAWAL/ DISTRIBUTIONS ($) (f)	AGGREGATE BALANCE AT LAST FYE ($) (g)(2)
David M. Cordani	Cigna Deferred Compensation Plan	—	—	67,298	—	729,822
	Supplemental 401(k)	—	70,650(3)	17,918	—	740,244
Brian C. Evanko	Supplemental 401(k)	—	20,227(3)	2,093	—	98,443
Nicole S. Jones	Supplemental 401(k)	—	19,275(3)	4,422		184,515
Eric P. Palmer	Cigna Deferred Compensation Plan	—	—	17,267	—	198,677
	Supplemental 401(k)	—	25,177(3)	3,506	—	156,224
Timothy C. Wentworth	Express Scripts Executive Deferred Compensation Plan	—	—	831,509	—	13,227,034
	Supplemental 401(k)	—	61,463(3)	1,727	—	126,151
Matthew G. Manders	Supplemental 401(k)	—	46,327(3)	997	—	83,617
(1)	Cigna’s contributions to the Supplemental 401(k) Plan are included in the 2021 Summary Compensation Table.
(2)
Amounts contributed by a NEO and by the Company in prior years have been reported in the Summary Compensation Tables in the previously filed proxy statements in the year earned to the extent such person was a named executive officer for purposes of the SEC’s executive compensation disclosure.

(3)	Includes a contribution made to the NEO under the Cigna Supplemental 401(k) Plan in 2022 with respect to 2021 compensation.
78 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Cigna Deferred Compensation Plan
Cigna credits deferred compensation with hypothetical investment earnings during the deferral period as follows:
•
Deferred cash compensation is credited with amounts that equal the gains (or losses) on the actual investment options available under the Cigna 401(k) Plan. The 401(k) Plan investment options include a default fixed income fund with an annual interest rate applicable for 2021 of 2.75%, which is not considered an “above market” interest rate as that term is defined by the SEC. The fixed income fund is the only hypothetical investment option available to non-executive employees.

•
Deferred shares of Cigna common stock are credited with amounts equal to any dividends that are paid on actual shares of Cigna common stock. These hypothetical dividends are treated as deferred cash compensation.

Generally, payments of deferrals after 2004 will be made or will begin during one of the following periods: July of the year following the year of an executive’s separation from service; the 90 day period beginning January 1 of the year following the year of an executive’s death; or a date specified by the officer or by Cigna. Deferred compensation balances represent a general unsecured and unfunded obligation of Cigna.
Subject to limitations under Cigna’s Securities Transactions and Insider Trading Policy (the Insider Trading Policy), executive officers who participate in the Cigna Deferred Compensation Plan can defer up to 100% of their base salary and annual incentive award and may change their hypothetical investment allocations on deferrals once per quarter.
Express Scripts, Inc. Executive Deferred Compensation Plan
Future deferrals to the EDCP were frozen effective January 1, 2020. Amounts contributed to the EDCP by the participant are deemed to be invested in the hypothetical investment options selected by the participant from a defined set of investment options and a Company stock fund. Contributions made by the Company are allocated as follows: 75% of the contribution is allocated to the participant’s selected hypothetical investment options and 25% is allocated to the Company stock fund. Accounts under the EDCP are deemed to be invested in hypothetical investment options selected by the participant. Hypothetical investment options include a stable value option that provided a 2.75% return in 2021 and a stock fund that related to Cigna common stock. Express Scripts historically made contributions to senior executives’ EDCP account in an amount equal to 6% of such senior executive’s annual cash compensation, with the contributions subject to three-year cliff vesting. When an executive becomes eligible for retirement under the EDCP (minimum age of 55 and a combined age plus years of service with the company of 65), or upon termination due to death or disability (as defined in the EDCP plan), company-provided EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement, all unvested company-provided EDCP contributions are forfeited. Withdrawals and distributions of vested amounts are made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a previously specified fixed schedule. For information about the Company’s contribution to Mr. Wentworth’s EDCP account in connection with the closing of the Express Scripts merger and the vesting of such contribution, see “Employment Arrangements and Post-Termination Payments — Retention Arrangements.”
The EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation. Distributions of a participant’s EDCP account, including the Company stock fund as of July 1, 2021, are all made in cash. Distributions from the Company stock fund prior to July 1, 2021 were made in whole shares of our common stock with fractional shares paid in cash.
Executive officers who participated in the EDCP were able to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award. Participants in the EDCP may change their hypothetical investment allocations on deferrals at any time, subject to limitations under the Insider Trading Policy.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The Contingent Payments Table reflects the estimated amount of incremental compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEO’s employment had terminated in certain scenarios on December 31, 2021, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2021 ($229.63 per share).
All change of control benefits are “double-trigger,” which means that they are payable only upon a change of control followed by a qualifying termination of employment. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of the benefits described below, as the People Resources Committee, or for Mr. Cordani, the independent members of the Board, determines appropriate.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 79

COMPENSATION MATTERS

The actual incremental amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on assumptions used in making the calculations. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and specific plan terms that govern administration of payments. See also “Employment Arrangements and Post-Termination Payments” in the CD&A for a description of Cigna’s policies on severance pay.
In calculating the hypothetical payment amounts, we have assumed that: (1) change of control and termination occur as of December 31, 2021; (2) payments of benefits are made in a lump sum on December 31, 2021 unless otherwise noted; and (3) the value of options would be equal to the value realized upon exercise of those options that accelerate as a result of the applicable event and that were in-the-money as of December 31, 2021. However, the actual exercise date of options is not known and payment dates would vary because of Internal Revenue Code rules relating to deferred compensation.
The table shown below does not include certain non-forfeitable payments or benefits, such as 401(k), supplemental 401(k), vested deferred compensation, pension plans and the value of previously vested in-the-money options, assuming exercise. In each case, the NEO would, subject to certain limitations, receive these payments or benefits upon termination, including voluntary termination or termination for cause.
Contingent Payment Descriptions
The aggregate amounts in the Contingent Payments Table appear under the following headings:
•	Severance, which refers to salary continuation upon involuntary termination, or salary continuation upon involuntary termination and change of control for the NEOs.
•	Annual Incentive, which refers to annual cash incentive awards payable to the NEOs.
•	Vesting of Previously Awarded Long-Term Incentives, which refers to accelerated vesting of in-the-money options and/or restricted stock, restricted stock units and SPSs.
•	Other Benefits, which includes the cost to the Company for outplacement services and/or Company-paid basic life insurance.
Hypothetical payment amounts represent an approximation of the potential payment.
Terms of Mr. Wentworth’s and Mr. Manders’ Retirement Agreements
Mr. Wentworth transitioned to a non-executive officer role on January 1, 2022 and provided services on ongoing projects through his retirement from the Company on February 4, 2022. Mr. Manders retired from the Company on December 17, 2021.
In November 2021, Mr. Wentworth and Mr. Manders entered into retirement agreements with the Company, which are reflective of the terms of the applicable equity awards for retirement vesting and the Committee’s past practices with respect to annual incentive payouts and in recognition of time worked throughout the year. Each of the retirement agreements include customary confidentiality, non-solicitation, non-competition and non-disparagement provisions and both Mr. Wentworth and Mr. Manders entered into release agreements with the Company. The agreements provide for benefits consisting of: (1) the payment of an annual cash incentive for service in 2021 at 100% of their respective annual target; (2) consistent with the terms governing treatment of equity awards upon retirement under the Cigna Long-Term Incentive Plan at the time such awards were made (a) for awards granted prior to December 2020, unvested stock options and restricted stock awards will become vested and exercisable upon retirement; (b) for awards granted in February 2021, unvested stock options and restricted stock awards will continue to vest and become exercisable on the originally scheduled vesting dates for those awards, subject to continued compliance with applicable restrictive covenants; and (c) the payout of previously awarded SPSs for the 2019–2021, 2020–2022, and 2021–2023 performance periods, subject to continued compliance with applicable restrictive covenants, prorated (for 2020–2022 and 2021–2023 SPS awards) based on the number of months that each of Mr. Manders and Mr. Wentworth would have been employed during each 36-month performance period as if their employment continued through December 31, 2021, with the actual number of SPSs issued based on actual performance for the applicable performance period. The estimated aggregate value of these benefits is approximately $14.1 million with respect to Mr. Wentworth, based on a stock price of $221.37 per share, the closing price of Cigna’s common stock on February 4, 2022 and approximately $8.82 million with respect to Mr. Manders, based on a stock price of $219.62 per share, the closing price of Cigna’s common stock on December 17, 2021.
80 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Mr. Wentworth and Mr. Manders have each also entered into an Advisory Services Agreement with the Company, pursuant to which each will, as requested by the Company, provide advice and counsel to senior management on business planning and strategy. During the term of the agreement, each will be paid $10,000 per day for each day during which he performs advisory services. The Advisory Services Agreements expire on December 31, 2022.
CONTINGENT PAYMENTS All Actions Assume a December 31, 2021 Termination Date
	INVOLUNTARY TERMINATION NOT FOR CAUSE ($) (a)	TERMINATION UPON A CHANGE OF CONTROL ($) (b)	EARLY RETIREMENT OR RETIREMENT ($) (c)	TERMINATION UPON DEATH OR DISABILITY ($) (d)
David M. Cordani
Severance	9,000,000	15,000,000	—	—
Annual Incentive	3,000,000	3,000,000	3,000,000	—
Vesting of Previously Awarded Long-Term Incentives	14,792,684	37,792,095	28,649,836	36,631,545
Other Benefits	40,963	40,963	—	—
TOTAL	26,833,647	55,833,058	31,649,836	36,631,545

Brian C. Evanko
Severance	2,550,000	5,100,000	—	—
Annual Incentive	900,000	900,000	—	—
Vesting of Previously Awarded Long-Term Incentives	2,214,256	6,906,720	—	6,726,690
Other Benefits	40,963	40,963	—	—
TOTAL	5,705,219	12,947,683	—	6,726,690

Nicole S. Jones
Severance	2,400,000	4,800,000	—	—
Annual Incentive	850,000	850,000	—	—
Vesting of Previously Awarded Long-Term Incentives	3,117,745	8,392,715	—	8,141,040
Other Benefits	40,963	40,963	—	—
TOTAL	6,408,708	14,083,678	—	8,141,040

Eric P. Palmer
Severance	2,850,000	5,910,000	—	—
Annual Incentive	950,000	950,000	—	—
Vesting of Previously Awarded Long-Term Incentives	4,373,598	11,892,861	—	11,553,238
Other Benefits	40,963	40,963	—	—
TOTAL	8,214,561	18,793,824	—	11,553,238
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 81

COMPENSATION MATTERS

Involuntary Termination not for Cause (Column (a))
Pursuant to the Executive Severance Benefits Plan, upon a termination of employment without cause (not including by reason of death or disability), executive officers would receive:
•
The CEO would receive base pay for 104 weeks plus 200% of his current EIP target and each other executive officer would receive base pay for 78 weeks plus 150% of such executive officer’s current EIP target;

•
A payment equal to the executive officer’s pro-rated EIP target for the year of termination and, if the separation date occurs before the payment of the annual incentive for the preceding year, an amount equal to the executive officer’s EIP target;

•	Six months of outplacement services paid by the Company. For purposes of this estimate, a cost of $15,000 for outplacement services was used; and
•	A COBRA subsidy equal to the cost of the Company’s contributions for active medical coverage for up to 18 months.
Beginning with equity awards granted in February 2021, stock options, restricted stock and SPS awards that are scheduled to vest within 12 months of an involuntary termination not for cause will continue to vest and SPSs will be paid out based on actual performance. Awards that are not scheduled to vest within 12 months of the termination date would be forfeited. For purposes of this estimate we have assumed that equity awards granted before February 2021 will be treated in the same manner. Such treatment would have to be approved by People Resources Committee. For stock options, the value shown was determined by subtracting the exercise price from the closing price of Cigna common stock on December 31, 2021 ($229.63). For restricted stock and SPS awards, the value represents the number of shares of restricted stock or SPSs (at target performance) multiplied by the closing price of Cigna’s common stock on December 31, 2021.
Receipt of any payments or benefits under the Executive Severance Benefits Plan requires that the executive comply with any non-disclosure, non-competition, non-solicitation and cooperation agreements entered into with the Company and execute a separation and release of claims agreement. If an executive fails to comply with any terms of the plan, including the aforementioned restrictive covenants, the Company may require repayment of any benefits received by the executive and any payments or benefits not yet received will be forfeited.
Termination upon a Change of Control (Column (b))
The payments and benefits discussed are hypothetical and contingent in nature. However, if a change of control were to occur, executive officers who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against Cigna) within two years after a change of control would be entitled to the following payments and benefits:
•	156 weeks of pay, at the base salary rate in effect at termination;
•	Three-times the higher of the executive’s last annual incentive payout and the amount of the executive’s annual incentive target immediately before the change of control;
•	A prorated portion of his or her annual incentive target for the year in which termination occurs;
•
The number of outstanding SPSs granted prior to 2021 would be multiplied by the higher of: 100%; the vesting percentage from the preceding performance period; and the average vesting percentage for the last two performance periods. For purposes of this estimate, a vesting percentage of 106.9% of target was used. The number of outstanding SPSs granted beginning with the 2021–2023 performance period would be multiplied by 100%. The value shown for each NEO represents the number of SPSs estimated to vest multiplied by $229.63, the closing price of Cigna common stock on December 31, 2021;

•
Unvested stock options and restricted stock awards would vest. Options granted prior to 2021 would expire on the earlier of the original expiration date or three months after the termination date. Options granted beginning in 2021 would expire on the earlier of the original expiration date or three years after the termination date;

•	Six months of outplacement services paid by the Company. For purposes of this estimate, a cost of $15,000 for outplacement services was used; and
•	A COBRA subsidy equal to the cost of the Company’s contributions for active medical coverage for up to 18 months.
82 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

If, within two years after a change of control, any of the following changes affect an executive officer, and the executive officer then resigns following written notification to Cigna, the resignation will be treated as a termination upon a change of control: any reduction in compensation, any material reduction in authority, duties or responsibilities, or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.
Our LTIP and Executive Severance Benefits Plan provide that if any portion of the change of control benefits paid to an executive officer would be subject to an excise tax, then either (1) the executive will receive the full amount of the benefits and will pay any resulting excise tax or (2) the change of control benefits will be reduced enough to avoid the excise tax entirely, whichever alternative provides the executive with the greater amount of after-tax benefits. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.
Early Retirement or Retirement (Column (c))
On December 31, 2021, of the NEOs serving as executive officers, Mr. Cordani was eligible for early retirement or retirement benefits.
Upon early retirement (on or after age 55 and at least five years of service) or retirement (on or after age 65 and at least five years of service), the amount of any benefits or payments to a NEO is subject to the discretion of the People Resources Committee and/or the terms of any agreement executed by the Company and the retiring NEO that has been approved by the Committee. From the range of possible decisions the People Resources Committee may make about payments and benefits, a reasonable assumption of payments or benefits that a NEO would receive upon retirement include:
•	A prorated portion of that individual’s annual incentive target;
•
Vesting of any unvested options granted prior to 2021 would be accelerated and the options would become exercisable at retirement and expire on the earlier of the original expiration date or three years after the termination date in the event of an early retirement or expire on the original expiration date in the event of a retirement; and

•	Subject to the People Resources Committee’s approval:
○	Payout of a prorated portion of previously awarded SPSs based on 100% of the 2019–2021 SPS award, 67% of the 2020–2022 SPS award and 33% of the 2021–2023 SPS award;
○
Vesting of any unvested options granted after 2020 would be accelerated and the options would become exercisable at retirement and expire on the earlier of the original expiration date or three years after the termination date in the event of an early retirement or expire on the original expiration date in the event of a retirement; and

○	Vesting of any restricted stock awards upon retirement.
Death or Disability (Column (d))
If a NEO dies while still an active employee, certain benefits are available to that individual’s estate or surviving spouse. Restrictions on restricted stock awards would lapse upon death or disability. In addition, vesting of any unvested options would be accelerated and the options would become exercisable and expire on the original expiration date.
Upon death, the NEO’s estate or the surviving spouse would also receive an immediate payout of 100% of the outstanding SPS awards for the 2019–2021, 2020–2022 and 2021-2023 performance periods. Upon disability, the NEO’s 2019–2021 and 2020–2022 SPS awards would fully vest, but would not be paid out until the end of the performance period. In accordance with past practice, the estimates assume that the NEO’s estate or the surviving spouse would receive payment of 100% of the outstanding SPS awards. The NEOs 2021–2023 SPS award would be immediately paid out.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 83

AUDIT MATTERS

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3)
The Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2022. PricewaterhouseCoopers LLP has served as Cigna’s independent registered public accounting firm since 1983. In order to ensure continued auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chair of the Audit Committee and the Chair of the Board are involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner.
The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider PricewaterhouseCoopers’ appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its shareholders.
A representative from PricewaterhouseCoopers LLP is expected to attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.

The Board of Directors
unanimously recommends
that shareholders vote FOR
the ratification of the
appointment of
PricewaterhouseCoopers LLP
as Cigna’s independent
registered public
accounting firm.

84 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

AUDIT MATTERS

Policy for the Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee pre-approves the annual audit and quarterly review services engagement and all other audit and permissible non-audit services (which includes audit-related, tax, and other services as further described below) provided by the Company’s independent registered public accounting firm, including related fees. Pre-approval may be either specific or general and, in some cases, has been delegated to the Chair of the Audit Committee, as described further below. Specifically:
•	The Audit Committee has oversight of fee negotiations with the independent registered public accounting firm.
•
The Chief Risk Officer and General Auditor (a role held by one individual and referred to as the “CRO”) for the Company presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all audit and permissible non-audit services expected to be performed by the Company’s independent registered public accounting firm during the calendar year. In the case of any additional permissible non-audit services concerning internal control over financial reporting and any tax services, the independent registered public accounting firm includes a written description of the scope of service and other information about the permissibility of the proposed service. The Audit Committee reviews the schedule and documentation, and pre-approves the audit and permissible non-audit services.

•
The Audit Committee has granted general pre-approval for certain audit and non-audit services that it has determined do not impair the independent registered public accounting firm’s independence, as specified in the pre-approval policy.

•
Under the policy, the Audit Committee has delegated specific pre-approval of additional audit and permissible non-audit services by the Chair of the Audit Committee, acting individually, so long as the proposed services do not exceed $500,000 individually or in the aggregate.

•
For additional audit and permissible non-audit services that arise during the calendar year that have not been pre-approved either specifically or generally, the CRO presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee. After the CRO’s presentation of the schedules as described above and, if applicable, a discussion with the Company’s independent registered public accounting firm regarding the potential effects of any permissible non-audit services related to internal control over financial reporting or permissible tax services on the independence of the Company’s independent registered public accounting firm, the Audit Committee will approve those audit and permissible non-audit services.

•
The CRO reports to the Audit Committee at each meeting on full-year estimated fees for audit and non-audit services performed by the independent registered public accounting firm, including any fees that are expected to exceed pre-approved limits. The CRO reports to the Audit Committee the projected ratio between audit and non-audit fees of the independent registered public accounting firm.

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Fees to Independent Registered Public Accounting Firm
The Audit Committee reviewed and approved all professional services rendered to Cigna by PricewaterhouseCoopers LLP consisting of the following:
	2021	2020
Audit Fees	$17,008,000	$18,753,000
Audit-Related Fees	5,895,000	4,588,000
Tax Fees	1,216,000	1,250,000
All Other Fees	157,000	204,000
TOTAL	$24,276,000	$24,795,000
Audit fees include the audit of annual financial statements; the review of quarterly financial statements; the performance of statutory audits; quarterly comfort letter work; and the evaluation of the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.
Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under Audit Fees. Audit-related fees include: employee benefit plan audits; internal control reviews (e.g., System and Organization Controls (SOC) Reporting); consultation concerning financial accounting and reporting standards; agreed upon procedures; and regulatory examinations.
Tax fees include tax recovery services, tax consulting, tax compliance services and services related to tax matters with respect to the sale of the U.S. group disability and life insurance business.
All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category and include pre-approved business process advisory and other services.
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Report of the Audit Committee
Cigna maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Our Board of Directors has determined that each of the members of the Audit Committee is independent (as defined in the listing standards of the NYSE, SEC regulations and Cigna’s independence standards).
Cigna’s management has primary responsibility for preparing Cigna’s financial statements and establishing and maintaining financial reporting systems and internal controls. Management is also responsible for reporting on the effectiveness of Cigna’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Cigna’s consolidated financial statements and issuing a report on these financial statements. The independent registered public accounting firm also is responsible for, among other things, issuing an attestation report on the effectiveness of Cigna’s internal control over financial reporting based on its audit. As provided in the Audit Committee’s charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets periodically with Cigna’s Chief Financial Officer, General Auditor and Chief Risk Officer, Chief Accounting Officer, other members of management and the independent registered public accounting firm, with and without management present, to discuss the adequacy and effectiveness of Cigna’s internal controls and the quality of the financial reporting process.
In the performance of its oversight responsibilities, the Audit Committee reviewed and discussed with Cigna’s management the audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of Cigna; reviewed and discussed with Cigna’s management and with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the effectiveness of Cigna’s internal control over financial reporting; discussed with PricewaterhouseCoopers LLP matters required to be discussed by the applicable requirements of the PCAOB and the SEC; discussed with PricewaterhouseCoopers LLP matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of Cigna’s financial condition and results of operations, including critical accounting estimates and judgments; and received the required written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP ‘s communications with the Audit Committee concerning independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee:
Kimberly A. Ross, Chair
William J. DeLaney
Neesha Hathi
John M. Partridge
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Shareholder Proposals
The following proposals have been submitted by John Chevedden (Proposal 4), Proxy Impact, on behalf of the Roberta Sydney Revocable Trust (Proposal 5) and Clean Yield Asset Management, on behalf of Julie Kalish (Proposal 6) for the reasons stated within the respective proposal. The Company will promptly provide the addresses of the shareholders and the number of shares owned upon request directed to the Office of the Corporate Secretary. Each shareholder proposal will be voted on at our 2022 Annual Meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. As required by the SEC’s rules, we are presenting the proposals verbatim as they were submitted to us by the proponents. We have put a box around materials provided by each proponent so that readers can easily distinguish between materials provided by the proponents and materials provided by the Company. The Company is not responsible for the contents of the proposals. As described more fully in the statements in opposition, our Board of Directors unanimously recommends a vote AGAINST each of the shareholder proposals.
Shareholder Proposal – Special Shareholder Meeting Improvement
Proposal 4 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It is important to adopt this proposal because all shares not held for one continuous year are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this ill-conceived Cigna rule management discriminates against shareholders who bought Cigna stock during the past 12 months.

Such shareholders are now second-class shareholders as far as having input to management. And shareholders who recently made the investment decision to buy Cigna stock or increase their holdings can be the most informed shareholders.

It currently takes 25% of shares that are owned for more than one continuous year to call a special shareholder meeting. The owners of 25% of shares held for more than a continuous year could determine that they own 40% of our stock when length of stock ownership is factored out. Thus for practical purposes we may be left with a 40% stock ownership threshold to call a special meeting.

It is important to adopt this proposal to make up for our complete lack of a shareholder right to act by written consent. Many companies provide for a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Cigna shareholders gave 44%-support to a shareholder right to act by written consent at the 2021 annual meeting. This 44%-support was likely 51% support from the shares that have access to independent proxy voting advice.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund at the 2021 Exxon annual meeting.

A reasonable shareholder right to call for a special shareholder meeting can help make shareholder engagement meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management this twice about insincerity.

Our bylaws give no assurance that any engagement with shareholders will be continued. A more reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B as an alternative.

Please vote yes: Special Shareholder Meeting Improvement – Proposal 4
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Board of Directors’ Statement in Opposition to Proposal 4 – Special Shareholder Meeting Improvement
Our Board is committed to continuously evaluating its corporate governance practices. Our Board understands the importance of shareholders having the ability to call special shareholder meetings, and has engaged in extensive shareholder outreach in this regard since the 2019 annual meeting, when our shareholders approved a proposal requesting that the Company provide shareholders with the right to act by written consent. Following this outreach, and in direct response to shareholder feedback, our Board amended Cigna’s By-Laws to permit shareholders with net long ownership of 25% or more of our outstanding common stock to call special meetings. This structure reflects a balanced approach to enhancing shareholder rights and protecting the interests of all shareholders. Our Board has carefully considered this shareholder proposal and for the reasons set forth below, unanimously recommends a vote AGAINST this proposal.
Our shareholders already have a meaningful right to call a special meeting.
Our By-Laws permit shareholders who together hold a 25% net long ownership interest to call a special meeting. This threshold can be achieved by as few as five shareholders based on our ownership as of December 31, 2021. We believe this threshold is appropriate and is aligned with our shareholders’ interests. Additionally, the Company’s 25% special meeting ownership threshold is the most common threshold adopted by S&P 500 companies that provide shareholders with the right to call special meetings. Specifically, of the 324 S&P 500 companies that provide shareholders with the right to call special meetings, 103 of those companies have a 25% ownership threshold, which is the largest category. Of those 324 S&P 500 companies, 72 of those companies have adopted a threshold higher than 25% and 54 of those S&P 500 companies have adopted a 10% threshold.
In advance of adopting the shareholder special meeting right in February 2020, Cigna engaged extensively with our shareholders. With oversight of the Board, management reached out to holders of approximately 74% of the Company’s outstanding common stock and engaged with holders of approximately 55% of the outstanding common stock, including 18 of Cigna’s 25 largest shareholders, to determine the best threshold to set. Prior to adopting the special meeting right, management conducted follow-up outreach to discuss the amendment with shareholders who had previously provided feedback. As part of this engagement, a majority of the shareholders with whom management engaged supported the 25% ownership threshold; this support represented holders of approximately 32% of Cigna’s outstanding common stock. No other threshold received a comparable level of support, although there was some support at lower ownership thresholds.
The current ownership threshold permits shareholders owning a reasonable minority of Cigna’s outstanding shares of common stock to call special meetings while helping to avoid using corporate resources on items that may not reflect the interests of Cigna and its broader shareholder base and may not garner significant shareholder support.
Based on our ownership as of December 31, 2021, as few as two shareholders, acting in combination, could call a special meeting at a 10% threshold. A low threshold for qualifying ownership, like the one proposed, could expose shareholders to the risk of special meetings being called by a small number of shareholders to advance their own agendas, without regard to the long-term best interests of the Company and shareholders generally.
The Board strongly believes that special meetings should only be reserved for extraordinary company business where the matter to be addressed cannot wait until the next annual meeting. Given the size of Cigna and our shareholder base, a special meeting is a significant undertaking that requires not only substantial company expense but also a significant diversion of Board and management resources, regardless of whether the meeting is held virtually or in person. For a special meeting, the Company would incur significant costs to prepare, print, and distribute proxy materials to all shareholders, solicit proxies, hold the meeting and tabulate votes. Additionally, the Board and management must devote time and energy to prepare for and conduct the meeting – diverting their time and attention from managing the business and executing on our strategy. The Board believes that this expenditure of time and resources may be appropriate where a reasonably large representation of our shareholders request the special meeting. However, the Board believes that the proposed 10% ownership threshold – which currently could be met by only two shareholders – does not justify the required time, resources and the significant distraction.
Hence, our Board believes that the 25% threshold strikes the appropriate balance between providing all shareholders with a meaningful right to call a special meeting when an urgent, extraordinary event arises. Our special meeting right prevents
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a small minority of shareholders – who may have narrow, short-term interests – from causing, to the detriment of our other shareholders, Cigna to incur the unnecessary expense or disruption of a special meeting to pursue matters that are not widely viewed as requiring immediate attention.
In addition to the shareholder special meeting right, Cigna has a number of corporate governance policies and practices to protect the best interests of Cigna and all of our shareholders.
Cigna’s corporate governance policies and practices are continuously evolving, provide transparency, and afford all shareholders avenues to voice their opinions and encourage Board accountability and responsiveness:
•	Annual election of directors: Since the 2018 annual meeting, all directors are elected annually.
•
Board refreshment: Our Corporate Governance Committee engages in Board succession planning on an ongoing basis. In 2018, the Board added five new directors, including four that served as directors of Express Scripts prior to the merger. Since 2019, the Board has added three independent directors – Neesha Hathi, George Kurian and Kimberly Ross. We believe these recent appointments to our Board ensure there are fresh and diverse perspectives in the boardroom.

•
Proxy access right: In 2017, following engagement with shareholders, Cigna adopted a proxy access bylaw, allowing shareholders to include their nominees in the Company’s proxy materials for election at annual meetings.

•	Majority voting standard: In uncontested elections, Cigna has a majority voting standard.
•
No supermajority voting provisions: In 2018, our Board removed all supermajority voting provisions in Cigna’s governing documents so shareholders can amend all charter and By-Laws provisions by the affirmative vote of a majority of the Company’s outstanding stock.

•	No poison pill: Cigna does not have a shareholders’ rights plan in place.
In addition to these policies and practices, the Board and management has been proactive in its engagement with shareholders on Company performance, governance, executive compensation, and corporate responsibility topics so that shareholders will not feel the need and urgency to require actions between annual meetings. Cigna has a robust shareholder engagement program and continues to foster an open dialogue with our shareholders regarding Cigna’s corporate governance policies and practices. Our engagement with shareholders helps us better understand our shareholders’ priorities and perspectives with feedback received serving as a valuable input to the Board’s decision-making processes. For example, in 2021, following engagement with our shareholders, we enhanced our disclosure practices by mapping our disclosures to the Sustainability Accountability Standards Board (SASB) Standards and published our EEO-1 report available on the “Corporate Responsibility” section under the tab “About Us” on our corporate website, www.cigna.com. Additional information regarding our shareholder engagement program can be found at Corporate Governance Matters – Responsibilities of the Board – Shareholder Engagement.
Summary
Our Board believes that the implementation of this proposal is not in the best interests of Cigna or our shareholders and is unnecessary given the current special meeting right that strikes the appropriate balance between protecting shareholder rights and mitigating risk of abuse. Our Board believes that Cigna’s strong corporate governance practices, including Cigna’s commitment to ongoing dialogue with its shareholders, our Board’s track record of responsiveness and the current special meeting right, provide shareholders with the ability to raise important matters with our Board and management in a manner mindful of Cigna’s particular ownership composition without the potential expense and risk associated with the proposed lower special meeting threshold.
Accordingly, our Board unanimously recommends that shareholders vote AGAINST this proposal.

The Board of Directors unanimously recommends
that shareholders vote AGAINST Proposal 4 –
Special Shareholder Meeting Improvement.

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SHAREHOLDER PROPOSALS

Shareholder Proposal – Gender Pay Gap Report
CIGNA 2022 – Gender Pay Gap Report

The 2019 U.S. Census data on median earnings for full-time, year-round workers found that women made 82 percent of that of their male counterparts. The gap for African America and Latina women is 63 percent and 57 percent. At the current rate, women will not reach pay parity until 2059.

Research from Morgan Stanley, McKinsey, and Robeco Sam suggests more gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Assessing if a company has a gender pay gap requires analyzing both equal pay and equal opportunity. This is done using adjusted and unadjusted (median) pay data. Median pay gap data is the key metric used by the U.S. Department of Labor and the Organization for Economic Cooperation and Development, among others.

Cigna states that female employees earn 99.9 cents for every dollar earned by similarly situated male employees. Assertions of 99 percent equal pay are often based on adjusted data that omits key employee groups such as C-suite employees where the highest level of gender and racial pay gaps occur. Cigna provides no details on how the data was adjusted. Cigna also fails to provide any information on unadjusted median pay data.

This is in stark contrast to Cigna’s United Kingdom (UK) operations. Since 2018, the UK has mandated disclosure of both adjusted and unadjusted (median) gender pay data, demonstrating that publication of such data is feasible and informative. Cigna UK provides an annual gender pay report that discloses mean and median gender pay gap and bonus gap and pay quartiles.

In 2021, Cigna UK reported a 29 percent mean and 34.95 percent median gender pay gap.[1] This represents no improvement in the mean pay gap and an increased median pay gap from 26.8 percent in 2019. It also reported a 56.7 percent mean and 41 percent median gender bonus gap in 2021, showing a gap increase from 53.5 percent and 30.6 percent in 2019. The company’s lower pay quartile is comprised of 39.33 percent men and 60.67 percent women, while the higher quartile is almost a complete reversal with 65.92 percent men and 34.08 percent women.

For the fourth consecutive year, shareholders are requesting that our company provide similar quantitative, comparable data to understand the effectiveness of Cigna U.S. pay gap policies. By comparison, shareholders withdrew a similar proposal at Pfizer when it agreed to annually publish adjusted and unadjusted median pay gaps for gender globally and for race in the U.S.

Resolved:

Shareholders request that Cigna publish annually, quantitative data assessing Cigna’s gender pay gap, at reasonable expense and excluding proprietary information. A report adequate for investors to assess company performance would include the percentage mean and median pay gap between all male and female employees, across race and ethnicity where appropriate, and would include base, bonus and equity compensation, and pay quartiles.

[1] https://www.cigna.co.uk/assets/docs/news-room/2021-cigna-uk-gender-pay-report.pdf
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Board of Directors’ Statement in Opposition to Proposal 5 – Gender Pay Gap Report
Cigna has a long-standing commitment to fair, competitive and transparent pay practices for all of our employees and undertakes a number of initiatives to ensure employees are paid equitably. Our continued success depends on the collective strengths of our employees and we are dedicated to attracting, retaining and rewarding the performance of our diverse workforce to best meet the needs of our clients and customers.
Given the Company’s strong programs, practices and disclosure, the Board believes that the adoption of this proposal is unnecessary as its implementation would not enhance Cigna’s already established commitment to pay equity as part of our broader commitment to diversity, equity and inclusion. For the reasons set forth below, our Board unanimously recommends a vote AGAINST this proposal.
We are committed to equitable pay and undertake a number of initiatives to ensure our employees are paid equitably.
Our compensation policies and practices are designed to promote fairness in pay and reward strong performance. Our Pay Equity Commitment Statement, which can be found at https://jobs.cigna.com/payequity, emphasizes our commitment to pay fairness and opportunity for all of our employees, regardless of gender, race or ethnicity, as well as the steps we take in support of that commitment.
Our compensation practices, rooted in our pay-for-performance philosophy, are designed to promote equitable pay throughout an employee’s tenure with Cigna. At the outset, we do not ask potential candidates about their salary history as part of the hiring process and we rely on market and benchmarking data in setting compensation for each role within the Company. To further enhance our transparency, in 2021 we made salary market ranges visible to our U.S. employees, enabling them to better understand how compensation is determined for their role. We’ve also taken steps to educate our employees and managers on our commitment to fair, competitive and transparent pay practices and on our rewards approach and philosophy and pay practices, including how we determine pay at Cigna, which are all rooted in that commitment.
We also proactively monitor our compensation programs for potential differences in pay among employees with similar backgrounds (e.g., similar tenure, skills, location and time in role), performing substantially similar work (e.g., similar job function and level). This monitoring includes a regular annual review of pay equity within our U.S. employee population. Outside counsel directs the annual review process and analysis, which considers multiple factors as determinants of compensation, and includes all employee groups. Following our evaluation of results, we take action as warranted and diligently address disparities that may not be explained by objective factors.
Our most recent pay equity analysis, conducted in 2022, showed that in the United States, female employees at Cigna earn more than 99 cents for every dollar earned by similarly situated male employees, and employees from underrepresented groups (which includes Black/African American, Hispanic or Latinx, Pacific Islander and American Indian/Alaskan) earn more than 99 cents for every dollar earned by similarly situated white employees.
Cigna is transparent regarding the diversity of our workforce and we hold ourselves accountable for our goals to increase representation of women within our leadership.
Consistent with the research cited in the proposal, Cigna believes that diversity in leadership leads to superior Company performance. We believe that our employees’ diverse experiences and perspectives better enable us to engage and serve our clients and customers who mirror this diversity. We also recognize that beyond equitable pay, the hiring and promotion of women and racially and ethnically diverse employees into leadership positions is an important component of our commitment to diversity, equity and inclusion. To that end, we have a number of measures in place to increase diverse representation in leadership and to facilitate increased belonging, innovation and equity for all Cigna colleagues.
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SHAREHOLDER PROPOSALS

In 2020, we set a goal to reach gender parity in our leadership pipeline by increasing the number of women at our director and senior director levels to 50% by 2024, thereby increasing the number of women available to succeed to executive positions. These roles comprise about 5% of our employee population. Fewer than 550 of our employees, less than 1% of our total employee population, are in more senior roles. To help us achieve this goal, Cigna has:
•	Expanded requirements for use of diverse candidate slates for externally posted manager level positions and above;
•	Expanded use of leadership development, mentoring and coaching programs to expand the inclusion of diverse succession candidates in the leadership pipeline; and
•	Continued our sponsorship of and participation in programs designed to build relationships with diverse talent at the experienced professional and university level.
In 2021, Cigna launched the Enterprise DEI Council. The Council, chaired by our Chief Executive Officer, is comprised of leaders from all areas of the Company. One of the initial key areas of focus for the Council is driving leadership accountability, which includes ensuring specific accountability for the achievement of our leadership pipeline gender parity goal and addressing representation, talent advancement, development, performance and equity for all Cigna colleagues more broadly.
Throughout 2021, we have meaningfully increased the number of women at director and senior director levels, and we are on track to achieve our gender parity goal by 2024.
To further enhance our accountability and transparency regarding our workforce diversity, we published our first annual Diversity Scorecard Report, available at www.cigna.com/equityinaction, in 2021. In the scorecard, we include detailed data that provides visibility into Cigna’s workforce based on voluntary self-identification. In addition, we published our 2020 Employee Information Report (EEO-1) available on the “Corporate Responsibility” section under the tab “About Us” on our corporate website, www.cigna.com, providing disaggregated race and ethnicity diversity information. While we significantly enhanced our transparency in 2021, our commitment to transparency is not new. Since 2018, we have disclosed the diversity of our workforce in our annual corporate responsibility report, using data from our EEO-1 reports as a framework for the disclosure.
The Board and People Resources Committee oversee our efforts with respect to pay equity and diversity, equity and inclusion and have aligned our compensation programs to further incentivize our efforts in this area.
We report on and review the results of our pay equity analyses with the People Resources Committee and discuss our progress over time with the Committee. In addition, the Committee and the Board are regularly updated and provide director oversight of our efforts to foster a diverse, equitable and inclusive workforce. Reflective of our commitment, the Board and the Committee has, beginning with the 2021 Enterprise Incentive Plan, included diversity, equity and inclusion progress as a key component of our executive compensation program.
Cigna has implemented many programs and practices to foster diversity, equity and inclusion.
Cigna has developed recruiting, training, and compensation programs to prevent gender pay differences, to increase representation of women in leadership roles, and to foster diversity, equity and inclusion across its workforce. As examples of our efforts to be an employer of choice for diverse talent:
•	We recruit diverse candidates at all stages of their careers through a variety of venues and programs, including at national conferences for various diversity organizations.
•
In 2018, we launched an “unconscious bias” training program designed to ensure that decisions around hiring and promotions are focused on abilities and qualifications. Since 2020, unconscious bias training is required of all employees.

•
Our Diversity, Equity and Inclusion team has developed business-area specific unconscious bias training for audiences throughout the enterprise. The courses have been designed to develop competencies for working in a multi-cultural, multi-generational environment. Through these facilitated sessions, unconscious bias, team building, and specific challenges to relevant business areas and local markets are addressed.

•
We sponsor 11 enterprise resource groups (ERGs), which empower employees to recognize the talents and distinct cultural attributes and needs of diverse communities within our company. The Women’s ERG is Cigna’s largest and works to ensure that female employees’ voices and contributions are heard, understood, and positioned effectively

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among our many stakeholders. As an example of this work, the Women’s ERG coordinates “Lean In Circles” to provide peer support through guided education and peer mentoring to empower, educate, and support women in their career development at Cigna.
•
We offer employees multiple ways to raise concerns, including with respect to pay disparities, such as through the Ethics Helpline and dispute resolution programs designed to enable employees to discreetly raise employment-related matters.

•
Cigna offers a sponsorship program for our high-potential female leaders and their sponsors that emphasizes the importance of personal brand, awareness of unconscious bias, and techniques to stimulate career progression and acceleration.

•
We continue to ensure our leadership development strategy supports our diversity, equity and inclusion efforts. For example, our Leadership Academy and our other leadership development programs have embedded the concept of Inclusive Leadership into the curriculum.

We provide additional information about our diversity, equity and inclusion efforts, Cigna’s 11 ERGs, as well as our workforce demographics, in our annual corporate responsibility report, Cigna Connects, available at www.cigna.com/about-us/corporate-responsibility/report/.
Cigna strives to be a leader among companies in its championing of equitable pay and diversity, equity and inclusion.
In support of our commitment to fairness in pay and opportunity for all of our employees, regardless of gender, race or ethnicity, in February 2020, Cigna became the first company in our industry to commit to the United Nations Women Empowerment Principles, which are designed to empower women in the workplace, the marketplace and the community. Cigna has joined the Paradigm for Parity coalition, further evidencing our commitment to gender parity in corporate leadership.
Cigna is also a signatory to the CEO Action for Diversity and Inclusion pledge and is active in the CEO Action for Diversity and Inclusion alliance, which is the largest CEO-led alliance to champion the business community to advance diversity and inclusion within the workplace.
As a result of our efforts to cultivate a diverse and inclusive workforce, Cigna has been awarded multiple recognitions, including:
•	100% on the Human Rights Campaign Foundation’s Corporate Equality Index – Best Place to Work for LGBTQ Equality ten years in a row (2022)
•	Number #7 on Corporate Religious Equity, Diversity & Inclusion (REDI) Index – 2021
•	Military Friendly Employer Gold – 2022
•	Military Friendly Spouse Employer – 2022
•	Seramount 100 Best Companies for Working Mothers and Dads Lists – 2021
•	Number 33 on DiversityInc’s Top 50 Diverse Companies list and specialty lists – 2021
○	Top company for Employee Resource Groups (ERGs) (#3)
○	Top company for LGBTQ Inclusion (#19)
○	Top company for Environment, Social and Governance (ESG)
•	100% on the Disability Equality Index – seven years in a row (2021)
•	Professional Women’s Magazine – Best of the Best 2021
•	Black EOE Journal – Best of the Best 2021
•	Hispanic Network Magazine – Best of the Best 2021
•	U.S. Veteran’s Magazine – Best of the Best 2021
•	Leading Disability Employer by National Organization on Disability – 2021
•	Best for Vets – 2020
•	Brandon Hall Group – Silver (excellence in DEI) – 2021
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SHAREHOLDER PROPOSALS

Summary
The Board believes that the adoption of this proposal is unnecessary as it would not enhance Cigna’s already established commitment to pay equity and diversity, equity and inclusion. As described above and on page 32, we are committed to pay equity, to diverse leadership representation, and to fairness, and we have strong programs and practices supporting our ongoing commitment. Our current disclosure, which we believe compares favorably to our peers, already provides robust information regarding our pay equity practices, including the results of our annual review, as well as the diversity of our U.S. workforce, and our efforts to hire and promote women and racially and ethnically diverse employees into leadership positions. Accordingly, our Board unanimously recommends that shareholders vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote AGAINST
Proposal 5 – Gender Pay
Gap Report.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 95

SHAREHOLDER PROPOSALS

Shareholder Proposal – Political Contributions Report
Political Contributions Misalignment

Cigna has stated that CignaPAC “supports candidates who advance public policies that will help realize our vision of a more affordable, predictable and simple health care system for all Americans. CignaPAC considers a variety of criteria in funding decisions, such as committee assignments and leadership positions; geographic concentration of Cigna employees in a district or state; key business markets; candidates’ views on specific or emerging business issues(s); and candidates’ viability. In addition, some considerations are so foundational that they transcend all matters of public policy; accordingly, CignaPAC’s contribution strategy reflects Cigna’s commitment to value diversity and inclusion, as well as equity and equality, and CignaPAC will discontinue support of any elected official who encourages or supports violence.”

However, Cigna’s political expenditures appear to be misaligned with the company’s values and vision.
•
In January 2021, Cigna pledged to discontinue support to the 147 members of Congress who voted against certifying the election results yet has continued to support political committees that fundraise for them. Cigna also contributed to Georgia lawmakers who enacted legislation making it more difficult to access absentee voting ballots.

•
Cigna has consistently supported 527 organizations leading efforts to strike down the Affordable Care Act, which has made prescription drugs more accessible for millions, and contributes to PhRMA, which supports numerous organizations opposing efforts to reform drug pricing.

•
Cigna promotes gender equity in the workplace, and more than three-quarters of its workforce is female. Yet in the 2016-2020 election cycles, Cigna and its employee PACs have donated at least $3.4 million to politicians and political organizations working to weaken women’s access to reproductive health care. These include lawmakers who sponsored Texas SB8, which creates potential liability for organizations that insure in-state abortions after approximately 6 weeks of pregnancy. Large majorities of college-educated workers say the ability to control when and if to become a parent has been important to their career path.

Proponents believe that Cigna should establish policies and reporting systems that minimize risk to the firm’s reputation and brand by addressing possible missteps in corporate electioneering and political spending that contrast with its stated objectives.

Resolved

Shareholders request that Cigna publish an annual report, at reasonable expense, analyzing the congruence of political, lobbying and electioneering expenditures during the preceding year against publicly stated company values and policies, listing and explaining any instances of incongruent expenditures, and stating whether the identified incongruences have led to a change in future expenditures or contributions.

Supporting Statement

Proponents recommend that such report also contain management’s analysis of risks to our company’s brand, reputation or shareholder value of expenditures in conflict with publicly stated company values. “Expenditures for electioneering communications” means spending, from the corporate treasury and from the PACs, directly or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

96 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Board of Directors’ Statement in Opposition to Proposal 6 – Political Contributions Report
The Board appreciates the intent and spirit of the proposal, and believes that the Company already voluntarily provides disclosure reports, as detailed below, that are responsive to the request. Further, the Board believes the proponent’s request for explanatory declarations for every political engagement or political contribution made is not only unfeasible, but would be counterproductive to the Company’s engagement in such matters and therefore poses more risk to the enterprise, including all of its subsidiaries and brands.
The Board also observes that the proponent’s request is predicated upon an incomplete or, in some instances incorrect, fact set. Cigna does not support PhRMA (the Pharmaceutical Manufacturers Association) nor has the Company ever advocated for overturning the Affordable Care Act.
For these reasons, the Board unanimously recommends a vote AGAINST this proposal.
Cigna’s mission, strategy and values drive our participation in public policy.
Cigna views its engagement in the legislative, regulatory and public policy areas as no less of a business imperative than the products and services the Company brings to the market. The Board recognizes that an active, principles-based engagement with policy makers is important to our ability to fulfill our mission to improve the health, well-being and peace of mind of those we serve. Further, we believe we should contribute our expertise relevant to greater societal benefit outside of the individuals, families, beneficiaries and companies we serve. Our government relations engagements, including political contributions, are intended to be constructive and nonpartisan – with the objective of advancing public policies that support our mission.
Cigna takes an expansive view of diversity including race, ethnicity, nationality, gender, veteran status, ability, sexual orientation, and gender identity. At Cigna, individual differences represent a mosaic of opportunities, and diversity, equity and inclusion further enable us to execute on our long-term business strategy and drive the future success of the Company. Our approaches and demeanor in matters of politics and public policy are an extension of this belief.
Cigna’s mission and strategy are central to determining whether to make political contributions. The Company has a number of policies, practices and controls in place to ensure the proper oversight of such contributions.
The Company engages in regulated advocacy and lobbying activities at the state and federal levels, and distributes political contributions in accordance with applicable state and federal laws via Cigna Employees’ Political Action Committee (CignaPAC) and corporate contributions.
CignaPAC remains focused on the common concern of the diverse employees who fund it: to create a more affordable, predictable, sustainable and equitable health care system for our patients and communities. CignaPAC is nonpartisan, aligned with Cigna’s commitment to valuing diversity, equity and inclusion, and helps to support policymakers and candidates who share our views on public policies that we believe foster an equitable and more sustainable health care system. CignaPAC operates under defined criteria to evaluate funding decisions, such as committee assignments and leadership positions; geographic concentration of Cigna employees; key business markets; candidates’ views on specific or emerging business issue(s); and candidates’ viability. CignaPAC also considers certain topics as so foundational that they transcend all matters of public policy and, in 2020, the CignaPAC’s board updated CignaPAC’s strategy to include contributions that further our corporate values and leadership in diversity, inclusion, equity and equality. Accordingly, in addition to evaluating public policy positions on issues of business importance, CignaPAC conducts due diligence, analyzing information from direct engagements with candidates and research of publicly available and subscription services-based information, on all candidates in advance of any contribution. This process is dynamic and continuous with each contribution made, allowing for the reality that information or circumstances may change over time.
The Board recognizes that participation in the political process comes with the understanding that we may not always agree with all of the positions of the recipients, organizations or organizations’ other members. Moreover, as a highly regulated entity at the state and federal levels, our business continuity, viability and integrity are predicated upon an ability to engage constructively with officials and regulators, elected or appointed, in the jurisdictions in which our business operates, just as the Company complies with all other applicable laws. As one may expect among the CignaPAC employee funders, there remains a diversity of deeply held, personal views on a number of topics that continue to divide public discourse.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 97

SHAREHOLDER PROPOSALS

Consistent with the Company’s nonpartisan approach, we believe that recipients of CignaPAC or corporate political contributions take positions or address issues of importance to Cigna and our stakeholders in a meaningful manner, which, in turn help us create long-term value. Cigna also contributes to national or state party committees or non-candidate-specific organizations who play important roles in shaping public policies of importance to Cigna’s mission. As these are annual contributions made at an organizational level, it would not be feasible for the Company to attempt to selectively mandate the use of Cigna funds, or track individual disbursements subsequently by the organization as the proponent suggests. In instances in which individual elements of an organization’s overall platform are not aligned with Cigna views, the Board believes it is in the Company’s and shareholders’ best interest for the Company to engage and educate on selected matters of disagreement.
The political environment can be highly charged. The Board believes an elevated level of discourse and civility would benefit all stakeholders, including Cigna shareholders, and that the proponent’s request to disclose, as a matter of process, names of candidates or organizations that Cigna has deemed disqualified from Cigna support would be counterproductive to that goal. Moreover, the Board believes the disclosure requested by the proponent would serve most assuredly to position Cigna and our brands centrally in the most divisive of social debates. We also observe that almost all public sources of information and reporting inherently embody degrees of editorializing or predisposition.
Cigna strives to undertake its own analyses of, and rely upon objective analyses of, the impacts of proposed public policy matters. The Company focuses its advocacy efforts on advancing public policies that we believe align with our goals. In 2021, these policies included addressing barriers to affordability, access and flexibility for patients, employers and providers as a result of the COVID-19 pandemic; expanding the employer-based market’s ability to provide innovative, value-based health coverage; aligning incentives and information around patients to help support their health care and value-based care decisions; growing opportunities for public–private partnerships; and ensuring policies enable a more integrated, equitable service model along with whole-person health.
In that context, the Board believes it is important to correct inaccurate statements in the proposal. Cigna does not support PhRMA (the Pharmaceutical Research and Manufacturers Association) but in fact, prioritizes public policy reforms that will curtail irrational pricing practices of, and encourage competition among, prescription drug manufacturers in order to improve patient affordability of medications. Cigna has never advocated for overturning the Affordable Care Act and, in fact, Cigna was one of the first of its peers to publicly denounce calls for repeal of the ACA at a time during which it was not politically expedient to do so. Both of these policy priorities are consistent with the Company’s behaviors in the markets it serves through Evernorth’s prescription drug solutions and sustained expansion of Cigna’s Individual and Family Plans’ in the ACA Exchanges and marketplaces.
Cigna has a number of governance frameworks, policies and processes in place designed to ensure political expenditures align with our strategy and mission.
As a matter of good corporate citizenship and constructive participants, Cigna is committed to transparency and strives to provide clarity about our goals and positions regarding political activities and expenditures, as well as why we believe active engagement in the public policy arena is important to our mission, business and customers. We have a number of governance frameworks, policies and processes in place designed to ensure our political expenditures align with our strategy and mission.
Cigna has strict standards in place governing its political giving activity, and contributions are made in accordance with applicable state and federal laws. All political contributions that are made directly by the Company must be made in accordance with our Political Activity Policy.
With respect to lobbying activities, the Vice President of Global Public Policy and Federal Government Affairs and the Vice President of State Government Affairs, members of the General Counsel’s senior leadership team, review lobbying efforts with Cigna’s enterprise leadership team, including our Chairman and Chief Executive Officer.
The Corporate Governance Committee assists the Board in overseeing Cigna’s political activities, including political expenditures. On a biannual basis, the Committee meets with the Vice President of Global Public Policy and Federal Government Affairs and reviews compliance with the Political Activity Policy, including the contributions made under that policy by the Company and CignaPAC during the previous year, and annually reviews lobbying expenses and trade association memberships.
98 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Cigna’s Political Contributions and Lobbying Activity Report provides detailed information on the Cigna’s corporate political expenditures and the expenditures of the CignaPAC.
For more than 10 years, Cigna has published its annual Political Contributions and Lobbying Activity Report (the “Political Contributions Report”). The 2021 Political Contributions Report can be found at https://www.cigna.com/static/www-cigna.com/docs/about-us/annualpoliticalcontributions2021.pdf. In this report, we provide information regarding the governance framework and processes and policies designed to ensure alignment between our strategy and mission and political expenditures. The report also provides information about: (1) direct political contributions that Cigna makes at a corporate level; (2) contributions that Cigna makes through the CignaPAC; and (3) the total amount of annual dues paid to any industry trade association to which Cigna pays $50,000 or more in annual dues, as well as the portion of any such dues that such trade associations inform us are allocable to any non-deductible lobbying expenses. This report consolidates information publicly available at state and federal levels, and includes additional information and explanations about the nature of the Company’s engagements that otherwise is not required by any regulatory filings.
Summary
Our Board believes that the implementation of this proposal is not in the best interests of Cigna or our shareholders. The Board believes that Cigna, our shareholders and other stakeholders reap meaningful benefits from our constructive, nonpartisan political activities. For over ten years, we have provided reports, published on our website, describing the governance and strategy of our political activity, including detailed information about actual contributions. The Board does not believe that expanding the language contained in the report as requested by the proponent would promote a deeper understanding of our political activities policies or further enhance or protect our reputation. Further, given Cigna’s governance frameworks and processes in place regarding political expenditures and the disclosure included in our annual Political Contributions Report, the Board believes that the adoption of this proposal is unnecessary.
Accordingly, our Board unanimously recommends a vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote
AGAINST Proposal 6 – Political
Contributions Report.

Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 99

OWNERSHIP OF CIGNA COMMON STOCK

Stock Held by Directors, Nominees and Executive Officers
The following table provides information as of January 31, 2022 about the amount of Cigna common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table, and the amount of Cigna common stock beneficially owned by the directors, nominees and executive officers as a group. In general, “beneficial ownership” includes those shares a director, nominee or executive officer has the power to vote or transfer (even if another person is the record owner), and stock options that are exercisable as of January 31, 2022 or that may become exercisable within 60 days.
NAME	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Directors and Nominees
William J. DeLaney	23,797	*
Eric J. Foss	33,016	*
Elder Granger, M.D.(2)	4,445	*
Neesha Hathi	471	*
George Kurian	880	*
Kathleen M. Mazzarella	3,211	*
Mark B. McClellan, M.D.	3,211	*
John M. Partridge	29,410	*
Kimberly Ross	1,614	*
Eric C. Wiseman(2)	4,200	*
Donna F. Zarcone(2)	15,389	*
Named Executive Officers
David M. Cordani	1,243,077	*
Brian C. Evanko	72,371	*
Nicole S. Jones	126,288	*
Eric P. Palmer	125,744	*
Timothy C. Wentworth	445,471	*
Matthew G. Manders	189,456	*
All Directors, Nominees and Executive Officers as a group including those named above (25 Persons)	2,652,173	0.80%
*	Less than 1% of the outstanding common stock.
None of the shares reported are pledged as security.
(1)	Includes, in addition to wholly owned shares held on January 31, 2022:
•	13,500 vested restricted stock units that settle in common stock upon separation of service held by Ms. Zarcone;
•
shares acquirable within 60 days of January 31, 2022 by exercising stock options in the amount of 2,691 for Mr. DeLaney; 3,923 for General Granger; 671,954 for Mr. Cordani; 49,649 for Mr. Evanko; 81,867 for Ms. Jones; 85,748 for Mr. Palmer; 375,863 for Mr. Wentworth; 137,542 for Mr. Manders; and an aggregate of 204,764 for other executive officers;

•
holdings in the Cigna stock fund of Cigna’s 401(k) Plan in the amount of 1,670 for Mr. Cordani; 847 for Mr. Evanko; 1,336 for Ms. Jones; 276 for Mr. Palmer; and an aggregate of 13,502 for other executive officers; and

•
shares paid upon the vesting of the 2019–2021 SPS program in the amount of 18,766 for Mr. Cordani; 2,447 for Mr. Evanko; 3,823 for Ms. Jones; 5,352 for Mr. Palmer; 8,341 for Mr. Wentworth; 5,422 for Mr. Manders; and an aggregate of 11,610 for other executive officers.

100 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

OWNERSHIP OF CIGNA COMMON STOCK

(2)
The table below details, as of January 31, 2022, certain other securities, the value of which is directly tied to the value of Cigna stock as described in “Non-Employee Director Compensation – Director Ownership.” Under SEC rules, shares underlying deferred common stock, restricted stock units and hypothetical shares of common stock are not considered beneficially owned and are therefore not included in the table.

NAME	DEFERRED COMMON STOCK	HYPOTHETICAL SHARES OF COMMON STOCK
Elder Granger, M.D.	3,211	—
Eric C. Wiseman	16,060	6,212
Donna F. Zarcone	11,293	2,849
Additional Information about Stock Held by Directors, Nominees and Executive Officers
Directors, director nominees and executive officers as a group beneficially own approximately 0.8% of the outstanding common stock, based on 320,953,245 shares of common stock outstanding on January 31, 2022.
On January 31, 2022, the Cigna stock fund of Cigna’s 401(k) plan held a total of 3,725,942 shares, or approximately 1.2% of the outstanding common stock on that date. Cigna’s Retirement Plan Committee determines how the shares held in the Cigna stock fund will be voted only to the extent individual participants do not give voting instructions.
The directors, nominees and executive officers control the voting and investment of all shares of common stock they own beneficially.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe, based on a review of such reports that have been filed with the SEC and written representations, that during 2021, our directors, executive officers, and ten percent beneficial owners complied with all Section 16(a) filing requirements, except that we did not report one gift of common stock by Mr. Palmer on a timely basis.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 101

OWNERSHIP OF CIGNA COMMON STOCK

Stock Held by Certain Beneficial Owners
The following table and notes provide information about beneficial owners of more than five percent of Cigna’s common stock. The percent of class reported in the table below is based on 320,953,245 shares of Cigna common stock outstanding as of January 31, 2022.
NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	29,587,276	9.2%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	26,120,848	8.1%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	17,961,332	5.6%
Dodge & Cox(4) 555 California Street, 40th Floor San Francisco, CA 94104	17,484,197	5.4%
(1)
Based on information as of December 31, 2021 contained in an amended Schedule 13G filed with the SEC on February 3, 2022 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 25,846,550 shares and sole dispositive power with respect to 29,587,276 shares.

(2)
Based on information as of December 31, 2021 contained in an amended Schedule 13G filed with the SEC on February 9, 2022 by The Vanguard Group. The amended Schedule 13G indicates that The Vanguard Group has shared voting power with respect to 534,444 shares; sole dispositive power with respect 24,778,129 shares; and shared dispositive power with respect to 1,342,719 shares.

(3)
Based on information as of December 31, 2021 contained in an amended Schedule 13G filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. The amended Schedule 13G indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 8,375,875 shares and sole dispositive power with respect to 17,961,332 shares.

(4)
Based on information as of December 31, 2021 contained in a Schedule 13G filed with the SEC on February 14, 2022 by Dodge & Cox. The Schedule 13G indicates that Dodge & Cox has sole voting power with respect to 16,591,705 shares and sole dispositive power with respect to 17,484,197 shares.

102 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

Questions and Answers About the Proxy Materials
Why did I receive proxy materials? What is included in the proxy materials?
Cigna’s Board of Directors is soliciting your proxy to vote at the 2022 Annual Meeting of Shareholders. You received proxy materials because you owned shares of Cigna common stock at the close of business on March 8, 2022, the record date, and that entitles you to vote at the Annual Meeting.
Proxy materials include the notice of annual meeting of shareholders, this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2021. If you received paper copies, the proxy materials also include a proxy card or voting instruction form. The Proxy Statement describes the matters on which the Board of Directors would like you to vote, and provides information about Cigna that we must disclose under Securities and Exchange Commission regulations when we solicit your proxy.
Your proxy will authorize specified persons, each of whom also are referred to as a proxy, to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting in person. The written document by which you authorize a proxy to vote on your behalf is referred to as a proxy card.
Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed copies of the proxy statement and annual report?
Cigna has elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. On March 18, 2022, we mailed to shareholders a notice of the internet availability of proxy materials containing instructions on how to access our proxy materials online. We believe electronic delivery will lower costs and reduce the environmental impact of our Annual Meeting because we will print and mail fewer full sets of materials.
You may request to receive printed proxy materials by following the instructions contained in the notice of internet availability. You also may contact Cigna Shareholder Services. Written requests should be directed to Shareholder Services, Cigna Corporation, Two Liberty Place, 5th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550. You may also contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.
How can I get electronic access to the proxy materials?
The proxy materials are available for viewing at www.proxyvote.com. The notice of internet availability of proxy materials also provides instructions on how to:
•	view our proxy materials on the internet;
•	vote your shares after you have viewed the proxy materials; and
•	select a future delivery preference of paper or electronic copies of the proxy materials.
For shareholders who received a printed copy of our materials, you may choose to receive proxy materials electronically in the future. If you choose to do so, you will receive an email with instructions containing electronic links to the proxy materials for next year’s annual meeting and the proxy voting site.
If you hold your shares through a bank, broker or other custodian, you also may have the opportunity to receive the proxy materials electronically. Please check the information contained in the documents provided to you by your bank, broker or other custodian.
We encourage you to take advantage of the availability of the proxy materials electronically to help reduce the environmental impact of the Annual Meeting.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 103

ANNUAL MEETING INFORMATION

Questions and Answers About the Annual Meeting and Voting
What am I voting on at the Annual Meeting?
MANAGEMENT PROPOSAL	ITEM	BOARD RECOMMENDATION	MORE INFORMATION
1	Election of the eleven director nominees named in this Proxy Statement	Vote FOR each of the nominees	Page 12
2	Advisory approval of executive compensation	Vote FOR	Page 40
3	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022	Vote FOR	Page 84
SHAREHOLDER PROPOSAL	ITEM	BOARD RECOMMENDATION	MORE INFORMATION
4	Special shareholder meeting improvement	Vote AGAINST	Page 88
5	Gender pay gap report	Vote AGAINST	Page 91
6	Political contributions report	Vote AGAINST	Page 96
Could other matters be decided at the Annual Meeting?
We are not aware of any other matters that will be presented and voted upon at the Annual Meeting. The proxies will have discretionary authority, to the extent permitted by law, to decide how to vote on other matters that may come before the Annual Meeting.
How many votes can be cast by all shareholders?
Each share of Cigna common stock is entitled to one vote on each of the eleven director nominees named in this Proxy Statement and one vote on each of the other matters properly presented at the Annual Meeting. We had 318,376,760 shares of common stock outstanding and entitled to vote as of the close of business on March 8, 2022.
How many votes must be present to hold the Annual Meeting?
At least two-fifths of the issued and outstanding shares entitled to vote, or 127,350,704 shares, present in person or by proxy, are needed for a quorum to hold the Annual Meeting. Abstentions and broker non-votes (discussed below) are included in determining whether a quorum is present. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know that enough votes will be present to hold the meeting.
How many votes are needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?
The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes). When a beneficial owner does not provide voting instructions to the institution that holds the shares in street name, brokers may not vote those shares in matters deemed non-routine. Only Proposal 3 is a routine matter.
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ANNUAL MEETING INFORMATION

MANAGEMENT PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
1	Election of the eleven director nominees named in this Proxy Statement	Majority of votes cast	No effect	Not voted/No effect
2	Advisory approval of executive compensation	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
3	Ratification of the appointment of independent auditor	Majority of shares present and entitled to vote on the subject matter	Counted “against”	No broker non-votes; shares are voted by brokers in their discretion

SHAREHOLDER PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
4	Special shareholder meeting improvement	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
5	Gender pay gap report	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
6	Political contributions report	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
Signed but unmarked proxy cards will be voted “for” Proposals 1, 2 and 3 and “against” Proposals 4, 5 and 6. Shares held by the Cigna stock fund of the Cigna 401(k) Plan that are not voted timely or properly will be voted by the plan trustees as instructed by Cigna’s Retirement Plan Committee.
How do I vote if I own shares as a record holder?
If your name is registered on Cigna’s shareholder records as the owner of shares, you are the “record holder.” This may include shares held at Computershare prior to October 2014 from restricted stock that has vested, shares acquired through an option exercise and shares issued in settlement of SPS awards. If you hold shares as a record holder, there are four ways that you can vote your shares.
Over the internet. Vote at www.proxyvote.com in advance of the meeting. The internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on Tuesday, April 26, 2022. Once you enter the internet voting system, you can record and confirm (or change) your voting instructions.
By telephone. Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on Tuesday, April 26, 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.
By mail. If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. If you received only a notice of internet availability but want to vote by mail, the notice includes instructions on how to request a paper proxy card. For your mailed proxy card to be counted, we must receive it before 9:30 a.m. Eastern Time on Wednesday, April 27, 2022.
At the meeting. To vote during the Annual Meeting, visit www.virtualshareholdermeeting.com/CI2022 and enter the 16-digit control number included in your notice of internet availability of proxy materials or proxy card.
Please note that you cannot vote using the notice of internet availability of proxy materials. The notice identifies the items of business and describes how to vote, but you cannot vote by marking the notice and returning it.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 105

ANNUAL MEETING INFORMATION

How do I vote if my Cigna shares are held by a bank, broker or custodian (including a Fidelity brokerage account)?
If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the holder of your shares will provide you with a copy of this Proxy Statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone. Unless you provide voting instructions, your shares will not be voted on any matter except for the ratification of the appointment of our independent auditors (Proposal 3). To ensure that your shares are counted in each of the other matters, we encourage you to provide instructions on how to vote your shares.
To vote during the Annual Meeting, visit www.virtualshareholdermeeting.com/CI2022 and enter the 16-digit control number included on your voting instruction form. If you have questions about your control number, please contact your bank, broker or other custodian.
How do I vote if my Cigna shares are held by Fidelity in an employee stock account?
Employee stock accounts maintained by Fidelity include unvested restricted stock that is votable if held on the record date. You should follow the rules above for voting shares held as a record holder.
How do I vote shares held in the Cigna stock fund of the Cigna 401(k) Plan?
If you have money invested in the Cigna stock fund of the Cigna 401(k) Plan, you may provide voting instructions as to the number of shares allocated to your account on the record date. However, you have an earlier deadline for submitting voting instructions. Your voting instructions must be received by 11:59 p.m. Eastern Time on Thursday, April 21, 2022. You may vote over the internet, by telephone or by mail (as described above), but you may not vote shares allocated to your 401(k) accounts in person at the Annual Meeting. The plan trustees will vote such shares in accordance with your voting instructions if they are received timely. If you do not send instructions by the April 21, 2022 deadline, you do not vote or you return your proxy card with unclear voting instructions or no voting instructions, the plan trustees will vote the number of shares allocated to your 401(k) account as instructed by Cigna’s Retirement Plan Committee. Your voting instructions will be kept confidential under the terms of the plan.
Shares allocated to your 401(k) account, shares held in an employee stock account with Fidelity or shares held at Computershare may be aggregated on one proxy card. Please note that if voting instructions are submitted after 11:59 p.m. Eastern Time on Thursday, April 21, 2022, your vote will be counted for any shares held in your employee stock account at Fidelity or Computershare, but not with respect to shares allocated to your 401(k) account.
What should I do if I receive more than one set of proxy materials?
You may receive more than one set of proxy materials if your shares are registered differently or are in more than one account. Please provide voting instructions for all of the notices and proxy and voting instruction cards you receive.
Can I change my vote?
Yes. If you are a record holder, you may:
•	Enter new instructions by telephone or internet voting before 11:59 p.m. Eastern Time on Tuesday, April 26, 2022;
•	Send a new proxy card with a later date than the card submitted earlier. We must receive your new proxy card before 9:30 a.m. Eastern Time on Wednesday, April 27, 2022;
•
Write to the Corporate Secretary at the address listed below. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before 9:30 a.m. Eastern Time on Wednesday, April 27, 2022; or

•	Vote during the Annual Meeting, which will automatically cancel any proxy previously given.
If you hold your shares in street name, you may:
•	Submit new voting instructions in the manner provided by your bank, broker or other custodian; or
•	Vote during the Annual Meeting, which will automatically cancel any proxy previously given.
Written notices of revocation and other communications about revoking Cigna proxies should be addressed to the Office of the Corporate Secretary, Cigna Corporation, Two Liberty Place, 11th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.
Who will count the votes? Is my vote confidential?
Broadridge Financial Services will serve as the Inspector of Election for the Annual Meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.
All votes are confidential. Your voting records will not be disclosed to us, except as required by law, in contested Board elections or certain other limited circumstances.
106 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

Can I attend the Annual Meeting? How can I participate in the meeting online?
The Annual Meeting will be held in a virtual format only. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 8, 2022, or hold a valid proxy for the meeting. Shareholders who attend virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Accordingly, as shareholders, you will be able to listen, submit your questions and vote your shares online regardless of location.
To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/CI2022 and enter the 16-digit control number included in your notice of internet availability of proxy materials, voting instruction form, or proxy card. Online access to the meeting will open approximately 15 minutes prior to the start of the Annual Meeting.
A question and answer session will be available to shareholders during the Annual Meeting and will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/CI2022
The Company will provide rules of conduct which can be obtained at www.proxyvote.com after logging in with your unique 16-digit control number provided on your notice of internet availability of proxy materials, your proxy card or your voting instruction form that accompanied your proxy materials. The rules of conduct will be strictly adhered to during the Annual Meeting.
If you have any questions about proxyvote.com or your control number, please contact the bank, broker, or other organization that holds your shares. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting 15 minutes prior to the meeting.
Whether or not you expect to attend the Annual Meeting virtually, please vote your shares in one of the ways described in this Proxy Statement as promptly as possible.
No recording of the Annual Meeting is allowed, including audio and video recording.
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting 15 minutes prior to the meeting.
Who pays for the proxy solicitation and how will Cigna solicit votes?
Cigna pays the cost of preparing our proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Innisfree M&A Incorporated to assist in soliciting proxies. Cigna will pay Innisfree M&A Incorporated a fee of approximately $20,000 plus reasonable out-of-pocket expenses.
Where can I find the voting results of the Annual Meeting?
We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC within four business days following the end of our Annual Meeting.
How can I communicate with the Board of Directors?
Shareholders and interested parties may contact the Board of Directors, the Chair of the Board, the independent directors, or specific individual directors by submitting an e-mail to DirectorAccessMailbox@cigna.com. Shareholders and interested parties also may send written correspondence to Director Access, Attention: Office of the Corporate Secretary. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation, including the name and other pertinent information for the nominee to the Office of the Corporate Secretary. Written correspondence may be sent to the Office of the Corporate Secretary, Cigna Corporation, Two Liberty Place, 11th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550.
The Office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam, and other such items not related to a director’s duties and responsibilities. Communications addressed to individual directors at the director address will be submitted to such individual directors. Communications addressed to the Board may, at our discretion, be shared with members of our management. Concerns related to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.
How does a shareholder submit a proposal or nomination of a director candidate for the 2023 annual meeting?
Proposals
If you intend to submit a proposal to be included in next year’s proxy statement pursuant to SEC Rule 14a-8, the Corporate Secretary must receive your proposal on or before November 18, 2022. Submitting a shareholder
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 107

ANNUAL MEETING INFORMATION

proposal does not guarantee that Cigna will include the proposal in the proxy statement if the proposal does not satisfy the SEC’s rules.
If you want to present your proposal at the 2023 annual meeting but are not proposing it pursuant to SEC Rule 14a-8, the Corporate Secretary must receive your proposal no earlier than December 28, 2022 and no later than the close of business on January 27, 2023, and it must satisfy the requirements set forth in Article II, Section 12 of Cigna’s By-Laws. If, however, the 2023 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.
Director Nominations
The Board has implemented a proxy access provision in our By-Laws, which allows a shareholder or group of up to 20 shareholders owning in aggregate three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in our By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2023 annual meeting of shareholders pursuant to the proxy access provisions in Article II, Section 13 of our By-Laws, we must receive proper written notice of any such nomination no earlier than October 19, 2022 and no later than the close of business on November 18, 2022, and the nomination must otherwise comply with our By-Laws. If, however, the 2023 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.
If you would like to otherwise nominate a candidate for director at the 2023 annual meeting, the Corporate Secretary must receive your notice no earlier than the close of business on December 28, 2022 and no later than the close of business on January 27, 2023, and it must satisfy the requirements set forth in Article II, Section 11 of Cigna’s By-Laws. If, however, the 2023 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.
In addition to satisfying the foregoing requirements under Cigna’s By-Laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Cigna’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 26, 2023.
Correspondence to the Corporate Secretary may be addressed to: Corporate Secretary, Cigna Corporation, Two Liberty Place, 11th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550.
Can shareholders call a special meeting?
Holders of at least a 25% net long ownership interest in Cigna’s outstanding common stock can request the Company to call a special meeting. To qualify for the right to request a special meeting, the required net long ownership interest must have been held continuously for at least one year prior to the date of the special meeting request. The right to call a special meeting is subject to specified information, timing and other requirements set forth in our By-Laws that are intended to ensure that shareholders receive adequate information in connection with a special meeting and avoid the unnecessary use of resources that would result from holding multiple shareholder meetings in a short time period.
Shareholders may nominate persons for election to the Board of Directors at a special meeting at which directors are to be elected by following the procedures set forth in Cigna’s By-Laws. We must receive proper written notice of any such nomination no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.
How do I obtain copies of Cigna’s corporate governance and other company documents?
The Guidelines, committee charters and Cigna’s Code of Ethics and the Director Code of Business Conduct and Ethics are posted at www.cigna.com/about-us/company-profile/corporate-governance/. In addition, these documents are available in print to any shareholder who submits a written request to the Corporate Secretary at the address listed above.
The Company’s filings with the SEC, including its annual report on Form 10-K, are available through www.sec.gov.
If you are a shareholder and did not receive an individual copy of this year’s Proxy Statement, annual report or notice of internet availability of proxy materials, we will send a copy to you if you address a written request to Shareholder Services, Cigna Corporation, Two Liberty
108 Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

Place, 5th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550. You may also contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.
What is householding and how does it affect me?
If you and other residents at your mailing address own shares of Cigna stock in “street name,” your broker or bank may have notified you that your household will receive only one proxy statement and annual report or notice of internet availability of proxy materials, but each shareholder who resides at your address will receive a separate proxy card or voting instruction form. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and Cigna because it reduces the volume of duplicate information received at your household and helps Cigna reduce expenses and conserve natural resources.
If you would like to receive your own set of Cigna’s proxy statement and annual report or your own notice of internet availability of proxy materials in the future, or if you share an address with another Cigna shareholder and together both of you would like to receive only a single set of Cigna’s proxy materials, please notify your broker or bank. If you are a record holder, please contact Broadridge Financial Services by mail at 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-866-540-7095.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement 109

ANNEX A – NON-GAAP FINANCIAL INFORMATION

Adjusted Income from Operations
Adjusted income (loss) from operations is a principal financial measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income. Consolidated adjusted income (loss) from operations is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income.
Adjusted income from operations is defined as shareholders’ net income (or income before income taxes for the segment metric) excluding net realized investment results, amortization of acquired intangible assets and special items. Cigna’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. Special items are described in our Annual Report for the year ended December 31, 2021. Adjusted income (loss) from operations is measured on an after-tax basis for consolidated results and on a pre-tax basis for segment results.
Additionally, when comparing 2020 to 2021 for the purposes of EIP awards, management excluded the 2020 adjusted income from operations contributions from the divested Group, Disability and Life business.
CONSOLIDATED ADJUSTED INCOME FROM OPERATIONS RECONCILIATION (dollars in millions)
Year Ended December 31,	2021	2020
Shareholders' net income (loss)	$5,365	$8,458
After-tax adjustments to reconcile to adjusted income from operations:
Net realized investment (gains) losses	(158)	(244)
Amortization of acquired intangible assets	1,494	1,431
Special Items:	279	(2,850)
Adjusted income (loss) from operations	$ 6,980	$6,795
CONSOLIDATED ADJUSTED INCOME FROM OPERATIONS PER SHARE RECONCILIATION
Year Ended December 31,	2021	2020
Shareholders' net income (loss)	$15.73	$ 22.96
After-tax adjustments to reconcile to adjusted income from operations:
Net realized investment (gains) losses	(0.46)	(0.66)
Amortization of acquired intangible assets	4.38	3.88
Special Items:	0.82	(7.73)
Adjusted income (loss) from operations	$ 20.47	$18.45
Adjusted Revenues
Adjusted revenues is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, total revenues. Adjusted revenues is used by Cigna’s management because it permits analysis of trends in underlying revenue. The Company defines adjusted revenues as total revenues excluding the following adjustments: special items and Cigna's share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. We exclude these items from this measure because management believes they are not indicative of past or future underlying performance of the business.
Additionally, when comparing 2020 to 2021 for the purposes of EIP awards, management excluded the 2020 adjusted revenue contributions from the divested Group, Disability and Life business.
TOTAL REVENUES RECONCILIATION (dollars in millions)
Year Ended December 31,	2021	2020
Total revenues	174,078	160,401
Net realized investment results from certain equity method investments	—	(130)
Special item related to contractual adjustment for a former client	—	(204)
Adjusted revenues	$ 174,078	$ 160,067
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement Annex A-1

ANNEX B – GENERAL INDUSTRY PEER GROUP

Abbott Laboratories	Merck & Co. Inc.
AbbVie Inc.	MetLife, Inc.
AFLAC Inc.	NIKE, Inc.
The Allstate Corporation American Airlines Group Inc.	Oracle Corporation Pfizer Inc.
American Express Company	The Procter & Gamble Company
American International Group, Inc.	The Progressive Corporation
Amgen Inc.	Prudential Financial, Inc.
AT&T, Inc.	Southwest Airlines Co.
Bank of America Corporation	Starbucks Corporation
Bristol-Myers Squibb Company	Thermo Fisher Scientific Inc.
Charter Communications, Inc.	T-Mobile US, Inc.
Chubb Limited	The Travelers Companies, Inc.
Citigroup Inc.	U.S. Bancorp
Eli Lilly and Company	United Airlines Holdings, Inc.
FedEx Corporation	United Parcel Service, Inc.
Gilead Sciences Inc.	Verizon Communications Inc.
HCA Healthcare, Inc.	Wells Fargo & Company
International Business Machines Corp.
Cigna 2022 Notice of Annual Meeting of Shareholders and Proxy Statement Annex B-1

DJSI Industry Leader for North America and the World DJSI	**Social - 1 Environmental - 1 Governance - 2** ISS QUALITY SCORE	**ESG Rating Score of A** MSCI
Low Risk SUSTAINALYTICS	**B Rating Climate Change Survey** CDP	**Gold Rating** ECOVADIS
100 Best Corporate Citizens CR MAGAZINE	**Best for Vets** MILITARY TIMES	**Score of 100%** DISABILITY EQUALITY INDEX
Corporate Equality Index Score of 100 HUMAN RIGHTS CAMPAIGN	**B Rating Water Security Survey** CDP	**34th Most JUST Company** FORBES JUST 100

Information as of January 1, 2022

SCAN TO
VIEW MATERIALS & VOTE

CIGNA CORPORATION
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74526-P65638-Z81694

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIGNA CORPORATION

The Board recommends a vote FOR each of the nominees named in Proposal 1 and FOR Proposals 2 and 3.

	For	Against	Abstain
1. Election of Directors:			
1a. David M. Cordani	☐	☐	☐
1b. William J. DeLaney	☐	☐	☐
1c. Eric J. Foss	☐	☐	☐
1d. Elder Granger, MD, MG, USA (Retired)	☐	☐	☐
1e. Neesha Hathi	☐	☐	☐
1f. George Kurian	☐	☐	☐
1g. Kathleen M. Mazzarella	☐	☐	☐
1h. Mark B. McClellan, MD, PhD	☐	☐	☐
1i. Kimberly A. Ross	☐	☐	☐
1j. Eric C. Wiseman	☐	☐	☐
1k. Donna F. Zarcone	☐	☐	☐

	For	Against	Abstain
2. Advisory approval of Cigna's executive compensation	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as Cigna's independent registered public accounting firm for 2022	☐	☐	☐

The Board recommends a vote AGAINST Proposals 4, 5 and 6.

	For	Against	Abstain
4. Shareholder proposal - Special shareholder meeting improvement	☐	☐	☐
5. Shareholder proposal - Gender pay gap report	☐	☐	☐
6. Shareholder proposal - Political contributions report	☐	☐	☐

Note: Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D74527-P65638-Z81694

CIGNA CORPORATION
Annual Meeting of Shareholders
April 27, 2022 9:30 a.m., Eastern Time
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Cigna Corporation hereby appoint(s) Julia Brncic and Jill Stadelman, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Cigna Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 a.m., Eastern Time, on April 27, 2022, virtually at www.virtualshareholdermeeting.com/CI2022, and any adjournment or postponement thereof and, in their discretion, to vote such shares upon such other matters as may properly come before such Annual Meeting, with all powers that the undersigned would possess if personally present at the meeting.

If the undersigned has voting rights with respect to shares of Cigna Corporation common stock under the Cigna 401(k) plan, the undersigned hereby directs the trustee of the Cigna 401(k) Plan to vote shares equal to the number of shares allocated to the undersigned's account under the plan in accordance with the instructions given herein. If the trustee does not receive instructions by 11:59 p.m., Eastern Time on Thursday, April 21, 2022, the trustee will vote such shares in the manner directed by the Company's Retirement Plan Committee.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting.

Your vote is important. Please validate your vote by signing your proxy card on the reverse side.